REDACTED EXHIBIT: This Exhibit contains certain identified information that has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Redacted information is identified by [***].
Execution

PURCHASE, USE AND MAINTENANCE AGREEMENT
between
BLOOM ENERGY CORPORATION
as Seller
and
2018 ESA PROJECT COMPANY, LLC
as Buyer
dated as of June 28, 2019

Page

ARTICLE I DEFINITIONS	1
Section 1.1Definitions    1
Section 1.2Other Definitional Provisions.    26

ARTICLE II PURCHASE AND SALE	27
Section 2.1Appointment of Seller    27
Section 2.2Purchase Orders    28
Section 2.3Invoicing of Purchase Price    28
Section 2.4Payment of Purchase Price    31
Section 2.5Purchase and Sale of Facilities    34
Section 2.6Purchase Price Adjustment for Portfolio Price Changes.    35
Section 2.7Purchase Price    36
Section 2.8Spare Parts.    37
Section 2.9Substitutions.    37
Section 2.10Tax Equity Investment.    39
Section 2.11Administrative Services Agreement.    41

ARTICLE III DELIVERY AND INSTALLATION OF FACILITIES AND OTHER WORK	41
Section 3.1Access to Site    41
Section 3.2Delivery; Title; Risk of Loss    41
Section 3.3Pre-COO Equipment Warranty    43
Section 3.4Installation Services    43

i

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Section 3.5Insurance    49
Section 3.6Right of First Refusal    49
Section 3.7Third Party Warranties    50
Section 3.8Access; Cooperation    51
Section 3.9Performance Standards    51
Section 3.10Market-Based Rate Authority    51

ARTICLE IV FACILITY SERVICES AND OTHER WORK	52
Section 4.1In General    52
Section 4.2Operation and Maintenance Services    54
Section 4.3Service Fees    55
Section 4.4Remote Monitoring; BloomConnect    57
Section 4.5Permits    57
Section 4.6Coordination of Relationship    58
Section 4.7Relocation or Removals of Facilities or Power Modules Within Portfolio Pursuant to ESAs    58
Section 4.8Remarketing and Redeployment    59
Section 4.9Calculation of Indexed ESA Tolling Rates    61
Section 4.10Repurchase and Remove    61

ARTICLE V WARRANTIES	63
Section 5.1Facility Services Warranty    63
Section 5.2Performance Guaranty    63

Page

Section 5.3Efficiency Warranty    64
Section 5.4Performance Warranty    64
Section 5.5Portfolio Warranty    65
Section 5.6Exclusions    66
Section 5.7Efficiency Warranty, Performance Warranty and Portfolio Warranty Claims.    66
Section 5.8Indemnification Regarding Performance Under ESAs.    68
Section 5.9Disclaimers    69
Section 5.10Title    69

ARTICLE VI RECORDS AND AUDITS	69
Section 6.1Record-Keeping Documentation; Audit Rights.    69
Section 6.2Reports; Other Information    71

ARTICLE VII DATA ACCESS	73
Section 7.1Access to Data and Meters    73

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF SELLER	73
Section 8.1Representations and Warranties of Seller    73
Section 8.2Survival Period    82

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF BUYER	83
Section 9.1Representations and Warranties of Buyer    83
Section 9.2Survival Period    84

Page

ARTICLE X CONFIDENTIALITY	84
Section 10.1Confidential Information    84
Section 10.2Restricted Access.    85
Section 10.3Permitted Disclosures.    86
Section 10.4Communication with ESA Customers    88

ARTICLE XI LICENSE AND OWNERSHIP; SOFTWARE	89
Section 11.1IP License to Use    89
Section 11.2Grant of Third Party Software License    89
Section 11.3No Software Warranty    90
Section 11.4Effect on Licenses    90
Section 11.5IP Related Covenants    91
Section 11.6Representations and Warranties    91

ARTICLE XII EVENTS OF DEFAULT AND TERMINATION	91
Section 12.1Seller Default    91
Section 12.2Buyer Default    92
Section 12.3Buyer’s Remedies upon Occurrence of a Seller Default    93
Section 12.4Seller’s Remedies Upon Occurrence of a Buyer Default    93
Section 12.5Preservation of Rights    94
Section 12.6Force Majeure    94
Section 12.7Termination of ESAs Following Placed in Service Date; ESA Customer Purchase Options.    95

Page

Section 12.8Termination of ESAs Prior to Placed in Service Date    96
Section 12.9Change in Law    96

ARTICLE XIII INDEMNIFICATION	97
Section 13.1IP Indemnity    97
Section 13.2General Indemnification of Seller by Buyer    99
Section 13.3General Indemnification of Buyer by Seller.    99
Section 13.4Tax Indemnification of Buyer by Seller.    100
Section 13.5Indemnity Claims Procedure.    100
Section 13.6Limitation of Liability.    101
Section 13.7Liquidated Damages; Estoppel    102
Section 13.8Duplication of Recovery    102
Section 13.9Indemnification Obligations Net of Insurance Proceeds    102
Section 13.10Survival    103

ARTICLE XIV MISCELLANEOUS PROVISIONS	103
Section 14.1Amendment and Modification    103
Section 14.2Waiver of Compliance; Consents    103
Section 14.3Notices    103
Section 14.4Assignment    104
Section 14.5Dispute Resolution; Service of Process.    107
Section 14.6Governing Law, Jurisdiction, Venue    107
Section 14.7Counterparts    107

v

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Section 14.8Interpretation    107
Section 14.9Entire Agreement    107
Section 14.10Construction of Agreement    108
Section 14.11Severability    108
Section 14.12Further Assurances    108
Section 14.13Independent Contractor; Subcontracting    108
Section 14.14Service Providers    108
Section 14.15Rights to Deliverables    109
Section 14.16Limitation on Export    110
Section 14.17Time of Essence    110
Section 14.18No Rights in Third Parties    110
Section 14.19Non-Recourse    110

ANNEXES
Annex A    Minimum Power Product and Minimum kWh Example Calculations
Annex B    Insurance
EXHIBIT
Exhibit A    Form of Purchase Order
Exhibit    B    Form of Tranche Notice
Exhibit C    Form of Project Information Spreadsheet
Exhibit D    Form of Certificate of Deposit Milestone Completion
Exhibit E    Form of Certificate of Delivery Milestone Completion
Exhibit F    Form of Certificate of COO
Exhibit G    Form of Bill of Sale
Exhibit H    Form of Payment Notice
Exhibit I    Form of Event Log
Exhibit    J    Form of an IE Certificate
SCHEDULES
Schedule 1            Portfolio Master Schedule
Schedule 1.1            Tax Equity Items
Schedule 1.2            Example calculation of Repurchase Value
Schedule 2.3            Purchase Price Adders
Schedule 2.5            Delivery Milestone Deliverables and COO Milestone Deliverables
Schedule 2.9            Project Criteria
Schedule 3.3(1)        Specifications for Bloom Systems and Battery Solution
Schedule 3.4(1)(iii)         Design and Installations Procedures
Schedule 3.4(1)(v)        Commissioning Procedures
Schedule 3.4(1)(xv)        Seller Deliverables
Schedule 3.9            Seller Corporate Safety Plan
Schedule 3.10            Specified Facilities
Schedule 4.2            Operations and Maintenance Procedures.
Schedule 4.3(1)        Service Fees and Service Fee Adders
Schedule 4.6            Parties’ Managers

Schedule 14.4	Competitors of Seller and Non-Competitors of Seller

PURCHASE, USE AND MAINTENANCE AGREEMENT
This PURCHASE, USE AND MAINTENANCE AGREEMENT (this “Agreement”), dated as of June 28, 2019 (the “Agreement Date”), is entered into by and between BLOOM ENERGY CORPORATION, a Delaware corporation (“Seller”), and 2018 ESA Project Company, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to in this Agreement individually, as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, Seller is in the business of designing, engineering, constructing, commissioning, selling, operating, and maintaining on-site solid oxide fuel cell power generating Facilities comprised of Bloom Systems, BOF and, where applicable, Ancillary Equipment;
WHEREAS, Buyer is a company formed for the purpose of purchasing and owning Facilities for use in generation of electricity and provision of related services to ESA Customers pursuant to ESAs;
WHEREAS, Buyer desires to purchase, and Seller desires to sell, Facilities to be developed, designed, engineered, procured, constructed, and commissioned in connection with such ESAs, all on a turnkey basis pursuant to the terms and conditions of this Agreement; and
WHEREAS, Buyer desires to engage Seller to provide certain operations and maintenance services to the Facilities, and Seller desires to provide such operations and maintenance services, all in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
AGREEMENT

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ARTICLE I
DEFINITIONS
Section 1.1    Definitions. As used in this Agreement, capitalized terms not otherwise defined shall have the meanings set forth below:
“[***]” means [***].
“205 Authority” is defined in Section 3.10(1).
“205 [***]” is defined in Section 3.10(2).
“Actual kWh” means (a) with respect to any Facility, the actual electricity output in kWh produced by such Facility and measured by the Facility Meter, and (b) subject to adjustment for meter defects pursuant to an ESA, where appropriate in the context of this Agreement, aggregated together with the actual energy output of other Facilities.
“Additional Invoice Due Date” means any Business Day, not to occur more than one time per Calendar Quarter.
“Adjustment Quarter” is defined in Section 2.6(1).
“Administrative Services Agreement” means the “ASA” as defined in the MIPA.
“Affected Party” is defined in Section 12.6(1).
“Affiliate” of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, provided that notwithstanding anything in this Agreement to the contrary, Seller is not an Affiliate of Buyer and no ESA Customer is an Affiliate of Buyer or Seller. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationships as in fact results in actual control over the management, business and affairs of an entity, shall also be deemed to constitute control.
“After-Tax Basis” means, with respect to any payment to be actually or constructively received, the amount of such payment (the “base payment”) and any further payment (the “additional payment”) to such recipient so that the sum of the base payment plus the additional payment shall, after deduction of the amount of all federal income taxes required to be paid by such recipient in respect of the receipt or accrual of the base payment and the additional payment, using an assumed rate equal to the Corporate Tax Rate (and ignoring state and local taxes), taking into account any federal income tax savings realized by the recipient as a result of the event giving rise to the payment, using an assumed rate equal to the Corporate Tax Rate, equals the amount required to be received.
“Aggregate Purchase Price” means, with respect to a given Facility, the sum of (i) the Purchase Price of such Facility, (ii) the Purchase Price Adders, if any, of such Facility, and (iii) any Taxes

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due and payable pursuant to Section 2.3(3) for such Facility, in each case as adjusted under Section 2.6.
“Agreement” is defined in the preamble.
“Agreement Date” is defined in the preamble.
“Ancillary Equipment” means certain ancillary equipment installed in connection with a Bloom System pursuant to the design thereof, to allow such Facility to perform in accordance with the requirements of the applicable ESA. “Ancillary Equipment” may include, by way of example and without limitation, AOMs, Battery Solutions, Low-Pressure Gas Boosters, UPMs, and similar equipment. For the avoidance of doubt, “Ancillary Equipment” includes any Delayed Ancillary Equipment.
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Seller or its Affiliates is located or doing business.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which Seller is located or doing business that relates to money laundering, drug trafficking, terrorism financing, any predicate crimes to money laundering, or any financial record keeping, and reporting requirements related thereto.
“AOM” means an auxiliary output module, to be included in certain of the Facilities.
“Appraisal” means the appraisal of the fair market value of a Facility including a cost segregation report prepared by the Appraiser allocating the Buyer’s basis in the Facility among the assets of the Facility.
“Appraisal Procedure” means within fifteen (15) days of a Party invoking the procedure described in this definition Buyer and Seller shall engage a Qualified Appraiser, mutually acceptable to them, to conclusively determine within fifteen (15) days after appointment the Fair Market Value of a Facility.
“Appraiser” means Marshall & Stevens Incorporated.
“Approved LDC” means, with respect to each Site, the local natural gas distribution company serving the ESA Customer at such Site. For the avoidance of doubt, natural gas supplied by any Approved LDC shall be deemed to satisfy Seller’s requirements regarding the quality and composition of natural gas supplied to the Bloom Systems sold to Buyer hereunder.
“Assets” means, with respect to any Person, all assets and properties of every kind (whether real, personal or mixed, whether tangible or intangible), which assets and properties are owned or leased by such Person.

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“Bankruptcy” or “Bankrupt” as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code or like provision of law (except if such petition is contested by such Person and has been dismissed within sixty (60) days); insolvency of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of its Assets; commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided, that if such proceeding is commenced by another, such Person indicates its approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within sixty (60) days.
“Bankruptcy Code” means 11 U.S.C Chapter 11.
“Bankruptcy Laws” is defined in Section 11.4.
“Base Case Model” means the economic model titled “Project Oxygen Bloom Fund 8 Base Case Model 6-25-2019.xlsx,” posted to the Electronic Data Room on or before the Agreement Date.
“Battery Solution” means, with respect to any Facility, an integrated battery solution, as described in the specifications set forth on Schedule 1.
“Bill of Sale” means a bill of sale substantially in the form set forth in Exhibit G.
“BloomConnect” ” means a web-based data portal with datasets and pointers for access to such datasets through a dashboard interface that provides, with respect to a given Facility, (i) for a period of aggregated 15-minute intervals, full-time visibility into operational status, capacity, efficiency, fuel consumption and generation output, which may be acquired in downloadable format, and (ii) interactive graphs and animations that illustrate the benefits of sustainability, gas consumption, and energy generation, in each case tailored to the Portfolio.
“Bloom System” means a solid oxide fuel cell power generating system, capable of being powered by natural gas, that is designed, constructed and installed by Seller.
“BOF” means, for each Site, the balance of facility items included in each Facility including, as applicable, Electrical Interconnection Facilities, the natural gas supply facilities, the water supply facilities, the data communications facilities, the foundations for the Bloom Systems and any other facilities and equipment ancillary to the Bloom Systems and installed in connection with the Facility at each Site and all other things ancillary to the Facility and required on or in the vicinity of the Site which are necessary to achieve Commencement of Operations at each such Site or which are otherwise required by the applicable ESA or Site License for such Site, but excluding Ancillary Equipment.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks in New York, New York, or San Francisco, California, are authorized or required to close.

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“Buyer” is defined in the preamble.
“Buyer Default” is defined in Section 12.2.
“Buyer Indemnitee” is defined in Section 13.3(1).
“Buyer Manager” is defined in Section 4.6(2).
“Buyer’s Notice” is defined in Section 3.6.
“Buyer Parent” means Project Oxygen Holdings, LLC, a Delaware limited liability company.
“Calendar Quarter” means each period of three months ending on March 31, June 30, September 30 and December 31.
“Capacity Warranty” means the Performance Warranty or the Performance Guaranty, as applicable.
“Certificate of COO” means a certificate, substantially in the form set forth in Exhibit F.
“Certificate of Delivery Milestone Completion” means a certificate, substantially in the form set forth in Exhibit E.
“Certificate of Deposit Milestone Completion” means a certificate, substantially in the form set forth in Exhibit D.
“Claiming Party” is defined in Section 12.6(1).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commencement of Operations” means, with respect to any Facility, the completion and the performance of all of the following activities:

(a)	all Bloom Systems, Ancillary Equipment and related BOF comprising such Facility has been Delivered;

(b)	such Facility has been installed at the location specified in the applicable Site License and Placed in Service;

(c)
(i) such Facility (A) has been attached to the load at the applicable Site, (B) is producing power at one hundred percent (100%) of the aggregate System Capacity of all Bloom Systems included in such Facility, and (C) is operating at or above the Minimum Efficiency Level, and (ii) Seller has provided Buyer with evidence reasonably satisfactory to Buyer of each of the foregoing;

(d)	all Pre-COO Equipment Warranty Claims raised by Buyer in respect of such Facility shall have been addressed by Seller in accordance with Section 3.3(2);

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(e)
Seller has (i) performed and successfully completed all necessary acts under the applicable Interconnection Agreement (including performance testing) and (ii) obtained PTO from the applicable Person; and

(f)
Seller shall have performed and successfully completed all obligations required to be completed on or before such date under the Transaction Documents and the applicable ESA, Site License, Incentive Agreements and any other applicable contract or agreement by which Buyer is bound or to which such Facility or the components thereof are subject (including, for the avoidance of doubt, obtaining all Permits, PTO and valid, binding and enforceable Interconnection Agreements and successfully completing all items that would, if not so completed, materially impact the operational capability, durability or reliability of the Facility);

provided, if the applicable ESA provides that items of Delayed Ancillary Equipment to be installed in connection with a Facility shall be installed or commissioned subsequent to Commencement of Operations of the Bloom System, in any case if not in breach or violation of, or default under, such ESA, “Commencement of Operations” of such Facility shall not require the completion of the installation and commissioning of such Delayed Ancillary Equipment items, but this proviso shall not relieve Seller of its obligations in Section 3.4(1)(xiv).
“Commencement of Operations Date” means, with respect to any Facility, the date on which it achieves Commencement of Operations.
“Commencement of Operations Date Deadline” means December 31, 2020.
“Competitor of Seller” means any Person, including its Affiliates, subsidiaries and parent, and any successors thereto, that (1) engages in the business of designing, engineering, fabricating, manufacturing, deploying, installing, operating or maintaining (A) combustion engines and generators that are between 50kW and 1.5MW, including the list set forth in Schedule 14.4(a), as may be amended from time to time pursuant to Section 14.4(5) (B) fuel cells for use in residential, commercial or industrial settings, including fuel cells that are hydrogen, phosphoric acid, proton exchange membrane, regenerative, zinc air, protonic ceramic, microbial, polymer electrolyte membrane, direct methanol, alkaline, phosphoric acid, molten carbonate, solid oxide and reversible, or (C) distributed energy resources, (2) is known by recent and unrefuted press release, credible news source, or securities filing, to be interested in, investigating or pursuing the development of fuel cells, (3) is not a “United States person” as defined in 26 U.S.C. 7701(a)(30) and (x) is owned, in whole or in part, directly or indirectly, by a government agency, or (y) has a score that is less than 37 on the most recent U.S. Chamber of Commerce’s IP Index or, regardless of its score on such index, is organized under the laws of or headquartered in China, Russia or South Korea, or (4) is engaged in material litigation or another material dispute with Seller; provided, a Competitor of Seller shall not include (i) a passive investor with ownership interest in any Person that meets the foregoing definition, so long as such passive investor does not itself satisfy any of the foregoing descriptions or (ii) under any circumstances the Persons listed or set forth on Schedule 14.4(b), as may be amended from time to time pursuant to Section 14.4(5).

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“Components” means any tangible materials, components and spare or replacement parts reasonably required for the construction, installation, commissioning, operation, maintenance and repair of a Facility.
“Confidential Information” is defined in Section 10.1.
“[***] ESA” means the ESA between Buyer and [***], dated as of December 26, 2018.
“Construction Update” is defined in Section 6.2(2).
“Contract” means any agreement, contract, instrument, obligation, commitment, covenant, understanding, promise, promissory note, bond, indenture, insurance policy, deed, lease, license, franchise, purchase order, sales order or other obligation, undertaking or arrangement (whether written or oral) that is legally binding.
“Corporate Tax Rate” means as of a given date of determination, the maximum allowable U.S. federal corporate income tax rate applicable to corporations but excluding S corporations.
“Credit Support” means any deposit, performance or payment assurance or amounts otherwise posted by any Person in support of any obligation or duty of such Person or another Person (whether in the form of a guarantee, letter of credit, payment or performance bond, cash or other deposit or otherwise).
“Data Room” means Egnyte (or similar FTP solution) (i) created and maintained by Seller, (ii) that provides upload, download and read only access, (iii) that promptly transmits an email alert to Buyer when any files are added, modified or deleted (identifying each such addition, modification or deletion) and (iv) to which Buyer has 24/7 electronic access to read, download and print files therein provided.
“DDP (Incoterms 2010)” means Delivered Duty Paid (DDP) as such term is used in the International Rules for the Interpretation of Trade Terms (identified as “INCOTERMS® 2010”) as prepared by the International Chamber of Commerce.
“Delayed Ancillary Equipment” means, with respect to any ESA Customer, ESA and Site for which there is Delayed Battery Power Rating (kW) and Delayed Battery Energy Capacity (kWh) set forth in Schedule 1, the Battery Solutions contemplated to be delivered under such ESA with respect to such Site.
“Delivery” or “Delivered” means the physical delivery of a Bloom System or item of Ancillary Equipment or BOF to a Site.
“Delivery Date” means for each Facility, the date upon which the “Delivery Milestone” is achieved for such Facility, as set forth in the Certificate of Delivery Milestone Completion.

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“Delivery Milestone” means, with respect to any Facility, the completion of the following activities:

(1)	the Bloom Systems and all Ancillary Equipment (if any) comprising such Facility have been Delivered;

(2)	BOF for such Bloom Systems necessary to place such Bloom Systems on concrete pad for such Bloom Systems has been Delivered [***];

(3)	Such Bloom Systems have been placed upon such concrete pad and are available for installation, startup and commissioning;

(4)
Seller has obtained, on behalf of itself, Buyer or the applicable ESA Customer (as applicable), in respect of such specific Facility, any approvals, drawings and notices described in clause (a) of the definition of “Deposit Milestone” that (i) are required to be obtained before Delivery pursuant to such ESA or such Site License and (ii) were not obtained in connection with the Deposit Milestone for such Facility’s Tranche;

(5)
Seller shall have performed and successfully completed (i) all obligations required to be completed on or before such date under this Agreement and the applicable Facility Contracts, Permits and Legal Requirements and (ii)  all upgrades required to be performed in respect of the applicable Facility pursuant to an Interconnection Agreement (whether or not executed) or as otherwise required by a Transmitting Utility; and

(6)	No portion of such Facility has been Placed in Service.
“Deposit Date” means, with respect to a Tranche, the date that such Tranche achieves the Deposit Milestone, as set forth in the Certificate of Deposit Milestone Completion.
“Deposit Milestone” means, for a Tranche, the achievement of each of the following activities:

(a)
Seller has received (on behalf of Buyer or itself, as applicable) approval of Site plans and single-line drawings from one or more ESA Customers for Facilities with aggregate System Capacity equal to or greater than the aggregate System Capacity of Facilities included in such Tranche (and all other Tranches for which Seller previously delivered a Certificate of Deposit Milestone Completion to Buyer); provided, that if any Third Party Consents (including the issuance of notices to proceed, if applicable) are required from an ESA Customer or a Site License grantor (or either of their Affiliates), or if the satisfaction of any other conditions precedent is required (including the construction of separate buildings and other facilities), as a condition to Buyer or its subcontractors (including Seller) commencing installation pursuant to the applicable ESA or Site License, then such Third Party Consents shall have been received or achieved, and such other conditions precedent shall have been satisfied, as applicable;

(b)	Seller has received all materials required for the commencement of fabrication of Bloom Systems with aggregate System Capacity equal to or greater than the aggregate System

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Capacity of Facilities included in such Tranche, and all materials required as of such time to allow for completion of such fabrication in order to achieve Commencement of Operations of such Facilities (and all Facilities included in all other Tranches for which Seller previously delivered a Certificate of Deposit Milestone Completion to Buyer) within ninety (90) days; and

(c)
Seller shall have performed and successfully completed all obligations required to be completed on or before such date under the Transaction Documents and the applicable Facility Contracts (including, for the avoidance of doubt, obtaining all Permits if required as a condition to the Deposit Milestone under any Facility Contract).

“Documentation” means all Bloom System documentation necessary for constructing, testing, operating, and maintaining a Facility, including testing documentation, engineering documentation, specifications, and operations and maintenance manuals, Training Materials, drawings, reports, standards, schematics, directions, samples and patterns, including any such Documentation required to be delivered prior to Commencement of Operations.
“Efficiency” means the quotient of E/F, where (i) E = the electricity produced by the applicable Facility, measured in BTUs (British Thermal Units) at an assumed conversion rate of 3,412 BTUs per kWh, and (ii) F = the fuel consumed by such Facility, measured in BTUs on a lower heating value basis as determined by the mass flow controller included in the applicable Facility.
“Efficiency Warranty” is defined in Section 5.3.
“Electrical Interconnection Facilities” means, with respect to any Facility, the equipment and facilities required to safely and reliably interconnect such Facility to the transmission system of the Transmitting Utility, including the collection system between the related Bloom System, transformers and all switching, metering, communications, control and safety equipment, including the facilities described in any applicable Interconnection Agreement.
“Electronic Data Room” means the electronic data room known as the “Shared Drive” for “Bloom Project Fund VIII”, available through www.dfsvenue.com, established by the Seller in anticipation of the transactions contemplated by this Agreement and the MIPA.

“Energy” means three-phase, 60-cycle alternating current electric energy constituting the Actual kWh.
“Energy Tolling Agreement” means an energy services agreement, power purchase agreement, or similar agreement, by and between Buyer and an ESA Customer, a New Customer or a customer, as the case may be.
“Environmental Law” means any Legal Requirement which pertains to health, safety, welfare, pollution, any Hazardous Material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) or protection of natural, cultural, archaeological or biological resources and shall include without limitation, the

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Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.
“Environmental Requirements” means any Environmental Law, any Permit issued pursuant to Environmental Law and any agreement or restriction (including but not limited to any condition or requirement imposed by any insurance or surety company), as the same now exists or may be changed or amended or come into effect in the future, which pertains to health, safety, welfare, any Hazardous Material, the environment or protection of natural, cultural, archaeological or biological resources.
“Equinix” means Equinix, Inc.
“Equinix ESA” means each of the ESAs listed on Schedule 1 with an ESA Customer of Equinix.
“Equipment Fee” means, with respect to each Facility, amounts due in connection with achievement of the Deposit Milestone or Delivery Milestone for such Facility.
“ESA” means each Energy Tolling Agreement between Buyer and an ESA Customer listed on Schedule 1, as the same may be updated from time to time by the mutual agreement of the Parties (including pursuant to Section 2.9). If any such agreement is executed and delivered in respect of more than one Facility, then such agreement with respect to each individual Facility shall constitute and be deemed to mean one (1) “ESA” hereunder (i.e., a single agreement with an ESA Customer in respect of three (3) Facilities shall be deemed to be three (3) ESAs hereunder). If any such agreement is in the form of a master agreement with Facility-specific confirmations attached, then with respect to each applicable Facility, “ESA” shall be deemed to mean such master agreement and such confirmation applicable thereto.
“ESA Customer” means each counter-party to an ESA.
“ESA Remarketing Activities” is defined in Section 4.8(1).
“ESA Warranties” means the payment obligations of Buyer to each respective ESA Customer (i) arising out of any performance guarantee, any power performance shortfall, any efficiency warranty (or other guarantee or warranty, including availability, output, minimum production, peak demand reduction, demand charge reduction, backup power provision, islanding, net metering or otherwise) or (ii) as a reimbursement to such ESA Customer for any deficiency in the benefits received by such ESA Customer under the applicable state incentive programs for any ESA.

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“ESA Warranty Reimbursement Payment” is defined in Section 5.8(1).
“Event Log” means a written log substantially in the form of Exhibit I that includes (subject to the reporting criteria, event types and descriptions contained therein) information in respect of certain facts, events or circumstances in connection with the Facilities.
“Extended Warranty Period” means, with respect to each Facility, the period commencing on the first (1st) anniversary of the date such Facility achieves Commencement of Operations and ending on the thirtieth (30th) anniversary of the date of Commencement of Operations of such Facility.
“Facility” means, collectively, the Bloom Systems and the BOF at a particular Site and interconnected behind a single utility meter, sharing a single Commencement of Operations, and thereafter operated as a unified whole. For the avoidance of doubt, “Facility” includes, where applicable, any Ancillary Equipment installed in connection with the Bloom Systems at a particular Site. Where an ESA provides for multiple “Phases” at a Site (i.e., discrete installations of Bloom Systems to be installed behind a single Transmitting Utility meter), each Phase shall be understood to be a separate “Facility” for purposes of this Agreement.
“Facility Contracts” means, with respect to a Facility, (A)(i) the ESA, (ii) the Site License, (iii) the Interconnection Agreement, (iv) any Third Party Consents, (v) any Incentive Agreements, and (vi) any Governmental Approvals, and (B)(i) any Contract between the Seller or the Buyer, on the one hand, and any other Person (other than Seller’s or Buyer’s Affiliates, respectively), on the other hand, that governs the rights and obligations of such parties arising under or in connection with the Facility (provided, if Buyer is a party to such Contract and such Contract was not executed and delivered on or before the Agreement Date (or as and when otherwise expressly contemplated herein), such Contract shall only be a Facility Contract if Seller and Buyer have so agreed in writing), and (ii) to Seller’s Knowledge, any Contract between the applicable ESA Customer and a Person other than Buyer, Seller or a Seller Affiliate that governs the rights and obligations of such parties arising under or in connection with the Facility, which Contracts described in the foregoing clauses (B)(i) or (B)(ii) would, in the course of Seller’s performance of its obligations under this Agreement or Buyer’s performance of its obligations under the applicable ESA or Site License, require Seller or Buyer (respectively) to satisfy or comply with, on its own behalf or its counterparty’s behalf, any terms or conditions contained in such Contract; provided, however, Facility Contracts shall not include (1) any contracts solely between Seller and its Service Providers, including general construction, subcontracts, or procurement contracts, (2) except for the Interconnection Agreement, the ESA and the Site License, any supply agreement between the ESA Customer (or one of its Affiliates) and a supplier, for the supply of gas, water, high-speed internet service, or other materials and services other than electricity, (3) any services agreement between the ESA Customer and a service provider related to the care and management of the real property on which the Site is located or any agreement between the ESA Customer and another Person granting such ESA Customer rights in real property (unless (x) related specifically to the Site or Facility or (y) described in Section 9.2 of the Equinix ESA), and (4) any Contract of which Seller does not have Knowledge.

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“Facility Meter” means, with respect to a Facility, the revenue quality electricity generation meter located at the metering point and approved by the Transmitting Utility, which shall register all Energy produced by a Facility and delivered to the Interconnection Point.
“Facility Services” is defined in Section 4.1(1).
“Facility Services Warranty” is defined in Section 5.1.
“Facility Transfer” is defined in Section 3.6.
“Fair Market Value” means, with respect to any Facility, the price at which such asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell, and both having reasonable knowledge of the relevant facts, and specifically with respect to the Facility or any portion thereof, as determined consistently with Section 4.05 of Revenue Procedure 2007-65.
“FERC” means the Federal Energy Regulatory Commission and any successor.
“Force Majeure Event” means any event or circumstance that (a) prevents in any material respect the performance a Party from performing its obligations under this Agreement; (b) was not reasonably foreseeable by such Party; (c) was not (i) within the reasonable control of such Party, (ii) the result of the negligence or willful misconduct of such Party or its personnel, or (iii) the result of a breach of this Agreement or any other Transaction Document by such Party; and (d) such Party is unable to reasonably mitigate, delay, avoid or cause to be avoided with the exercise of due diligence such event or circumstance. “Force Majeure Event” may include, provided that the conditions in (a) through (d) in the foregoing sentence are met, (1) inability of Buyer to obtain or maintain market-based rate authority from FERC to operate the Facilities (except to the extent such inability results from a Buyer-initiated change in Buyer’s business from that contemplated as of the Agreement Date), (2) an act of God, including severe weather events, wildfires and hurricanes (but, in each case, only to the extent such event is not reasonably foreseeable, based on recent or frequent prior occurrence, in the geographic location in which it occurs, and for which reasonable precautions would not prevent such prevention of performance hereunder), (3) imposition of military authority, war, civil disturbances, strike (if affecting the general labor market and not Seller or any of its Service Providers or Affiliates, specifically), terrorist activities and (unless initiated at a Facility or caused in connection with the installation, operation or maintenance of a Facility or Component thereof) fire and explosions, (4) the external power delivery system (a/k/a the grid) (excluding any Electric Interconnection Facilities owned by Buyer or an ESA Customer) being out of the required specifications or totally failing (a/k/a brownout or blackout), or electric grid curtailment by the Transmitting Utility, or (5) the curtailment, interruption or issuance of operational flow orders by the delivering pipeline or local utility company supplying natural gas to any Site. Notwithstanding the foregoing, Force Majeure Event does not include (I) the lack of economic resources of a Party, (II) Seller’s (or its’ suppliers, vendors’ or manufacturers’) failure to timely design, transport or deliver any Facility (or any Component thereof), or one of Seller’s suppliers’, vendors’ or manufacturers’ failures to timely manufacture any Facility (or any Component thereof), (III) a Seller Default, (IV) unavailability of (or higher prices for) materials, goods, labor, services, supplies or

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components to be performed or provided, or necessary for Seller to perform, under this Agreement, (V) failure of a Facility, Bloom System or any Ancillary Equipment, Component, or BOF a part thereof, which failure is not characterized by all of the foregoing clauses (a) through (d), (VI) changes in Legal Requirements (it being acknowledged by the Parties that Section 12.9 shall apply in respect of such changes, rather than any relief in respect of a Force Majeure Event), (VII) the supply of natural gas from any source other than an Approved LDC or (VIII) to the extent it would otherwise constitute a Force Majeure Event, any act or omission by Seller, Seller Affiliate or a Service Provider or representative at any tier that result in a termination of the Equinix ESA based on a breach of Section 7.1(h)(i) of the Equinix ESA. If an event or circumstance gives rise to a Force Majeure Event as defined herein under this Agreement, but such event or circumstance does not also constitute a ‘Force Majeure Event’ (or similar term) as defined under the applicable ESA or Site License (depending on which Facilities are affected), then for the purposes of any rights and obligations of the parties under this Agreement that relate to corresponding rights or obligations under such ESA or Site License such event or circumstance will not constitute a Force Majeure Event under this Agreement.
“FPA” means the Federal Power Act, as amended.
“Funding Suspension Event” means, as of a given date of determination, (A) more than one Facility has not achieved Commencement of Operations by sixty (60) days after payment of the portion of the Aggregate Purchase Price set forth in Section 2.3(2) for such Facility (provided, that if any actions or deliverables that were required to be performed, provided or obtained, respectively, for the applicable Facility to achieve Commencement of Operations were not performed, provided or obtained, respectively, and such failure to perform, provide or obtain is reasonably subject to cure within thirty (30) days after such sixtieth (60th) day, then no Funding Suspension Event shall occur until the thirtieth (30th) day after such sixtieth (60th) day, as long as Seller continues to pursue such cure using its best efforts), or (B) failure to comply with Section 3.4(1)(xv); provided, with respect to any Facility for which the foregoing events occur, (i) if each such Facility is removed from the Scheduled Portfolio pursuant to the terms herein or (ii) the documentation required to be delivered under Section 3.4(1)(xv) for each such Facility is delivered, in each case the Funding Suspension Event shall be deemed resolved.
“GAAP” means United States generally accepted accounting principles consistently applied.
“General Product Warranty” is defined in Section 5.5(1).
“Governmental Approvals” means (a) any authorizations, consents, approvals, licenses, rulings, permits, tariffs (including emissions tariffs), rates, certifications, variances, orders, judgments, decrees by or with a relevant Governmental Authority and (b) any notice to, any declaration of, or with, or any registration or filing by, or with, any relevant Governmental Authority. Governmental Approvals do not include Permits.
“Governmental Authority” means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority,

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including NERC, any Person that NERC has delegated its authority to under the Federal Power Act or any Person that operates an interstate or other wholesale electric transmission system; provided, that any Transmitting Utility, in its capacity as counterparty to any Interconnection Agreement but solely in such capacity, shall not be considered or deemed to be a Governmental Authority hereunder.
“Hazardous Material” means and includes those substances, pollutants, contaminants, elements or compounds which are contained or regulated as a hazardous substance, toxic pollutant, pesticide, air pollutant, or as defined in any Environmental Law, or is otherwise included in the definition of “Hazardous Materials,” “Hazardous Substance” or a similar term in an ESA or a Site License.
“IE” means [***], or if [***] is unavailable, another third-party, independent engineering consultant of similar capabilities and reputation chosen by agreement of the Buyer and Seller.
“IE Certificate” means a certificate, substantially in the form set forth in Exhibit J.
“Incentive Agreement” means the agreements listed on the applicable schedule of the Administrative Services Agreement.
“Indemnifiable Loss” means any claim, demand, suit, loss, liability, damage (including any liquidated damages or rights of set-off), obligation, payment, fine, cost or expense (including the cost and expense of any investigation, action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith), whether involving claims solely between the Parties (or between the parties to any other Transaction Document) or by a Third Party (including any ESA Customer) against a Party (or against any party to any other Transaction Document) unless otherwise expressly stated.
“Indemnified Party” is defined in Section 13.5(1).
“Indemnifying Party” is defined in Section 13.5(1).
“Indexed ESA is defined in Section 4.9.
“Installation Fee” means, with respect to each Facility, amounts due in connection with the achievement of Commencement of Operations for such Facility, less the Equipment Fee.
“Installation Services” is defined in Section 3.4(1).
“Intellectual Property” shall mean any or all of the following and all rights therein, whether arising under the laws of the United States or any other jurisdiction: (i) all patents, utility models and patent applications (and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof), patent disclosures and inventions (whether patentable or not); (ii) all trade secrets, know-how and confidential and proprietary information; (iii) all copyrights and copyrightable works (including Software and computer programs) and registrations and applications therefor and any renewals, modifications and extensions thereof; (iv) all moral and economic rights of authors and inventors, however denominated, throughout the world;

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(v) unregistered and registered design rights and any registrations and applications for registration thereof; (vi) trademarks, service marks, trade names, service names, brand names, trade dress, logos, slogans, corporate names, trade styles, domain names and other source or business identifiers, whether registered or not, together with all applications therefor and all extensions and renewals thereof and all goodwill associated therewith; (vii) semiconductor chip “mask” works, and registrations and applications for registration thereof, (viii) database rights; (ix) all other forms of intellectual property, including waivable or assignable rights of publicity or moral rights; and (x) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
“Interconnection Agreement” means an agreement between the ESA Customer (or Buyer, as may be required) and the applicable Transmitting Utility granting permission to interconnect a Facility to the transmission or distribution system of such Transmitting Utility.
“Interconnection Point” means, with respect to each Facility, the point at which title and risk of loss with respect to the electricity produced by such Facility passes to the applicable ESA Customer.
“Investor” is defined in Section 2.10.
“Invoice Due Date” means, as of a given month, with respect to any package of materials delivered pursuant to Section 2.4(2), the requested date for payment provided therein, which date shall be a Business Day (i) during the final seven (7) days of the calendar month in which such materials were delivered and (ii) at least ten (10) Business Days after the date such materials were delivered.
“Invoice Package” is defined in Section 2.3(5).
“IP License” is defined in Section 11.1.
“IRS” means the Internal Revenue Service or any successor agency.
“ITC” means an investment tax credit pursuant to Code Sections 38(b)(1), 46 and 48(a).
“Kaiser” means the ESA Customer under any Kaiser ESA.
“Kaiser ESA” means each of the ESAs listed on Schedule 1, the ESA Customer party to which is either Kaiser Foundation Hospitals, a California nonprofit public benefit corporation, Kaiser Foundation Health Plan, Inc., a California nonprofit public benefit corporation, or either of their Affiliates.
“Kaiser Purchaser Equipment” is defined in Section 3.2(3).
“Knowledge” means (a) as to any Person other than a natural person, the actual knowledge (as well as any knowledge that would have reasonably been obtained after due inquiry) of such Person and its managers, directors, officers and employees who have responsibility for the transactions contemplated by this Agreement, and (b) in respect of any Person who is a natural Person, the actual knowledge (as well as any knowledge that would have reasonably been obtained after due inquiry) of such Person.

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“kW” means kilowatt.
“kWh” means kilowatt-hour.
“Legal Requirement” means any law, statute, act, decree, ordinance, common law decision, rule, directive (to the extent having the force of law), tariff, order, treaty, code or regulation or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements or re-enactments thereof, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.
“Liens” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.
“Long-Term Agreement” means, that certain long-term agreement, dated as of the Agreement Date, between Seller and Buyer.
“Low-Pressure Gas Booster” means a component designed to increase the pressure of natural gas supplied to a Facility by the applicable local natural gas distribution company serving an applicable ESA Customer at the applicable Site to the level required for the ordinary operation of such Facility.
“Managers” means Operations Manager and Buyer Manager.
“Manufacturer’s Warranty Period” means, for each Facility, the period beginning on the date the applicable Facility achieves the requirements of subsections (a), (c), (d), (e) and (f) of the definition of “Commencement of Operations” and ending on the first (1st) anniversary of the date of Commencement of Operations of such Facility.
“Material Adverse Effect” means, for any Person or Facility, as applicable, any change, effect or occurrence that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (a) the business, earnings, assets, results of operations, property or condition (financial or otherwise) of such Person or Facility, as applicable, (b) the validity or enforceability of any Transaction Document, any applicable ESA, any applicable Site License or the transactions contemplated by this Agreement, or (c) any Person’s (including any ESA Customer’s) ability to perform its obligations under any Transaction Document, any applicable ESA, any applicable Site License (including any material adverse effect on any customer that has, or could reasonably be expected to have, a material adverse impact on such customer’s ability to fully perform under any applicable ESA).
“Maximum Aggregate Portfolio Purchase Price” means two hundred forty-nine million dollars ($249,000,000).
“Maximum Liability” means, with respect to (a) claims arising with respect to any Facility, the Aggregate Purchase Price for such Facility, and (b) claims arising with respect to more than one

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Facility, the total Aggregate Purchase Price of each of the Facilities with respect to which such claim arises.
“Milestone(s)” means each of the (i) Deposit Milestone, (ii) Delivery Milestone, and (iii) the achievement of Commencement of Operations.
“Milestone Date” means each of the (i) Deposit Date, (ii) Delivery Date, and (iii) the Commencement of Operations Date.
“Minimum Efficiency Level” means an Efficiency quotient of [***] ([***]%).
“Minimum kWh” means the product of (x) the number of hours in the applicable period minus the number of hours for each Facility, as of the last day of the applicable period following Commencement of Operations with respect to the applicable Facility, in each case to the extent not caused or contributed to by a breach of or failure to perform Seller’s obligations hereunder (whether by Seller or its employees, agents, Service Providers or representatives), during which (i) the operation of such Facility was subject to an exclusion set forth in Section 5.6, (ii) such Facility was not delivering Energy during any period during which (A) the applicable ESA is subject to a day-for-day extension with respect to which the Warranty Period is subject to extension pursuant to Section 4.1(3) hereof, or (B) the applicable ESA Customer is liable for the payment of deemed delivered energy, and (iii) the period during which Seller ramps such Facility before or following the periods referred to in subsections (i)-(ii) of this definition, and (y) the Minimum Power Product for the applicable period. An example of a calculation of the Minimum kWh is set forth in Annex A.
“Minimum Power Product” means (1) when this term is used for the Performance Warranty, the aggregate System Capacity of the Bloom Systems in the Portfolio in kW for the applicable Calendar Quarter multiplied by [***] percent ([***]%), and (2) when this term is used for the Performance Guaranty, the aggregate System Capacity of the Bloom Systems in the Portfolio in kW for the applicable calendar year multiplied by [***] percent ([***]%), as may be updated pursuant to Section 5.2(5). An example of a calculation of the Minimum Power Product is set forth in Annex A.
“MIPA” means that certain Membership Interest Purchase Agreement, dated as of the Agreement Date, between Seller and Buyer Parent.
“MIPA Representations” means Sections 3.1, 3.2(b), 3.20, 4.1, 4.2, 4.3(b), 4.7, and 4.9 of the MIPA.
“MW” means megawatt.
“NERC” means the North American Electric Reliability Corporation or any successor.
“New Customer” means a counter-party to an Energy Tolling Agreement that is not an ESA as of the Agreement Date. With respect to any applicable Facility, any mention of the “ESA Customer” in this Agreement shall be construed to include the ESA Customers as of the Agreement Date, and any New Customer approved in accordance with Section 2.9, unless otherwise permitted herein,

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and any mention of an “ESA” in this Agreement shall be construed to mean the ESAs as of the Agreement Date and any Energy Tolling Agreement approved in accordance with Section 2.9, unless otherwise permitted herein.
“New Customer Site” means a parcel of land licensed, or to be licensed, from a New Customer to Buyer under a site license agreement that is not a Site License as of the Agreement Date, together with all easements appurtenant, easements in gross, license agreements and other rights running in favor of Buyer which provide access to the applicable Facility. Any mention of the “Site” in this Agreement shall be construed to mean any New Customer Site that is approved in accordance with Section 2.9, unless otherwise permitted herein, and any mention of a Site License in this Agreement shall be construed to mean the Site Licenses as of the Agreement Date and any site license approved in accordance with Section 2.9, unless otherwise permitted herein.
“Non-Scheduled Facility” is defined in Section 2.9(6).
“Operations Manager” is defined in Section 4.6(1).
“Party” and “Parties” have the meanings set forth in the preamble.
“Payment Certificate” means a Certificate of Deposit Milestone Completion, a Certificate of Delivery Milestone Completion, or a Certificate of COO, as applicable.
“Payment Notice” means a notice delivered from Seller to Buyer once per calendar month pursuant to Section 2.4(3) substantially in the form set forth in Exhibit H.
“Performance Guaranty” is defined in Section 5.2(1).
“Performance Guaranty Bank” means, with respect to the Performance Guaranty, a tracking account maintained by Seller setting forth the “banked” differences in kWh based on calculation of the Performance Guaranty with respect to the Portfolio during each calendar year of the Warranty Period.
“Performance Guaranty Payment Cap” means the product of (x) $[***] multiplied by (y) the aggregate Purchase Price paid by Buyer for all Facilities Purchased under this Agreement prior to the applicable date.
“Performance Guaranty Payment Rate” means $[***] per kWh.
“Performance Standards” is defined in Section 3.9.
“Performance Warranty” is defined in Section 5.4(1).
“Performance Warranty Bank” means, with respect to the Performance Warranty, a tracking account maintained by Seller setting forth the “banked” differences in kWh based on calculation of the Performance Warranty with respect to the Portfolio during the Warranty Period.

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“Permits” means all Governmental Approvals that are necessary under applicable Legal Requirements or this Agreement to have been obtained at such time in light of the stage of development of the Scheduled Portfolio (and the applicable Facility and Site) to site, construct, install, test, operate, maintain, repair, own, use, remove, replace or decommission each Facility as contemplated in this Agreement.
“Permitted Liens” means any (a) Liens that are released or otherwise terminated at or prior to the date of achievement of the Purchase Date of the encumbered assets; (b) obligations or duties to any Governmental Authority arising in the ordinary course of business (including under licenses and Permits held by Buyer, to the extent de minimis in nature, and under all Legal Requirements); (c) obligations or duties under easements, leases or other property rights, in each case to the extent comprising a part of and referenced in the terms and conditions of the Site License, (d) Liens that arise from due and unpaid liabilities of Seller under this Agreement that are not dischargeable by timely payment of such liabilities (provided, that the circumstances described in clause (e)(ii) of this definition of “Permitted Liens” characterize any such Lien described in this clause (d)); (e) mechanics’, materialmen’s, repairmen’s and other similar liens arising in the ordinary course of business or incident to the construction, improvement or restoration of a Facility in respect of obligations (i) that are not yet due or (ii) that are being contested in good faith by appropriate proceedings so long as (x) such proceedings shall not involve any material risk of forfeiture, sale or loss of any part of such Facility (y) do not exceed $1,000,000 in the aggregate and (z) the payment thereof is fully covered by cash reserves, bonds or other security reasonably acceptable to Buyer; and (f) any other Liens agreed to in writing by Seller and Buyer.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.
“Placed in Service” means, (A) with respect to any Facility (other than any Delayed Ancillary Equipment that is not intended to generate electricity (e.g., a Battery Solution)) the completion and performance of all of the following activities: (1) obtaining the necessary Governmental Approvals for the operation of such Facility and the sale of power generated by the Facility in accordance with clause (4) of this definition, (2) satisfactory completion of critical tests necessary for the synchronization and interconnection of such Facility in accordance with clause (3) of this definition and for the proper operation of such Facility in accordance with clause (4) of this definition, (3) synchronization of such Facility onto the electric distribution and transmission system of the applicable Transmitting Utility and receipt of PTO, and (4) the commencement of regular, continuous, daily operation of such Facility and (B) with respect to any Delayed Ancillary Equipment that is not intended to generate electricity (e.g., a Battery Solution), such Delayed Ancillary Equipment is first placed in a condition or state of readiness and availability for its specifically assigned function, including by having been interconnected with the rest of such Facility; it being understood that (i) any references herein to “any of the events described in clauses (2) through (4) of the definition of ‘Placed in Service’” shall be interpreted to mean the foregoing clause (B) with respect to any Delayed Ancillary Equipment and (ii) notwithstanding this definition, any reference to “Facility” (including in connection with the phrase “Placed in Service”) shall include Delayed Ancillary Equipment where applicable.

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“Placed in Service Date” means, with respect to a Facility, the date upon which such Facility is Placed in Service.
“Placed in Service Deadline” is defined in Section 3.4(1)(xii)(B).
“Portfolio” means, on an aggregate basis, all Bloom Systems, BOF and Ancillary Equipment to be owned by Buyer that are purchased pursuant to this Agreement and that have been incorporated into Facilities that have been, or are to be, Placed in Service and that have not thereafter been removed from the Portfolio and/or repurchased by Seller pursuant to the terms of this Agreement.
“Portfolio Warranty” is defined in Section 5.5(1).
“Power Module” means the complete assembly that contains the solid oxide fuel cell sub-system, contained by the hot box, that generates electrical power.
“PTO” means permission to interconnect a Facility with the distribution or transmission facilities of the Transmitting Utility.
“Pre-COO Equipment Warranty” is defined in Section 3.3(1).
“Pre-COO Equipment Warranty Period” is defined in Section 3.3(1).
“Pre-PIS Remarketing Activities” is defined in Section 4.8(2).
“Project Criteria” means the criteria set forth on Schedule 2.9.
“Project Information Spreadsheet” means, with respect to each Facility included in an Invoice Package, a certificate substantially in the form of Exhibit C covering such Facility.
“Project Model” means a financial model developed using the Base Case Model, as updated solely to the extent set forth in Section 2.6.
“Project Package” means, with respect to a proposed New Customer Site: (A) a copy of the following draft agreements in proposed execution form: (i) the ESA that is proposed to apply to such Site, (ii) the Site License that is proposed to apply to such Site, (iii) applicable Incentive Agreements, if any and (iv) draft Interconnection Agreements, if available; (B) if such New Customer Site includes a New Customer, reasonably detailed credit and other relevant information in respect of such New Customer; (C) a financial model based on (and containing substantially similar information to) the Project Model including the New Customer Site and, if applicable, the New Customer, in the hypothetical portfolio therein; and (D) anything else reasonably requested by Buyer to assist in its review.
“Project Review Period” means, with respect to a New Customer Site and the related New Customer, a period of fifteen (15) Business Days, as may be extended pursuant to Section 2.9.

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“Prudent Electrical Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the grid-tied fuel cell electrical generation industry operating in the United States and/or approved or recommended by the NERC as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of electrical generating facilities, including any applicable practices, methods, acts, guidelines, standards and criteria of FERC and all applicable Legal Requirements.
“Purchase” is defined in Section 2.5.
“Purchase Date” means, with respect to a Facility, the date that the conditions set forth in Section 2.5(2) (as such conditions may be waived by Buyer in its sole discretion) are satisfied with respect to such Facility, as such date is evidenced in the Bill of Sale for such Facility.
“Purchase Order” means Buyer’s purchase order for a Facility or Facilities to be purchased by Buyer in substantially the form of Exhibit A.
“Purchase Price” means, with respect to a given Facility, the price for the design, installation and purchase of the Bloom Systems and BOF part of such Facility, based on the aggregate System Capacity thereof, as may be adjusted pursuant to Section 2.6.
“Purchase Price Adder(s)” means, with respect to a given Facility, the price for the design, installation and purchase of any Ancillary Equipment included in such Facility, as set forth on Schedule 2.3 hereto.
“QBR” means during the Warranty Term, a quarterly business review between Buyer (or its Affiliate) and Seller.
“Qualified Appraiser” means a nationally recognized third-party appraiser reasonably acceptable to Buyer and Seller which shall (i) be qualified to appraise power systems similar to the Bloom Systems, and experienced in such businesses in the general geographic region of the relevant Facility, and (ii) not be associated with either Buyer or Seller or any Affiliate thereof. If the Parties cannot agree on a third-party appraiser within fifteen (15) days of a Party invoking the Appraisal Procedure, then Marshall & Stevens Incorporated shall act as the Qualified Appraiser.
“Quarterly Report” means a report including (A) an Event Log, (B) a forecasted balance of the Performance Guaranty Bank to be calculated pursuant to Section 5.2, and (C) the balance of the Performance Warranty Bank pursuant to Section 5.4(4).
“Raw Data” means a series of measurements of energy generation or other delivery, taken at pre-defined 15-minute intervals of each day from a revenue grade meter, used to calculate energy generation and to permit simple integration of software applications that standardize invoicing for each ESA Customer.

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“Reinstallation Deadline” is defined in Section 3.4(1)(xii)(B).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Material.
“Representatives” of a Party means such Party’s authorized representatives, including its professional and financial advisors.
“Repurchase Value” means, with respect to any Facility (including Underperforming Facilities), the greater of (a) the Fair Market Value of such Facility (as determined under the Appraisal Procedure if Buyer and Seller cannot agree as to that Fair Market Value within ten (10) days), and (b) 100% of the Aggregate Purchase Price for such Facility reduced, on each anniversary of the Commencement of Operations Date of such Facility commencing with the second such anniversary, in a straight-line manner by a value equal to the fraction of (i) 1, over (ii) the term of the applicable ESA plus [***] ([***]), examples of which are set forth on Schedule 1.2.
“ROFR Threshold” is defined in Section 3.6(1).
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or in any Presidential Executive Order, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.
“SCADA” means the supervisory control and data acquisition systems.
“Scheduled Portfolio” means, as of a given date of determination, the Customers, Sites and Facilities set forth in Schedule 1 (excluding Non-Scheduled Facilities), as may be amended from time to time.
“Seller” is defined in the preamble.
“Seller Attributes” is defined in Section 3.2(4).
“Seller Corporate Safety Plan” is set forth on Schedule 3.9.
“Seller Default” is defined in Section 12.1.
“Seller Deliverables” means, with respect to each Facility, the items listed in Schedule 3.4(1)(xv).

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“Seller Indemnitee” is defined in Section 13.2.
“Seller’s Intellectual Property” is defined in Section 11.1.
“Seller’s Offer Notice” is defined in Section 3.6(2).
“Service Fees” is defined in Section 4.3(1).
“Service Fee Adders” means an addition to the Service Fees for certain Facilities based on the Ancillary Equipment included in such Facilities, as set forth on Schedule 4.3(1) hereto, as the same may be updated from time to time by the mutual written agreement of the Parties.
“Service Provider” is defined in Section 14.14.
“Service Technicians” is defined in Section 4.2(4).
“Set-Off Amount” is defined in Section 4.3(6).
“Shipment” means for each Bloom System, shipment of such Bloom System from Seller’s manufacturing facility to the Site DDP (Incoterms 2010).
“Shipment Date” means for each Bloom System, the date of Shipment.
“Side Letter Agreement” means that certain Side Letter Agreement, dated as of the date hereof, by and between Buyer and Seller.
“Site” means the parcel of land licensed from an ESA Customer to Buyer under a Site License and all easements appurtenant, easements in gross, license agreements and other rights running in favor of Buyer which provide access to the applicable Facility (including, as applicable, a New Customer Site).
“Site License” means each agreement between Buyer and an ESA Customer regarding the license or similar contractual arrangement providing Buyer with the right of access to a Site for the purposes of performing Buyer’s obligations pursuant to the applicable ESA.
“Site Preparation Services” means preparing each Site for installation of a Facility, obtaining the required Permits to develop, construct, commission, operate and maintain the Facility, providing for natural gas interconnection facilities, the Electrical Interconnection Facilities and any other ancillary facilities and equipment between the Facility and the applicable Transmitting Utility and otherwise performing the tasks required to prepare each Site for the Facility to ultimately attain Commencement of Operations.
“Software” shall mean all computer software that is necessary for Buyer to own, operate, maintain and repair the Facilities in compliance with the terms of this Agreement, the ESAs, the Incentive Agreements and the Site Licenses.

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“Software License” is defined in Section 11.2(1).
“Spares” is defined in Section 2.8.
“Specifications” means the specifications for the Bloom Systems and Battery Solutions, as applicable, as set forth in Schedule 3.3(1).
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America to the extent applicable to any Facility and pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target or Sanctions.
“System Attributes” means, with respect to a given Facility, any environmental attributes, energy credits, incentives or other rights, credits, benefits or interests arising in connection with the ownership or operation of such Facility (including capacity attributes and ancillary services). For the avoidance of doubt, System Attributes do not include the ITC.
“System Capacity” means, with respect to a Bloom System, the “System Capacity” set forth on the applicable specification sheet provided by the manufacturer of such Bloom System. The aggregate System Capacity of the Bloom Systems comprising each Facility shall (i) be reflected in the Bill of Sale delivered by Seller to Buyer with respect to such Facility and (ii) shall not exceed the System Capacities for such Bloom Systems set forth in the applicable ESAs and the Base Case Model and subsequent Project Models.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:
(i)    any taxes, customs, duties, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, net worth, employment, occupation, payroll, withholding, social security, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, custom, duty, fee, levy or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax, or additional amount attributable thereto; and
(ii)    any liability for the payment of amounts with respect to payment of a type described in clause (i), including as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of succeeding to such liability as a result of merger, conversion or asset transfer or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.
“Tax Equity Items” means each of the items listed on Schedule 1.1.
“Tax Equity Investment” is defined in Section 2.10.
“Tax Loss” means any and all federal income tax detriments suffered by Buyer, determined assuming a corporate tax rate equal to the Corporate Tax Rate and including any loss, disallowance, reduction

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of, recapture, or inability to claim, in each case, in whole or in part, the ITC or any federal income tax depreciation benefit, plus any penalties, interest or additions to tax relating thereto.
“Tax Proceeding” is defined in Section 10.3(5).
“Tax Records” means any and all records, reports or other documentation required to be maintained by Seller with respect to each Facility (A) under Sections 6.1(1)(i) and (ii), to support (I) the ITC eligibility of such Facility, (II) the date upon which such Facility was “placed in service” within the meaning of Section 48(a) of the Code, (III) the date upon which the construction of such Facility began within the meaning of Section 48(a)(6) of the Code and Notice 2018-59 and (IV) the determination that such Facility has not been taken out of service or otherwise subject to recapture of the ITC pursuant to Section 50 of the Code; and (B) under Section 4.2(3), to support compliance with the so-called “80/20 rule” in accordance with the principles set forth in Revenue Ruling 94-31.
“[***] Site” means the Site and related Facility for the ESA Customer listed as “[***]” in Schedule 1.
“Term” means the period which (a) shall commence on the Agreement Date and (b) shall, unless terminated earlier under ARTICLE XII of this Agreement or unless extended by mutual agreement of the Parties, terminate on the date that is the last day of the Warranty Period for the last Facility subject to the Warranty Period.
“Third Party Claim” means any claim, action, or proceeding made or brought by any Person who is not (a) a Party to this Agreement, or (b) an Affiliate of a Party to this Agreement.
“Third Party Consents” means all consents, waivers, approvals and permissions that are necessary to have been obtained from any Persons (other than Buyer or any Governmental Authority), in each case, under applicable Facility Contracts, at such time in light of the stage of development of the Scheduled Portfolio (and the applicable Facility and Site) to site, construct, install, test, operate, maintain, repair, own, use, remove, replace or decommission each Facility as contemplated in this Agreement, in each case in accordance with such applicable Contracts so as not to cause any breach, violation, inaccuracy or conflict thereunder or to demonstrate such Person’s confirmation, ratification or other approval of the achievement of any milestone, however defined, under such Contract; provided, for the avoidance of doubt, that Governmental Approvals and Permits shall not be deemed to be Third Party Consents hereunder, and provided, further, PTO is not a Third-Party Consent.
“Third Party Warranty” is defined in Section 3.7.
“Tolling Rate” means with respect to any period and any ESA, the specified rate used for the supply of electricity or for the conversion of natural gas into electricity in the calculation of the fees owed to Buyer by the ESA Customer pursuant to such ESA. Tolling Rates are set forth on a dollar-per-kWh ($/kWh) basis or a dollar-per-MMBtu ($/MMBtu) basis, as indicated in the applicable ESA.
“Training Materials” is defined in Section 14.15.

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“Tranche” means an amount of Facilities, measured on the basis of the aggregate System Capacity of the Bloom Systems comprising such Facilities (in kW), for which Seller is invoicing Buyer pursuant to Section 2.3(1).
“Tranche Notice” is defined in Section 2.2.
“Transaction” is defined in Section 10.1.
“Transaction Documents” means this Agreement, the MIPA, the Long-Term Agreement, the Administrative Services Agreement, the Side Letter Agreement, and the Payment Certificates.
“Transmitting Utility” means, with respect to a Facility, the local electric utility company in whose territory the Facility is located.
“Underperforming Facility” means any Facility that fails to deliver, in any Calendar Quarter which caused the Portfolio to fail to satisfy the Performance Warranty, a number of kWh greater than or equal such Facility’s pro rata portion of the Minimum kWh in such Calendar Quarter.
“UPM” means an uninterruptible ultracapacitor to be included in certain of the Facilities.
“Warranty Correction Date” means the date on which Seller has completed the repair, modification or replacement of a Facility or Facilities or component thereof under the Efficiency Warranty or the Performance Warranty, as notified to Buyer in writing.
“Warranty Period” means, for each Facility, the Manufacturer’s Warranty Period, as extended or renewed by Buyer pursuant to Section 4.1(2) or Section 4.1(3), in which case the Warranty Period shall mean the specified end date of the Warranty Period as so extended or renewed, unless the applicable ESA expires or terminates prior to such date, in which case the Warranty Period shall end on the date on which such ESA expires or terminates. For the avoidance of doubt, the Warranty Period shall in all events end, with respect to each Facility, at the expiration of the Extended Warranty Period.
“Warranty Specifications” means the Performance Warranty, the Performance Guaranty, and the Efficiency Warranty.
Section 1.2    Other Definitional Provisions.
(1)    All exhibits, annexes, and schedules attached to this Agreements are incorporated herein by this reference and made a part hereof for all purposes. References to sections, exhibits, annexes and schedules are, unless otherwise indicated, references to sections, exhibits, annexes and schedules to this Agreement. References to a section shall mean the referenced section and all sub-sections thereof. Any exhibit, annex, or schedule defined or referred to herein means (unless otherwise indicated herein) such exhibit, annex or schedule as from time to time amended, amended and restated, modified or supplemented in writing.

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(2)    As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.
(3)    The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement unless otherwise specified. The term “including” will mean “including without limitation”.
(4)    The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
(5)    Any agreement or instrument defined or referred to herein or in any instrument or certificate delivered in connection herewith means (unless otherwise indicated herein) such agreement or instrument as from time to time amended, amended and restated, modified or supplemented in writing and includes (in the case of agreements or instruments) references to all written attachments thereto and written instruments incorporated therein.
(6)    Any references to a Person are also to its successors and permitted assigns.
(7)    References to any statute, code or statutory provision are to be construed as a reference to the same as it exists and is updated from time to time, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.
(8)    Reference to days shall mean calendar days unless the term “Business Day” is used.
(9)    The singular includes the plural and the plural includes the singular;
(10)    In the computation of periods of time from a specified date to a later specified date, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; and
(11)    The word “including” shall be construed as “including without limitation”.
ARTICLE II
PURCHASE AND SALE

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Section 2.1    Appointment of Seller. Subject to Section 14.13, Buyer hereby appoints Seller to act as Buyer’s provider of Bloom Systems, Ancillary Equipment, BOF, Installation Services, and Facility Services, and Seller hereby accepts such appointment and agrees to provide all such Bloom Systems, Ancillary Equipment, BOF, Installation Services, and Facility Services, inclusive of all labor, equipment, and tests therefor, in accordance with the terms and conditions set forth in this Agreement. Seller’s entire consideration for supplying the Bloom Systems, Ancillary Equipment and BOF shall be the Equipment Fee portion of the Aggregate Purchase Price for such Facility, and Seller’s entire consideration for supplying the Installation Services with respect to a Facility through Commencement of Operations for such Facility shall be the Installation Fee portion of the Aggregate Purchase Price for such Facility, and in each case Seller shall bear the financial risk regarding any cost overruns, claims from subcontractors and other liabilities, in accordance with the terms hereof. Following Commencement of Operations with respect to a Facility, Seller shall be entitled to Services Fees in respect of Facility Services rendered with respect to such Facility as described in Section 4.3.
Section 2.2    Purchase Orders. In connection with the Agreement Date and thereafter not later than fifteen (15) Business Days prior the first date of each Calendar Quarter, Seller will provide to Buyer a tranche notice substantially in the form hereto attached as Exhibit B (each, a “Tranche Notice”), which shall contain (a) the aggregate System Capacity of the Facilities that Seller reasonably expects will satisfy the applicable Deposit Milestones in such Calendar Quarter, and (b) a draft Purchase Order from Buyer for such Facilities. So long as no Seller Default or Funding Suspension Event has occurred and is continuing hereunder, Buyer will, within five (5) Business Days of such notice, submit to Seller an executed Purchase Order for such Facilities. So long as no Buyer Default has occurred and is continuing hereunder, Seller shall promptly accept each such Purchase Order by countersigning and returning it to Buyer; provided that the failure of Seller to countersign or return to Buyer a Purchase Order shall not invalidate such Purchase Order, and Seller shall be obligated to deliver the Bloom Systems, Ancillary Equipment and BOF comprising such Facility under such Purchase Order as contemplated by this Agreement.
Section 2.3     Invoicing of Purchase Price. Seller shall invoice Buyer hereunder as follows:
(1)    On or after the Deposit Date for a Tranche, a portion of the Purchase Price for such Tranche in the amount of [***] dollars per kW ($[***]/kW), calculated on the basis of the System Capacity of the Bloom Systems to be included in the Facilities comprising such Tranche (and not calculated in any way to include any Purchase Price Adders).
(2)    On or after the Delivery Date of each Facility,
(i)    in the event that such Facility was previously included in a Tranche for which Buyer has made payment of a portion of the Purchase Price, [***] dollars per kW ($[***] /kW) for each Bloom System in such Facility calculated based on the System Capacity of such Bloom Systems, plus (2) [***] percent [***]% of the Purchase Price Adders (excluding the Purchase Price Adder for any Delayed Ancillary Equipment) applicable to such Facility, if any; or

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(ii)    subject to Section 2.4(1)(ii)(B), (1) in the event that such Facility was not previously included in a Tranche for which Buyer has made payment of a portion of the Purchase Price, [***] dollars per kW ($[***]/kW) for each Bloom System in such Facility calculated based on the System Capacity of such Bloom System, plus (2) [***] percent ([***]%) of the Purchase Price Adders (excluding the Purchase Price Adder for any Delayed Ancillary Equipment) applicable to such Facility, if any.
(3)    On or after the Commencement of Operations Date for each Facility, (1) the remainder of the Aggregate Purchase Price (but not including the Purchase Price Adder for, or Taxes with respect to, any Delayed Ancillary Equipment), if any, not previously paid, as may be calculated, and adjusted from time to time, in accordance with Section 2.6, for such Facility, including (2) one hundred percent (100%) of the Taxes to be paid by Buyer pursuant to Section 2.3(6) for such Facility (except for Taxes with respect to any Delayed Ancillary Equipment).
(4)    On or after (i) the Delivery Date for Delayed Ancillary Equipment, the Purchase Price Adder for such Delayed Ancillary Equipment and (ii)  the Commencement of Operations Date for Delayed Ancillary Equipment, the remainder of the Aggregate Purchase Price, if any, not previously paid for such Delayed Ancillary Equipment, as adjusted from time to time in accordance with Section 2.6, including one hundred percent (100%) of the Taxes solely with respect to such Delayed Ancillary Equipment, to be paid by Buyer pursuant to Section 2.3(7).
(5)    Each invoice issued pursuant to Sections 2.3(1) through 2.3(3), with respect to each Facility covered thereunder, shall contain the documents and other information described in the following clauses (i) through (vii) (such documents and other information, or (if applicable) the documents and other information described in Section 2.3(6)(i) through (iii), issued in respect of any invoice are collectively an “Invoice Package”):
(i)    a Certificate of Deposit Milestone Completion, a Certificate of Delivery Milestone Completion, and/or a Certificate of COO, as applicable;
(ii)    a completed Project Information Spreadsheet, which shall include:
(A)    Buyer’s Purchase Order number;
(B)    the Tranche (indicated by the invoice date) in which such Facility is deemed to be included;
(C)    the Site on which such Facility will be installed;
(D)    the serial number and System Capacity of each Bloom System comprising such Facility;
(E)    a components list of all Ancillary Equipment to be installed in connection with such Facility, if any;

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(F)    the Aggregate Purchase Price, including details of (x) all amounts previously paid towards or credited against the Purchase Price and any Purchase Price Adders (excluding any Delayed Ancillary Equipment), if applicable, and (y) all amounts remaining due and payable on the Aggregate Purchase Price, including Taxes;
(G)    other than with respect to Facilities that are reasonably expected to be Placed in Service on or before December 31, 2019, a detailed description of (i) the year “construction began” and (ii) the method used for the “beginning of construction” with respect to such Facility, and evidence satisfactory to the Buyer of the factual means by which Seller complied with such method;
(H)    the Delivery Date or expected Delivery Date, as applicable;
(I)    the Purchase Date or expected Purchase Date, as applicable;
(J)    the Commencement of Operations Date or expected Commencement of Operations Date, as applicable;
(iii)    solely with respect to any invoice issued pursuant to Section 2.3(2) or Section 2.3(3), a list of, and copies of, all then applicable Permits, PTO (only pursuant to Section 2.3(3), to the extent PTO is memorialized in writing), other Governmental Approvals, Third Party Consents, Incentive Agreements, Interconnection Agreements and other Facility Contracts, to the extent not yet delivered and required to have been obtained as of such date;
(iv)    a waiver and release of liens by Seller as general contractor hereunder, conditioned only upon final payment of the Aggregate Purchase Price for the Facility, substantially in the statutorily prescribed form required by the applicable state Governmental Authority in which the Site is located (and, if there is no such prescribed form, then in form and substance reasonably satisfactory to Buyer);
(v)    with respect to any Facility that is related thereto, the applicable Tax Equity Item;
(vi)    solely with respect to any invoice issued pursuant to Section 2.3(2), each of the Delivery Milestone Deliverables set forth on Schedule 2.5 to the extent not yet delivered; and
(vii)    solely with respect to any invoice issued pursuant to Section 2.3(3), the Seller Deliverables identified on Schedule 3.4(1)(xv) as required to be delivered before the Commencement of Operations Date to Buyer and each of the COO Milestone Deliverables set forth on Schedule 2.5 to the extent not yet delivered.

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(6)    Each invoice and Invoice Package delivered pursuant to Section 2.3(4), with respect to the Delayed Ancillary Equipment covered thereunder, shall contain the documents and other information described in the following clauses (i) through (iii):
(i)    a Certificate of Delivery Milestone Completion, and/or a Certificate of COO, as applicable;
(ii)    a completed Project Information Spreadsheet, which shall include:
(A)    Buyer’s Purchase Order number;
(B)    the Site on which such Delayed Ancillary Equipment will be installed;
(C)    a components list of such Delayed Ancillary Equipment,
(D)    with respect to the Facility of which the Delayed Ancillary Equipment comprises a part, the Aggregate Purchase Price of such Facility, including details of (x) all amounts previously paid towards or credited against the Purchase Price and any Purchase Price Adders, if applicable, (y) the Purchase Price Adder for the Delayed Ancillary Equipment, and (z) all amounts remaining due and payable on the Aggregate Purchase Price, including Taxes;
(E)    the Delivery Date;
(F)    the Purchase Date or expected Purchase Date, as applicable;
(G)    the Commencement of Operations Date or expected Commencement of Operations Date, as applicable;
(H)    the increased Tolling Rate in the related ESA contemplated in Section 2.4(1)(iv); and
(iii)    a waiver and release of liens by Seller as general contractor hereunder, conditioned only upon final payment of the Aggregate Purchase Price for such Delayed Ancillary Equipment (substantially in the statutorily prescribed form required by the applicable state Governmental Authority in which the Site is located (and, if there is no such prescribed form, then in form and substance reasonably satisfactory to Buyer)).
(7)    Buyer shall pay all state and local sales, use or other transfer Taxes (other than state real estate or controlling interest transfer Taxes) required to be paid by Buyer and attributable to the transfer of the Facility to Buyer, except that Seller shall be responsible for and pay any Taxes arising as a result of any components of such Facility or any Facility being acquired from a source outside of the United States; provided that any Taxes that are required by applicable law to be paid prior to the date upon which Buyer is obligated to pay such Taxes pursuant to Section 2.3(3) or Section 2.3(4), as applicable, shall be paid by Seller when due and shall be reimbursed by Buyer in accordance with (i) this Section 2.3(7) and (ii) Section 2.3(3) or Section 2.3(4), as applicable.

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Section 2.4    Payment of Purchase Price.
(1)    Buyer shall pay all outstanding invoices in respect of any portion of the Aggregate Purchase Price (including the Purchase Price Adder for Delayed Ancillary Equipment) on a monthly basis in accordance with the terms of this Section 2.4; provided, Buyer’s obligation to pay any amounts due and payable under any such invoice shall be subject to the satisfaction by Seller of the following conditions precedent:
(i)    with respect to an invoice delivered pursuant to Section 2.3(1) and Section 2.3(5) for a Tranche that reached the Deposit Milestone Date, (A) Seller shall have executed and delivered a complete Certificate of Deposit Milestone Completion, together with the remaining Invoice Package, to Buyer, (B) Seller shall have not included in such invoice any amounts for Purchase Price Adders or Taxes, and (C) no Funding Suspension Event shall have occurred and remains un-remedied;
(ii)    with respect to an invoice delivered pursuant to Section 2.3(2) and Section 2.3(5) for a Facility that reached the Delivery Date, (A) Seller shall have executed and delivered a completed Certificate of Delivery Milestone Completion, together with the remaining Invoice Package, to Buyer, (B) if such Facility was not previously included in a Tranche for which Buyer has made an earlier payment of a portion of the Purchase Price as described in Section 2.3(2)(ii), Buyer shall have consented to such invoice, (C) Seller shall have not included in such invoice any Taxes, and (D) no Funding Suspension Event shall have occurred and remains un-remedied;
(iii)    with respect to an invoice delivered pursuant to Section 2.3(3) and Section 2.3(5) for a Facility that reached the Commencement of Operations Date, Seller shall have executed and delivered a completed Certificate of COO, together with the remaining Invoice Package;
(iv)    with respect to an invoice delivered pursuant to Section 2.3(4) and Section 2.3(6) for Delayed Ancillary Equipment that reached the Delivery Date, (A) the related ESA shall provide for an increased Tolling Rate that reflects the addition of such Delayed Ancillary Equipment, which increase is legally enforceable against the applicable ESA Customer, (B) Seller shall have executed and delivered a completed Payment Certificate, together with the remaining Invoice Package, to Buyer, (C) Seller shall have not included in such invoice any Taxes, and (D) no Funding Suspension Event shall have occurred and remains un-remedied;
(v)    with respect to an invoice delivered pursuant to Section 2.3(4) and Section 2.3(6) for Delayed Ancillary Equipment that reached the Commencement of Operations Date, Seller shall have executed and delivered a completed Certificate of COO, together with the remaining Invoice Package, to Buyer;
(2)    Not less than ten (10) Business Days prior to the Invoice Due Date for all invoices to be paid by Buyer for the applicable calendar month, and in no event more than one time during

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a single calendar month (except as otherwise set forth in this Section 2.4(2)), Seller shall deliver to Buyer (A) a draft Payment Notice setting forth the anticipated aggregate amounts due and payable towards the Aggregate Purchase Price for the Tranche and/or all Facilities included in such Payment Notice to be paid in such month and (B) a draft invoice and draft Invoice Package (containing as many of the documents and information comprising such Invoice Package as Seller is able to provide as of such date) for such Tranche and/or Facilities; provided, that not more than one time per Calendar Quarter, Seller may provide written notice to Buyer of an Additional Invoice Due Date no later than ten (10) Business Days prior to such Additional Invoice Due Date (and Seller shall make all deliveries listed in clauses (A) and (B) of this Section 2.4(2) not later than (10) Business Days prior to such Additional Invoice Due Date for all invoices applicable thereto). If Buyer has no comments or objections on such draft Payment Notice, invoice or Invoice Package, it shall be deemed to have provided consent as required under Section 2.4(1)(ii)(B) for invoices delivered as described therein.
(3)    Not less than three (3) Business Days prior to the applicable Invoice Due Date or Additional Invoice Due Date, for all invoices to be paid by Buyer for such calendar month (or applicable to such Additional Invoice Due Date), Seller shall deliver to Buyer:
(i)    an executed Payment Notice, setting forth the actual aggregate amounts due and payable towards the Aggregate Purchase Price for the Tranche and/or all Facilities included in such Payment Notice, which amount shall in no event exceed the amount notified by Seller to Buyer in such applicable draft Payment Notice; and
(ii)    a final invoice and Invoice Package, including Payment Certificates evidencing the achievement of all applicable Milestones achieved as of such date for all Milestones achieved by the applicable Tranche and/or Facilities; provided, that Tranches (or portions thereof) and/or Facilities that were not included in the applicable draft Payment Notice shall not be added to the executed Payment Notice without the prior written consent of Buyer.
(4)    Subject to Seller’s delivery of a complete invoice, Invoice Package and Payment Notice pursuant to Section 2.4(3), Buyer shall, on the applicable Invoice Due Date or Additional Invoice Due Date indicated in the executed Payment Notice delivered by Seller, make the applicable payment towards the Aggregate Purchase Price for each Tranche and/or Facility included in such Payment Notice for which Seller has delivered Payment Certificates, an invoice and the Invoice Package evidencing the satisfaction of the applicable Milestone(s).
(5)    If Buyer defaults in any payment when due for any Facility (other than with respect to amounts being disputed in good faith), Seller may, on not less than five (5) Business Days prior notice to Buyer, at its option and without prejudice to its other remedies (until all such outstanding payment defaults have been cured), (i) suspend performance of its obligations hereunder for such Facility, or defer delivery of such Facility to Buyer and (ii) require that the payment of the portion of the Aggregate Purchase Price for future Facilities required under Section 2.3(2) and Section 2.3(2)(ii) above be made immediately prior to the Shipment of the applicable Bloom Systems, but Seller

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shall not be able to otherwise suspend performance of its obligations hereunder for other Facilities for which no such default exists.
(6)    With respect to any payment due from one party to the other pursuant to this Agreement, unless being contested in good faith, interest shall accrue daily at the lesser of a monthly rate of one percent (1.0%) or the highest rate permissible by law on the unpaid balance.
(7)    If an ESA is terminated with respect to a Facility after such Facility reaches the Delivery Milestone, but prior to the date such Facility achieves any of the events described in clauses (2) through (4) of the definition of “Placed in Service”, then (at Buyer’s sole discretion) such Facility shall be deemed to be removed from the Scheduled Portfolio, and Seller shall (A) refund any payments previously paid by Buyer for such Facility, in accordance with Section 2.6 and (B) remove such Facility in accordance with Section 4.10(1). If, as of the Commencement of Operations Date Deadline, Buyer has made payments pursuant to Section 2.4 for a Facility (or Delayed Ancillary Equipment) for which none of the events described in clauses (2) through (4) of the definition of “Placed in Service” has been achieved, then (at Buyer’s sole discretion) (x) such payments made shall be refunded in accordance with Section 2.6 and (y) such Facility (or Delayed Ancillary Equipment) shall, if any Component thereof has been Delivered, be removed in accordance with Section 4.10(1). With respect to a given Facility, payments made hereunder with respect to the Equipment Fee for each Facility shall be, from and after the Placed in Service Date, irrevocable and non-refundable, and non-cancellable, except as expressly set forth herein.
(8)    The Aggregate Purchase Price for a Facility shall be allocated, for purposes of Section 1060 of the Code and the Treasury Regulations thereunder, consistently with the cost segregation allocation information provided in the Appraisal with respect to such Facility and in accordance with Treasury Regulations Section 1.1060-1(e). The Parties shall make consistent use of the cost segregation allocation information reflected in the Appraisal for all income Tax purposes and in all filings, declarations and reports with the IRS (or where applicable, state and local taxing authorities) in respect thereof, including any reports that may be filed under Section 1060 of the Code, and in any proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such is not a correct allocation for income Tax purposes. The Parties shall allocate and report to the appropriate taxing authorities any adjustments to the Purchase Price, including as a result of any payment made subsequent to the applicable Purchase Date pursuant to Section 2.3(3), any adjustments pursuant to Section 2.6 or any payment for indemnification hereunder, in accordance with Treasury Regulations Section 1.1060-1(e) and this Section 2.4(8).
Section 2.5    Purchase and Sale of Facilities.
(1)    Upon the satisfaction of the conditions set forth in Section 2.5(2) (as may be waived by Buyer in its sole discretion) with respect to a Facility, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, assume and acquire from Seller, all of Seller’s right, title and interest in and to such Facility, effective as of the Purchase Date (a “Purchase”).

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(2)    Conditions Precedent to the Purchase Date. Buyer’s obligation to purchase, assume, and acquire a Facility from Seller shall be subject to Seller’s satisfaction, as of the Purchase Date, of the following conditions precedent (as may be waived by Buyer in its sole discretion):
(i)    (x) None of the events described in clauses (2) through (4) of the definition of “Placed in Service” shall have commenced or occurred, (y) the representation and warranty made by Seller in Section 8.1(12)(i) shall be true and correct as though made on the Purchase Date and (z) Seller shall have performed all of its obligations under Section 3.4(1)(i);
(ii)    Seller shall have delivered a Bill of Sale for such Facility to Buyer, dated as of the Purchase Date for such Facility; and
(iii)    Seller shall have delivered all invoices for such Facility in respect of the Deposit Date and the Delivery Date, together with the respective Invoice Packages.
Section 2.6    Purchase Price Adjustment for Portfolio Price Changes.
(1)    Not less than ten (10) Business Days prior to the end of each Calendar Quarter (for purposes of this Section 2.6, the “Adjustment Quarter”), Seller shall deliver to Buyer a Project Model that reflects (i) with respect to each Facility that has achieved Commencement of Operations during and prior to the Adjustment Quarter, (A) the final Aggregate Purchase Price of such Facility, (B) the dates on which Buyer paid each portion of the Purchase Price, Purchase Price Adders, if any, Purchase Price Adders for Delayed Ancillary Equipment, if any, and Taxes for such Facility, the amount of such payments, and any adjustments thereto, (C) such Facility’s actual Commencement of Operations Date, and (D) the installation and commissioning of any Delayed Ancillary Equipment with respect to a Facility that is or will be performed after such Facility’s Commencement of Operations Date, (2) with respect to each Facility that Seller reasonably expects to achieve Commencement of Operations following the delivery of such Project Model, (A) the dates on which Buyer has paid, or is expected to pay, each portion of the Purchase Price, the Purchase Price Adders, if any, Purchase Price Adders for Delayed Ancillary Equipment, if any, and Taxes for such Facility and the amount of such payments, and (B) the date on which Seller reasonably expects (x) such Facility to achieve its Delivery Milestone and Commencement of Operations and (y) any Delayed Ancillary Equipment in respect of such Facility to achieve its Delivery Milestone and Commencement of Operations, (3) the addition or removal of any Facilities or parts thereof as may be required pursuant to amendments to ESAs (or otherwise, including by operation of Sections 2.9, 4.7 or 4.8) during such Adjustment Quarter, (4) any refunds required pursuant to Section 2.4(7) or Section 3.4(1)(xii)(B), (5) any adjustments made pursuant to Section 5.2(5), if applicable, (6) any adjustments to Tolling Rates in ESAs, (7) any adjustments to the System Capacity of any Facility, (8) any reduction of the Aggregate Purchase Price of any Facility pursuant to Section 2.6(3), (ix) if the Project Information Spreadsheet indicates (or will indicate when delivered) that construction of such Facility within the meaning of Notice 2018-59 did not begin before January 1, 2020, a corresponding adjustment to the amount of the ITC percentage associated with such Facility and (x) any reimbursements or adjustments to the Tolling Rate pursuant to performance by Kaiser of

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any portion of the services under any Kaiser ESA. Each Project Model delivered pursuant to this Section 2.6(1) shall contain a change log listing all changes made or proposed to be made, compared with the immediately preceding Project Model (or, in respect of the first Project Model delivered hereunder, compared with the Base Case Model).
(9)    Within five (5) Business Days of Buyer’s receipt of the Project Model, the Parties will mutually agree on an adjusted Aggregate Purchase Price for the Facilities, which shall be used as (i) the final Aggregate Purchase Price for all Tranches and Facilities invoiced and paid in the current (and then-expiring) Adjustment Quarter, and (ii) the Aggregate Purchase Price for purposes of all invoices delivered in the following Calendar Quarter (until the date of the next adjustment made pursuant to this Section 2.6). Within five (5) Business Days after such determination of the adjusted Aggregate Purchase Price, Buyer shall amend and reissue each invoice (not including any accompanying materials or lien waivers) previously delivered by Seller to Buyer for the current (and then-expiring) Adjustment Quarter to reflect the adjusted Aggregate Purchase Price determined pursuant to this Section 2.6(2). For the avoidance of doubt, no adjustments shall be made hereunder with respect to any payments from Buyer to Seller made in any Calendar Quarter prior to the Adjustment Quarter, except to the extent any information reportable under this Section 2.6 with respect to any such prior Calendar Quarter was not included or was incorrect when reported pursuant to this Section 2.6.
(10)    Under no circumstance will (A) the combined Aggregate Purchase Price of all Facilities purchased hereunder, as may be adjusted pursuant to this Section 2.6, exceed the Maximum Aggregate Portfolio Purchase Price, (B) Buyer be obligated to make any payment in respect of the Aggregate Purchase Price of any Facility after Buyer has paid in full the Maximum Aggregate Portfolio Purchase Price or (C) Seller invoice Buyer under Section 2.4 or Buyer have any obligation to make payment under Section 2.4 after the Commencement of Operations Date Deadline, in each case unless otherwise agreed upon by both parties in writing. It is Seller’s responsibility to manage the forecasting and invoicing of payments in respect of the Aggregate Purchase Price such that Buyer never pays more, in the aggregate, than the Maximum Aggregate Portfolio Purchase Price. If at any time it is discovered that Buyer has paid, in respect of its obligations to pay the Aggregate Purchase Price, more in the aggregate than the Maximum Aggregate Portfolio Purchase Price, Seller shall refund or reimburse to Buyer such excess amount. Any amount in excess of the Maximum Aggregate Portfolio Purchase Price that is refunded shall be deemed to have reduced pro rata the Aggregate Purchase Price of all Facilities.
(11)    Following the reissuance of invoices pursuant to Section 2.6(2), if Buyer has made any over-payments or under-payments in respect of such invoices, Seller shall apply such over-payments as a credit against, or such under-payments as an addition to, the amount owed by Buyer with respect to the invoices to be paid on the final Invoice Due Date of the Adjustment Quarter (or, if such Invoice Due Date has passed, the next Invoice Due Date after the reissuance of invoices pursuant to Section 2.6(2)); provided, however, that if such adjustment results in Buyer owing no payments to Seller with respect to such invoices but fails to fully compensate Buyer for prior over-payments, Seller shall remit the remaining balance of any over-payments to Buyer within thirty (30) days following the applicable Invoice Due Date.

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(12)    Seller represents and warrants that as of the date each Project Model is delivered, the static coded cells reflecting specifics about each Facility on the “System Master Tab”, as evidenced by blue font therein (the “Static Cells”), will be true and accurate in all material respects as of such date. Seller will not change the contents of any Static Cells or any calculations in the “Formula Bar” of the Project Model without the prior written consent of Buyer. Except as expressly provided in the foregoing two sentences, Seller makes no representation, warranty or guaranty regarding (i) any other information set forth in the Project Model, including the amount of Buyer’s expected investment tax credit or depreciation or underwriting assumptions in the Project Model, or (ii) Buyer’s expected rate of return as a result of the purchase of the Facilities hereunder.
Section 2.7    Purchase Price. Unless expressly stated otherwise, the Aggregate Purchase Price shall be the full consideration paid or to be paid by Buyer in exchange for all of Seller’s obligations under Article III, and Buyer shall have no obligation to make further payment with respect to such performance hereunder. Seller shall bear any cost overruns in connection with any services provided by a Service Provider.
Section 2.8    Spare Parts.
(1)    At any time, but not more frequently than once a month, Buyer may order from Seller up to [***] of critical replacement parts, including Power Modules and inverters (“Spares”), at Seller’s cost of direct procurement or manufacture. Seller will procure or manufacture (as applicable) and deliver to Buyer (DDP Incoterms, at a location to be agreed between the Parties, it being understood that agreement as to location is not required if Buyer elects for Seller to store such Spares pursuant to this Section 2.8) at such cost, together with a bill of sale and any other necessary documentation evidencing transfer of ownership to Buyer, such Spares within [***] from when both Parties execute and deliver a complete purchase order for such Spares (provided, that if Seller is diligently pursuing such procurement, manufacture and delivery, and if delivery is reasonably practicable within an additional thirty (30) days, then Seller shall have such additional thirty (30) days to deliver such Spares), which shall be executed and delivered by each Party promptly upon finalization of the terms of such purchase and sale, which may include the payment by Buyer of Seller’s costs in accordance with a milestone schedule. The parties will negotiate the customary terms and provisions of such purchase and sale in good faith. At Buyer’s election, Seller will store the Spares for a market storage fee and otherwise upon terms to be agreed in the related purchase order (provided, that Seller shall segregate any Spares owned by Buyer hereunder from the other inventory and equipment of Seller or any other Person, as applicable, and shall identify such Spares as belonging to Buyer throughout the period of such storage).
(2)    On the date that is [***] after delivery of the Spares from Seller to Buyer, Seller shall repurchase back from Buyer such Spares at the same price Buyer paid for such Spares, unless Buyer notifies Seller in writing not later than thirty (30) before the end of such period of Buyer’s desire to continue to own such Spares. In the event of such repurchase, the Parties will negotiate terms and provisions in good faith, after which Buyer will transfer ownership from itself to Seller, and (unless Seller is already storing such Spares) deliver to Seller, together with a bill of sale and any other necessary documentation evidencing transfer of ownership to Buyer, such Spares.

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(3)    With respect to any Spares that Buyer has purchased from Seller pursuant to Section 2.8(1), Buyer may, at any time, notify Seller in writing of its desire to provide such Spares to Seller for Seller’s use in performing the Installation Services or Facilities Services, after which notification Seller shall use its commercially reasonable efforts to use such Spares in its performance hereunder; provided, in no circumstance will the use of such Spares change or reduce Buyer’s obligation to pay any portion of the Aggregate Purchase Price or Service Fees or as a credit against any amounts that are or become due to Seller hereunder.
Section 2.9    Substitutions.
(1)    If (i) an ESA is terminated as to a Facility before the applicable Facility reaches its Delivery Milestone or (ii) in connection with any ESA Remarketing Activities or Pre-PIS Remarketing Activities, Buyer may, in either case, in its sole discretion notify Seller in writing of its election to substitute a New Customer Site for a Site in the Scheduled Portfolio, where in each such case such New Customer Site was not approved as of the Agreement Date. If Buyer so notifies Seller, then, no more than one time a month during the period from the Agreement Date until the Commencement of Operations Deadline, Seller will present one or more New Customer Sites, and if applicable, New Customers, for Buyer’s review by delivery of a Project Package for each such proposed New Customer Site. Buyer will approve each proposed New Customer Site that meets the Project Criteria in its reasonable discretion; provided, in no event shall Buyer have any obligation to make payment for or accept a New Customer Site that, when added to the Scheduled Portfolio and aggregated with all other payments of Aggregate Purchase Prices in respect of Facilities hereunder, would cause the Maximum Aggregate Portfolio Purchase Price to be exceeded.
(2)    Buyer will have the Project Review Period to determine if either (i) the New Customer Site and, if applicable, New Customer, meet the Project Criteria or (ii) if the New Customer Site and, if applicable, New Customer, do not meet the Project Criteria, whether, in Buyer’s sole discretion, to approve such New Customer Site and New Customer. On or before the expiration of the Project Review Period, Buyer will notify Seller in writing of its approval or rejection of a given New Customer Site, or if applicable, New Customer, presented that month. Buyer may extend the Project Review Period by written notice to Seller if it determines, in its reasonable discretion, that further due diligence is required. For the avoidance of doubt, nothing in this Agreement or the Administrative Services Agreement shall grant, or be deemed to grant, to Seller or its Affiliates any authority to sign Energy Tolling Agreements or ESAs (or assignments thereof) on Buyer’s behalf.
(3)    Upon Buyer’s written approval of a New Customer Site and, if applicable, a New Customer, such New Customer Site shall automatically be deemed a Site, if applicable, the related energy services agreement or similar arrangement shall automatically be deemed an ESA (and (x) Seller shall obtain from such New Customer an executed copy of such ESA and deliver the same to Buyer, and (y) Buyer shall execute and deliver such ESA to Seller and such New Customer, in each case with reasonable promptness), and if applicable, such New Customer shall be deemed an ESA Customer. Within ten (10) days of such approval, (i) Schedule 1 hereto, and (ii) Schedule 1 to the Administrative Services Agreement (from and after the effective date of the Administrative Services Agreement) and (iii) the Project Model (subject to the terms and conditions of Section 2.6)

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shall automatically be updated by delivery thereof by Seller to Buyer. This Agreement shall be deemed to be automatically amended to reflect the inclusion of such updated Schedule.
(4)    If Buyer has approved a New Customer Site and, if applicable, a New Customer, in connection with a termination of an ESA after the applicable Facility’s Placed in Service Date, Seller shall remove such Facility in accordance with Section 4.10(2) and relocate and install such Bloom System and applicable Ancillary Equipment and BOF at the New Customer Site.
(5)    Buyer shall have the right in its sole discretion to reject from inclusion in the Scheduled Portfolio any Facility proposed to be added into the Scheduled Portfolio after the Agreement Date, in respect of which an ESA is proposed to be executed and delivered by an Affiliate of Kaiser who is not in the “Kaiser Credit Group” (as such term is defined in the Kaiser ESAs).
(6)    Non-Scheduled Facilities.
(i)    The Sites and related ESAs identified as “Non Scheduled Facilities” in Schedule 1 hereto are “Non-Scheduled Facilities”. Seller shall not install or operate any Facility in connection with a Non Scheduled Facility without Buyer’s express written consent. At any time prior to its grant of such consent, Buyer may elect, in its sole discretion, for any Non Scheduled Facility to be assigned from the applicable ESA affected thereby, upon which time Seller shall facilitate and accomplish such assignment, together with a release in writing of any liabilities and obligations of Buyer in respect of such Non Scheduled Facility, such that the applicable Non Scheduled Facility does not comprise a part of any such ESA.
(ii)    Seller and Buyer hereby agree that, until Buyer provides its written consent pursuant to Section 2.9(6)(i): (1) title to and risk of loss with respect to any Non Scheduled Facility, or any equipment in connection therewith, shall not at any time pass to Buyer, (2) to the extent Buyer has any obligations with respect to such Non Scheduled Facility under the applicable ESA, Seller shall perform such obligations for no additional consideration hereunder in accordance with (i) the requirements set forth therein, which shall include any obligations of Buyer under any such ESA in respect of such Non Scheduled Facility to make any payments to the applicable ESA Customer and (ii) the Performance Standards and (3) Buyer shall have no obligations in connection the Non Schedule Facilities hereunder.
Section 2.10    Tax Equity Investment.
(1)    Seller acknowledges that Buyer is, as of the Agreement Date, negotiating with a potential tax equity investment partner (the “Investor”) to consummate a tax equity investment for the purpose of financing the transactions contemplated hereby (the “Tax Equity Investment”). In connection with the Tax Equity Investment:
(i)    Seller shall at its sole cost and expense (A) allow sufficient access to its premises and facilities as is reasonably necessary for the Investor and its Representatives and third-party consultants engaged in connection with the Tax Equity Transaction to

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complete applicable reviews and reports (including access to the Electronic Data Room and, upon Buyer’s request, the Data Room); (B) use its reasonable best efforts to obtain and deliver to Buyer and Investor the Tax Equity Items as soon as is reasonably practicable; (C) respond in a reasonably timely manner to written (including by email) inquiries from Buyer, the Investor and either of their Representatives; (D) make itself and its Representatives reasonably available for meetings and telephone calls with Buyer, the Investor and either of their Representatives; (E)(I) provide a legal opinion regarding governmental approval authorization, (II) to the extent requested by Investor, engage appropriately qualified legal counsel for the purpose of responding to requests for written legal opinions and memoranda (and preparing, executing and delivering such legal opinions and memoranda), (III) monitor the ongoing engagement of such legal counsels to ensure they are using reasonable best efforts to timely prepare, execute and deliver such written legal opinions and memoranda, and (IV) provide to such legal counsel such information and documents as may become necessary in the exercise of such legal counsels’ reasonable best efforts to timely prepare, execute and deliver such legal opinions; (F) use its reasonable best efforts to cooperate, including, if required, engaging legal counsel and assisting in the preparation and filing of applications and other materials with Buyer and the Investor in the timely seeking of any Governmental Approvals that Buyer or the Investor indicates in writing are necessary or desirable in connection with the Tax Equity Investment, including the [***] ; and
(ii)    Seller shall use its reasonable best efforts to provide such additional cooperation as may be requested by Buyer, the Investor or either of their respective Representatives in connection with the Tax Equity Investment, including the execution and delivery of such additional documents and instruments, and the performance of additional acts, as may be necessary or appropriate to effectuate, carry out and perform the Tax Equity Investment.
(2)    Until the expiration pursuant to Section 2.10(5) of Seller’s obligations under Section 2.10, under no circumstances shall Seller cause or suffer the occurrence of any of the events described in clauses (2) through (4) of the definition of “Placed in Service” with respect to any Facility except for the Facilities listed on Schedule 3.10.
(3)    Notwithstanding anything to the contrary herein and for the avoidance of doubt, Buyer shall be permitted to share Confidential Information with the Investor and its Representatives for purposes of negotiating and consummating the Tax Equity Investment, in each case as though such Persons were Buyer’s own Representatives.
(4)    The Parties agree that immediate and irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that Seller does not perform its obligations under, or otherwise breaches, this Section 2.10. Seller acknowledges and agrees that (a) Buyer shall be entitled to an injunction, specific performance, or other equitable relief, as provided in this Section 2.10(4), to prevent breaches of this Section 2.10 and to enforce specifically the terms and provisions hereof, and (b) the right of an injunction, specific enforcement

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or other equitable relief, as provided in this Section 2.10(4), is an integral part of the transactions contemplated hereby and without that right, Buyer would not have entered into this Agreement. Seller agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that Buyer has an adequate remedy at law or that an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity. Seller acknowledges and agrees that Buyer shall not be required to provide any bond or other security in connection with any such proceeding. The rights to specific performance, injunction or other equitable relief provided in this Section 2.10(4) are in addition to any other remedy to which Buyer is or may be entitled to under this Agreement.
(5)    The obligations of Seller set forth in this Section 2.10 shall automatically expire upon the earlier of (i) consummation of the Tax Equity Investment, (ii) September 15, 2019, or (iii) delivery by Buyer to Seller of a written notice referencing this Section 2.10 and stating that, as of the date of such notice, Buyer no longer has any intention to pursue the Tax Equity Investment; provided, that any amounts due and owing as of such expiration shall survive such expiration until discharged.
Section 2.11    Administrative Services Agreement.
The Parties agree to use their commercially reasonable efforts to execute and deliver to one another, as promptly as is reasonably practicable on or after the Agreement Date, the Administrative Services Agreement.
ARTICLE III
DELIVERY AND INSTALLATION OF FACILITIES AND OTHER WORK
Section 3.1    Access to Site. Seller shall be responsible for ascertainment of the suitability of the Sites, the environment around the Sites, the Sites’ soil condition and other ground conditions for the construction and operation of the Facilities and the performance by Seller of all of its obligations hereunder in accordance with Section 3.9. As between Seller and Buyer, Seller shall be solely responsible for all Site Preparation Services at Seller’s cost. Buyer shall provide Seller with access to the Sites in a manner consistent with the applicable ESAs and Site Licenses to permit Seller to deliver and install each Facility at the applicable Sites and to connect the applicable Facility to the distribution and transmission facilities of the Transmitting Utility, as applicable. If, prior to the Facility’s achievement of any of the events described in clauses (2) through (4) of the definition of “Placed in Service” with respect to any Facility, an ESA Customer requires a change in the location of a Site from that specified in a Purchase Order or applicable Site License, whether temporary or permanent, and such change in location is permitted under the applicable ESA, (a) Buyer shall submit a written notice to Seller setting forth the details of such location change (unless an ESA Customer has notified Seller directly, in which case Seller shall notify Buyer), (b) Seller shall administer and perform the Site Preparation Services as required for that changed location to the extent required and in accordance with the relevant ESA and Site License, and (c) Seller shall bear all costs associated with such relocation; provided, however to the extent the applicable ESA Customer reimburses Buyer for (or otherwise pays Buyer in respect of) such costs

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pursuant to the terms of the applicable ESA, then Buyer shall remit such payments to Seller to the extent of Seller’s bearing costs under this clause (c).
Section 3.2    Delivery; Title; Risk of Loss.
(1)    Delivery of each Facility (and each Bloom System and each item of Ancillary Equipment and BOF comprising such Facility) shall be DDP (Incoterms 2010) to its Site, in accordance with the Uniform Commercial Code then in effect. Title to each Bloom System and each item of Ancillary Equipment (other than Delayed Ancillary Equipment, if applicable) and BOF shall pass to Buyer upon the Purchase Date of such Facility, and such title shall be good and marketable and free of all Liens, except for Permitted Liens. Title to any Delayed Ancillary Equipment shall pass to Buyer upon the Purchase Date for such Delayed Ancillary Equipment, and such title shall be good and marketable and free of all Liens, except for Permitted Liens. From and after the Purchase Date of each Facility or any Delayed Ancillary Equipment, all risk of loss or damage to such Facility or Delayed Ancillary Equipment shall be borne by Buyer.
(2)    Buyer has all title, right and interest in and to all of the System Attributes arising under and in connection with each Facility purchased by Buyer hereunder. It is understood that Schedule 1 sets forth (i) the System Attributes to which ESA Customers are entitled under their respective ESAs, for which Seller will, on behalf of Buyer, administer, and (ii) the System Attributes that Buyer has agreed to transfer to Seller pursuant to this Section 3.2(2). To the extent any such ESA Customer is entitled to System Attributes (or any financial benefit or reimbursement in respect thereof) pursuant to its ESA or Site License, Seller shall obtain and maintain such System Attributes on behalf of and for the benefit of such ESA Customer, and shall provide to such ESA Customer such financial benefit or reimbursement (if applicable), in each case without any additional consideration hereunder. In the event the proceeds of, or monies in respect of, any System Attributes are received by a Party who is not entitled to such proceeds or monies pursuant to this Section 3.2(2), such receiving Party shall promptly remit such proceeds or monies to the entitled Person. In the event an ESA obligates Buyer to consult or cooperate with the applicable ESA before obtaining any System Attributes in the future, Seller shall perform such consultation and cooperation on behalf of Buyer.
(3)    Solely with respect to Kaiser ESAs in which Buyer has agreed to install and perform any other obligations (including making any payments) with respect to “Purchaser Equipment” (as such term is defined in the Kaiser ESAs) (“Kaiser Purchaser Equipment”), Seller and Buyer hereby agree that (1) the Kaiser Purchaser Equipment does not and shall not be deemed to comprise a part of the Facility pursuant to this Agreement, and the ownership of such Kaiser Purchaser Equipment shall be as set forth in the applicable Kaiser ESA, (2) title to and risk of loss with respect to the Kaiser Purchaser Equipment, or any Component thereof, shall not at any time pass to Buyer, (3) to the extent “Provider” has any obligations with respect to the Kaiser Purchaser Equipment under the applicable Kaiser ESAs, Seller shall perform such obligations for no additional consideration hereunder in accordance with (i) the requirements set forth therein, which shall include any obligations of Buyer under any Kaiser ESA in respect of Kaiser Purchaser Equipment to make any payments to Kaiser, or perform any repairs and replacements for Kaiser and (ii) the Performance

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Standards. Buyer shall have no obligations in connection the Kaiser Purchaser Equipment hereunder, including any obligation to seek any remedy under Article V in respect of any Kaiser Purchaser Equipment.
(4)    Capacity Markets. In consideration of Seller’s obligations hereunder, Buyer hereby assigns and transfers to Seller the capacity attributes arising under and in connection with any Facility in respect of which such assignment and transfer is expressly referenced and identified in Schedule 1 (such assigned and transferred capacity attributes are the “Seller Attributes”), to the extent such attributes can be transferred (and except to the extent any ESA Customer has a right or interest therein under its ESA), and any and all proceeds thereof. For the avoidance of doubt, Seller is responsible for all of the administration of the Seller Attributes and Buyer shall have no obligation in connection therewith. Buyer shall have no obligation to seek any remedy under Article V in respect of any Seller Attributes.
Section 3.3    Pre-COO Equipment Warranty.
(1)    Subject to Section 5.6 and Section 13.5, Seller warrants to Buyer that, with respect to each Facility, during the period commencing on the achievement of the Delivery Milestone and continuing until achievement of Commencement of Operations for such Facility (the “Pre-COO Equipment Warranty Period”), (i) each Bloom System and each Battery Solution for such Facility shall conform to the Specifications for Bloom Systems and Battery Solutions, respectively, set forth on Schedule 3.3(1), and (ii) each such Facility and its Components shall be free from defects in design, materials and workmanship that prevent such Facility from achieving Commencement of Operations (collectively, the “Pre-COO Equipment Warranty”).
(2)    Seller shall correct, at Seller’s sole expense, all Bloom Systems, items of Ancillary Equipment or BOF provided, or Installation Services performed, by it or its subcontractors under this Agreement which proves to be in breach of the Pre-COO Equipment Warranty during the Pre-COO Equipment Warranty Period for such Facility. Any action by Buyer for a breach of the Pre-COO Equipment Warranty with respect to a Facility must be brought prior to achievement of Commencement of Operations for such Facility; provided, however, that such limitation shall not bar Buyer from raising a warranty claim under the General Product Warranty for such Facility (including with respect to any action for breach of the Pre-COO Equipment Warranty that is waived before completion of warranty work for purposes of a Facility’s achieving any conditions precedent to any Milestone hereunder). WITHOUT LIMITING SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTION 5.8, AND/OR WITH RESPECT TO CLAIMS PURSUANT TO SECTION 13.3, BUYER’S SOLE REMEDY FOR A BREACH OF THE PRE-COO EQUIPMENT WARRANTY SHALL BE THE CORRECTION OF DEFECTIVE FACILITY PURSUANT TO THIS SECTION 3.3(2).
(3)    The Pre-COO Equipment Warranty may only be transferred in accordance with Section 14.4.

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(4)    Any period of time in which the Pre-COO Equipment Warranty is in breach for a Facility shall not extend the Pre-COO Equipment Warranty Period for such Facility beyond its Commencement of Operations Date.
Section 3.4    Installation Services.
(1)    Seller shall, and shall cause each of its Service Providers to, perform all development, design, engineering, procurement, construction, and commissioning services necessary in connection with the installation, interconnection, testing, start-up, and commissioning the Facilities to achieve Commencement of Operation (collectively, “Installation Services”), including the following activities:
(i)    Seller shall cause to be performed all studies, reports and applications (in the name of Buyer) that are necessary for interconnection of each Facility to the distribution and transmission facilities of the applicable Transmitting Utility.
(ii)    Seller shall obtain and maintain, or cause to be obtained and maintained (where required, in the name of Buyer or each ESA Customer, as the case may be), all Permits, PTOs and Third Party Consents necessary to design, install, commission, construct, occupy, operate and maintain each Facility at each Site, including related performance assurance or other credit support requirements (including as required pursuant to any ESA, Site License, Incentive Agreement or Legal Requirements); provided, that Seller shall have no liability for any failure to obtain or maintain any Permit or Third Party Consent to the extent attributable to a breach by Buyer of its obligations in this Agreement or a breach by an ESA Customer of its ESA; provided, further, that absent Buyer’s willful misconduct, the preceding proviso shall not limit the rights and duties of the Parties under Section 3.4(1)(xii).
(iii)    Without limiting Seller’s obligations pursuant to this Section 3.4, Seller shall perform all design, permitting and installation work in accordance with Schedule 3.4(1)(iii), including any and all upgrades required to be performed in respect of the applicable Facility pursuant to the requirements of the Interconnection Agreement (whether or not executed) or as otherwise required by the applicable Transmitting Utility.
(iv)    Seller shall deliver any and all approvals and notices required to be delivered under the ESAs and Site Licenses in accordance with the terms thereof.
(v)    Without limiting Seller’s obligations pursuant to this Section 3.4, Seller shall perform all commissioning work in accordance with the provisions of Schedule 3.4(1)(v).
(vi)    Seller shall install the Bloom Systems, the BOF and the Ancillary Equipment at each Site using items that are new and undamaged at the time of such use or installation.

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(vii)    Seller shall pay all amounts owed to its subcontractors and vendors in connection with the performance of the Installation Services on a timely basis and shall hold Buyer harmless against any claims asserted by such subcontractors and vendors.
(viii)    Until the Commencement of Operations Date for a Facility (excluding any Delayed Ancillary Equipment), Seller shall be responsible for providing physical security of such Facility, and thereafter Seller shall perform, on Buyer’s behalf, Buyer’s obligations and duties to the applicable ESA Customer pursuant to its ESA and Site License to provide physical security for such Facility to the extent such performance is required thereunder.
(ix)    If requested by Buyer, Seller shall provide operator training and associated training materials to personnel and representatives of Buyer sufficient to instruct Buyer on operation of such Facility in connection with safety requirements and in conformance with Prudent Electrical Practices.
(x)    Prior to Commencement of Operations of each Facility, Seller shall perform a performance test not less stringent than the testing applied to its fuel cell power generating systems for any other major customer of Seller of each Bloom System incorporated into such Facility and the applicable BOF and Ancillary Equipment in the presence of Buyer (if Buyer elects to attend), and such Bloom Systems and applicable BOF and Ancillary Equipment shall have passed such test; provided, Delayed Ancillary Equipment may be tested later in the presence of Buyer (if Buyer elects to attend). Seller shall, upon request by Buyer, inform Buyer of the date on which it expects to conduct the performance test of any Facility (or, if applicable, Delayed Ancillary Equipment) and cooperate with Buyer to provide Buyer with the opportunity to observe such testing to the extent practicable, provided, that in no event shall Seller be required to delay the performance of any performance test in order to allow Buyer to witness such test if all other pre-testing requirements have been satisfied.
(xi)    At Buyer’s request, Seller shall provide to Buyer, prior to the Commencement of Operations for each Facility (unless Buyer informs Seller that it may, under the terms of the applicable ESA, be provided thereafter, in which case Seller shall provide it by the deadline set forth in the ESA (but not later than the date on which it is provided to the applicable ESA Customer)), an “issued for construction” set in native electronic format, or, in the case of Delayed Ancillary Equipment, an updated set, if applicable, which shall include site information, permitting information, codes, project team contacts, project description, general construction notes, overall site plan, foundation plan, layout plan, detailed site plan, and other drawings and a product data sheet. Seller shall deliver to Buyer any other documentation necessary to establish placement in service for purposes of section 48 of the Code.
(xii)    Commencement of Operations.
(A)    Subject to Section 3.4(1)(xiv), promptly following achievement of the Delivery Milestone for each Facility, Seller shall provide installation, inspection,

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commissioning and start-up for such Facility in accordance with the Performance Standards, and Seller shall use commercially reasonable efforts to cause such Facility to achieve Commencement of Operations within ninety (90) days of the date of achievement of the Deposit Milestone for such Facility, as set forth in Certificate of Deposit Milestone Completion for such Facility, but in no event later than any deadline for such Commencement of Operations that is applicable to such Facility in its ESA. Seller shall promptly certify in writing to Buyer when each Facility achieves Commencement of Operations by delivery of a Certificate of COO. Without limitation of the foregoing, each Facility shall be connected by Seller to the applicable natural gas source, water source, SCADA, and Electrical Interconnection Facilities no later than the Commencement of Operations Date thereof;
(B)    If any Facility does not achieve any of the events described in clauses (2) through (4) of the definition of “Placed in Service” by the earlier of (i) one hundred eighty (180) days of the payment of the portion of Aggregate Purchase Price set forth in Section 2.3(2) for such Facility and (ii) the applicable deadline in the Facility’s ESA (such earlier date, the “Placed in Service Deadline”), then Buyer shall have the right, in its sole discretion, to elect in writing that Seller (I) remove such Facility from the initial Site and restore such Site in accordance with Section 4.10(2) and (II) relocate the Bloom Systems to a substitute Site or (subject to and in accordance with Section 4.8(2)) a New Customer Site, whether in the Scheduled Portfolio or otherwise, subject to compliance with Facility Contracts and agreement with ESA Customers or New Customers, as applicable, entirely as a part of the Installation Services and at Seller’s cost and expense, and if Buyer makes such election, Seller shall complete performance of such obligations on or before the date that is ninety (90) days after the Placed in Service Deadline (such ninetieth (90th) day, the “Reinstallation Deadline”). If (x) Buyer does not exercise such right, which it may or may not do in its sole discretion, in respect of any Facility within five (5) Business Days of the Placed in Service Deadline thereof or (y) Buyer exercises such right with respect to any Facility, and such Facility has not achieved any of the events described in clauses (2) through (4) of the definition of “Placed in Service” before the earlier of (p) the Reinstallation Deadline or (q) the Commencement of Operations Date Deadline, then Seller shall refund all payments previously paid by Buyer for such Facility, in accordance with Section 2.6 and remove such Facility from the applicable Site in accordance with Section 4.10(1). If Seller reasonably anticipates that any Facility is reasonably likely to not achieve any of the events described in clauses (2) through (4) of the definition of “Placed in Service” on or before its Placed in Service Deadline, Seller shall promptly notify Buyer in writing, and in any event no later than ten (10) Business Days in advance of such Placed in Service Deadline. Nothing in this Section 3.4(1)(xii)(B) shall limit Buyer’s rights and remedies hereunder under Section 2.4(7), Section 2.9, Section 12.8 or if there is a Seller Default.

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(C)    Neither Section 12.6 nor Section 12.9 shall provide any excuse or justification for delay or reduction of Seller’s requirements to timely perform its obligations, including in respect of Buyer’s remedies, under this Section 3.4(1)(xii).
(xiii)    [Intentionally omitted.]
(xiv)    If any ESA provides that items of Delayed Ancillary Equipment may be installed or commissioned after the Commencement of Operations Date, Seller may install or commission such Delayed Ancillary Equipment after such Commencement of Operations Date, but Seller shall complete such installation and commissioning in accordance with the applicable Facility Contracts, and Seller shall perform and successfully complete all necessary acts under the applicable Interconnection Agreement (including performance testing) and shall have obtained permission from the applicable Person granting Buyer permission to interconnect, if applicable, such Delayed Ancillary Equipment with the distribution or transmission facilities of the Transmitting Utility, and in no event may Seller continue any such installation, commissioning or interconnecting after the Commencement of Operations Date Deadline.
(xv)    Post COD Deliverables.
(A)    With respect to each Facility, Seller shall use commercially reasonable efforts to deliver by uploading to the Data Room a final executed IE Certificate by the Invoice Due Date of the month in which such Facility’s Commencement of Operations Date occurs, but in no event later than thirty (30) days after such Commencement of Operations Date; provided, however, if the IE Certificate is not final due to any event or circumstance that prevented the IE from performing its obligations within such period, and Seller is diligently and in good faith working to facilitate IE’s complete review, such period shall be automatically extended for a period of thirty (30) additional days (but no longer than sixty (60) days from the date such Facility achieves its Commencement of Operations).
(B)    With respect to each Facility, Seller shall deliver by uploading to the Data Room each of the following within sixty (60) days of such Facility’s Commencement of Operations Date: (I) Seller Deliverables set forth on Schedule 3.4(1)(xv) specified to be delivered before the Commencement of Operations Date to Buyer thereon, (II) to the extent not yet delivered, in connection with Delayed Ancillary Equipment, any lists and copies of items described in Section 2.3(5)(iii), including lists and copies of Permits, PTO, other Governmental Approvals, Third Party Consents, Incentive Agreements, Interconnection Agreements and other Facility Contracts, and (III) each of the Post-COO Deliverables set forth on Schedule 2.5, to the extent not yet delivered (provided, that Seller shall use its commercially reasonable efforts to (x) provide the lists and copies described in this clause (III) as soon as is reasonably practicable during the performance of Installation Services,

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and (y) provide updates to Buyer if such lists and copies are amended, modified or supplemented).
(C)    Lien Waivers. With respect to each Facility, no later than (i) ten (10) Business Days after a Facility reaches its Commencement of Operations Date, pursuant to Section 3.4(4), Seller shall deliver final and unconditional waivers and releases of Liens for such Facility from Seller, and (ii) ninety (90) days after a Facility reaches its Commencement of Operations Date, pursuant to Section 3.4(4), final and unconditional waivers and releases of Liens for such Facility from all subcontractors performing any Installation Services at the applicable Site, substantially in the statutorily prescribed form required by the applicable state Governmental Authority in which the Site is located (and, if there is no such prescribed form, then in form and substance reasonably satisfactory to Buyer); provided, that the foregoing requirements in this Section  3.4(1)(xv)(C) shall only apply to subcontractors that have agreed to provide or perform equipment or services in respect of such Facility for purchase price or fees in excess of $[***] in the aggregate.
(D)    UCC-1 Fixture Filing.  No later than ten (10) days after a Facility reaches the Commencement of Operations Date, Seller will file a UCC-1 fixture filing, naming the Buyer as “Secured Party” (or any other applicable capacity of the Buyer) and the Customer as “Debtor”, in the real estate recording jurisdiction in which the Site is located, and upon making such filing Seller shall notify Buyer of the same; provided  Seller shall not make any such filing without receipt of express written authorization from the ESA Customer, as “Debtor”, to make such filing; provided, further, if, despite commercially reasonable efforts, if the ESA Customer will not provide such consent, each of Buyer and Seller shall cooperate to find a solution that is mutually agreeable to both parties thereto to protect Buyer’s interest in the applicable Facility and ensure any such filing, if done, is permitted as a matter of law without consent of the ESA Customer.
(xvi)    Following Commencement of Operations of a Facility, Seller shall promptly remove all waste materials and rubbish from and around the Site as well as all of its tools, construction equipment, machinery, and surplus materials as reasonably necessary to restore each Site to a condition reasonably satisfactory to such ESA Customer or as otherwise required by the applicable Site License or ESA.
(xvii)    Seller’s supply of the Bloom Systems, Ancillary Equipment (if applicable) and BOF hereunder, and performance of the Installation Services therefor, shall be fully comprehensive of all services, labor, and equipment necessary to complete installation of a fully commissioned and operating Facility in accordance with this Agreement, the applicable ESA, the applicable Interconnection Agreement, and the applicable Site License.
(2)    Seller shall be responsible, at its sole cost and expense, for obtaining, maintaining and complying with all Permits required to perform the Installation Services under this Agreement,

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including related performance assurance or other credit support requirements. Without in any way limiting the foregoing, Buyer agrees to cooperate with and assist Seller in obtaining such Permits, at Seller’s cost and expense.
(3)    Seller shall cause all Installation Services to be performed in a good and workmanlike manner, free from defective materials, and in accordance with the Performance Standards, free and clear of Liens other than Permitted Liens.
(4)    Seller shall promptly pay all subcontractors under this Agreement (including, for clarification, subcontractors working off-Site) and shall, at the time of each payment made to any such subcontractor, obtain a conditional or final lien waiver (in each case, substantially in the statutorily prescribed form required by the applicable state Governmental Authority in which the Site is located (and, if there is no such prescribed form, then in form and substance reasonably satisfactory to Buyer)), and promptly provide Buyer with a copy of such lien waiver; provided, that the foregoing requirements in this Section 3.4(4) to provide Buyer with copies of lien waivers shall only apply to subcontractors that have agreed to provide or perform equipment or services in respect of the applicable Facility for purchase price or fees in excess of $[***] in the aggregate. Seller shall discharge any Liens by such subcontractors within thirty (30) days of obtaining Knowledge thereof. Seller shall release all Liens in favor of Seller on each Facility upon final payment of the Aggregate Purchase Price for such Facility. Upon the failure of Seller to discharge a Lien required to be discharged under this Section 3.4(4), or else promptly to provide a bond in an amount and from a surety acceptable to Buyer to protect against such Lien, in each case, within thirty (30) days after Seller is aware of the existence thereof, Buyer may, but shall not be obligated to, pay, discharge or obtain a bond or security for such Lien and, upon such payment, discharge or posting of security therefor, shall be entitled immediately to recover from Seller (and Seller shall indemnify and hold harmless Buyer for) the amount thereof, together with all reasonable and necessary expenses, including attorneys’ fees, actually incurred by Buyer in connection with such payment or discharge, or to set off all such amounts against any amounts owed by Buyer to Seller hereunder.
Section 3.5    Insurance.
(1)    Seller shall maintain and comply with the insurance described in (and comply with the terms and conditions set forth in) Annex B until the end of the Warranty Period with respect to each Facility (including during performance of Installation Services and Facility Services, as applicable), and, to the extent any ESA or Site License contains additional or more stringent insurance requirements (including the addition of any named or additional insureds), Seller shall on Buyer’s behalf satisfy and maintain compliance with such requirements.
(2)    Promptly after the Agreement Date, and each year, promptly after effecting the renewal of its insurance policies, Seller shall provide to Buyer copies of any certificates of insurance evidencing its compliance with Annex B.
Section 3.6    Right of First Refusal. In the event that Buyer or its Affiliates desires to sell or otherwise transfer title to any Facility or Facilities that is not in conjunction with the assignment or other transfer of the direct or indirect equity interests of Buyer, as permitted pursuant to

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Section 14.4 (if not in conjunction as so described, a “Facility Transfer”), to a transferee other than an ESA Customer or an Affiliate of Buyer, Buyer shall first promptly notify Seller of the proposed purchase price and any material economic terms and conditions (“Buyer’s Notice”). The Buyer’s Notice shall constitute the Buyer’s offer to sell the Facility or Facilities to Seller:
(1)    If such Facility Transfer is for a Facility or Facilities that in the aggregate are less than [***]% of the Portfolio (measured as the System Capacity of the Facility or Facilities to be transferred over the System Capacity of the Portfolio) (the “ROFR Threshold”), the Buyer’s notice shall be irrevocable and Seller shall have an exclusive right of first refusal to purchase such Facility or Facilities on the same terms and conditions of such sale outlined in the Buyer’s Notice for a period of 10 Business Days after receipt of such terms and conditions in the Buyer’s Notice; and
(2)    if such Facility Transfer is for a Facility or Facilities that in the aggregate are equal to or greater than the ROFR Threshold, Seller will have the option to make an offer to purchase such Facility or Facilities before the end of the period of ten (10) Business Days after receipt of such terms and conditions in the Buyer’s Notice by delivering a written offer to Buyer on the terms specified in the Buyer’s Notice (“Seller’s Offer Notice”). Any Seller’s Offer Notice so delivered to Buyer shall be binding upon delivery and be irrevocable by Seller. Buyer agrees to bargain in good faith on any terms not stated in the Seller’s Offer Notice.
(3)    In the event that Seller elects to purchase such Facility or Facilities, Seller shall, promptly following payment of the purchase price, remove such Facility or Facilities at Seller’s cost, including the remediation of the Site in which the such Facility or Facilities were located in accordance with Section 4.10(2).
(4)    In the event that Seller declines to purchase such Facility or Facilities, or fails to respond within the applicable period, or if Buyer and Seller fail to agree on and execute a purchase and sale agreement within sixty (60) calendar days after the date of Buyer’s receipt of Seller’s Offer Notice, Seller shall be deemed to have waived its rights to purchase such Facility or Facilities pursuant to this Section 3.6(2), and Buyer shall have the right thereafter, without further notice to Seller, to effect any such Facility Transfer; provided, if the purchase price of any Facility Transfer offered to any such third-party decreases by more than ten (10%) percent of the original purchase price or there are material changes in material terms favorable to a potential independent buyer that a reasonable independent buyer would reasonably believe to be materially beneficial after Seller has waived its rights to purchase such Facility or Facilities pursuant to this Section 3.6, then Buyer shall notify Seller in writing of the change and shall give Seller another option to purchase the Facility or Facilities pursuant to clause (1) or (2) of this Section 3.6, as applicable, at the reduced purchase price or pursuant to such changed terms. Any Facility Transfer must be effected in accordance with the terms and conditions of the applicable ESA or ESAs. Buyer may not make a Facility Transfer to a direct Competitor of Seller without the express written consent of Seller.
(5)    Any Facility Transfer shall have no effect whatsoever on the terms and conditions of this Agreement with respect to the remaining Facilities not subject to such Facility Transfer.

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(6)    Notwithstanding anything to the contrary herein, this Section 3.6 shall in no way restrict an assignment or other transfer of this Agreement or a Party’s rights, interests or obligations hereunder pursuant to the terms of Section 14.4, and the Parties acknowledge and agree that any restrictions applicable to such an assignment or transfer are set forth in Section 14.4.
(7)    Subject to clause (6) above, if Buyer effects a Facility Transfer pursuant to this Section 3.6, (A) Buyer may assign and delegate its rights and obligations under this Agreement solely with respect to those Facilities subject to such Facility Transfer to the applicable purchaser or (B) Buyer will facilitate and Seller will use commercially reasonable efforts to enter into an agreement with such purchaser for the operation and maintenance of such Facilities with terms substantially similar to the operation and maintenance terms set forth herein, after which this Agreement shall no longer be deemed to be effective with respect to those Facilities subject to such Facility Transfer.
Section 3.7    Third Party Warranties. If any express or implied warranties, indemnities, guaranties, remedies, covenants and other rights which any subcontractor or supplier has made to Seller with respect to any good, service, or other deliverable furnished under this Agreement in respect of a Facility (each a “Third Party Warranty”), including third party Software, would provide any additional rights to Buyer beyond the warranties under ARTICLE V, then (a) such Third Party Warranty providing additional rights will be for the benefit of and passed through to Buyer to the fullest extent possible, (b) Seller hereby transfers and assigns (and shall transfer and assign in the future, to the extent not hereby transferred and assigned) to Buyer all of Seller’s right, title and interest under such Third Party Warranty to exercise such additional rights (and shall execute and deliver any documents as and when required to effect the foregoing transfers and assignments), and (c) Seller hereby appoints Buyer as attorney-in-fact coupled with an interest to exercise and enforce all such additional rights in the name of either Buyer or Seller. Nothing in this Section 3.7 will limit Seller’s obligations to Buyer under ARTICLE V or Section 3.3.
Section 3.8    Access; Cooperation. Seller shall provide to Buyer such other information that is in the possession of Seller or its Affiliates or is reasonably available to Seller regarding the permitting, engineering, construction, or operations of Seller, its subcontractors or the Facilities, and other data concerning Seller, its subcontractors or the Facilities that Buyer may, from time to time, reasonably request in writing, subject to Seller’s obligations of confidentiality to third parties with respect to such information.
Section 3.9    Performance Standards. For the purpose of this Agreement, Seller shall perform all of its duties and obligations under this Agreement, including the Installation Services and the Facility Services, in accordance and consistent with each of the following (unless the context requires otherwise), including to such standards as are required of Buyer in respect of duties and obligations for which Seller bears responsibility under this Agreement: (A) plans and specifications attached hereto or provided pursuant to any Permit, ESA, Site License or Interconnection Agreement; (B) all Permits and other applicable Legal Requirements; (C) the manufacturer’s recommendations and warranties with respect to all equipment and all maintenance and operating manuals or service agreements, whenever furnished or entered into, including any subsequent

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amendments or replacements thereof, issued by the manufacturer, provided they are consistent with generally accepted practices in the fuel cell industry; (D) the requirements of all applicable insurance policies; (E) any applicable provisions of the Site Licenses, including any landlord rules and regulations; (F) Prudent Electrical Practices; (G) the relevant provisions of each Interconnection Agreement and PTO; (H) each ESA and Site License; (I) each Incentive Agreement; (J) the requirements in respect of any applicable System Attribute in respect of which any services are being provided by Seller or its Affiliate (x) hereunder or (y) under the Administrative Services Agreement, (K) the Seller Corporate Safety Plan (as updated by Seller from time to time, with a copy provided promptly to Buyer); (L) all Legal Requirements, Permits and Governmental Approvals; and (M) all Environmental Requirements (collectively, the “Performance Standards”); provided, however, that meeting the Performance Standards shall not relieve Seller of its other obligations under this Agreement. Any Battery Solution associated with a Facility shall be charged solely by the associated Bloom System, and under no circumstances shall any electricity from any source other than the associated Bloom System be stored in the Facility.
Section 3.10    Market-Based Rate Authority.
(1)    Seller shall assist Buyer in seeking and applying for a grant of market-based rate authority from FERC sufficient to operate each Facility (“205 Authority”). In connection with such assistance, Buyer shall reimburse Seller for any out-of-pocket expenses (including reasonable attorney’s fees, but not including Seller overhead cost) in connection with such assistance with the preparation of such applications.
(2)    Buyer shall diligently seek to file an application for 205 Authority and shall acquire 205 Authority as quickly as is reasonably practicable. For the period from the Agreement Date until such time as Buyer receives 205 Authority, Seller will (unless and until requested not to do so by Buyer) (A) at each Facility that will be Placed in Service during such period (i) install a bidirectional meter or similar monitoring device for the measurement of kWh delivered, kWh received and net kWh, (ii) monitor daily net kWh from such Facility, and (iii) promptly make such daily data available to Buyer, and (B) notwithstanding the Warranty Specifications, but in accordance with the applicable ESA, (i) [***], and (ii) with respect to other Sites Placed in Service during such period, [***] (this clause (B), a “205 [***]”). In connection with the seeking of the [***], 205 Authority or any 205 [***], Seller shall use its commercially reasonable efforts, at Buyer’s cost and expense and upon Buyer’s request, to (x) facilitate the applicable ESA Customer’s gaining an understanding of the circumstances giving rise to such seeking of a [***] or 205 Authority, or such 205 [***], and any anticipated effects under the applicable ESA, (y) (subject to Section 3.10(3)) reschedule applicable Facilities’ Placed in Service Dates, and (z) mitigate any adverse economic consequences to Buyer hereunder or such ESA Customer under such ESA. Upon Buyer’s receipt of 205 Authority or the [***] (whichever occurs later), Seller’s obligations pursuant to this Section 3.10 shall terminate and Seller will resume full operation of such Facilities in accordance with the Warranty Specifications (to the extent Seller’s obligations in respect of such Warranty Specifications were ever limited).

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(3)    Notwithstanding anything herein to the contrary, until the earlier of (I) expiration pursuant to Section 2.10(5) of Seller’s obligations under Section 2.10 without a Tax Equity Investment being consummated, and (II) Buyer’s receipt of the [***], Seller shall under no circumstances cause a Facility to be interconnected to the transmission or distribution system of the applicable Transmitting Utility, or, if the Facility has been interconnected to the transmission or distribution system of the applicable Transmitting Utility, cause the interconnection to be energized and synchronized, or generate any energy, including test energy.  This restriction does not apply to the Facilities listed on Schedule 3.10.
ARTICLE IV
FACILITY SERVICES AND OTHER WORK
Section 4.1    In General.
(1)    During the Warranty Period, in consideration of the Service Fees, Seller shall service each Facility constituting a portion of the Portfolio so that the Portfolio performs in accordance with the Warranty Specifications and so that the BOF and Ancillary Equipment will not cause the Portfolio to fail to perform in accordance with the Warranty Specifications, as more fully set forth in ARTICLE V, and in all cases subject to the Performance Standards. Without limiting the foregoing, Seller agrees to perform on behalf of Buyer all operations and maintenance obligations in respect of each Facility under the applicable ESA and Site License in a manner fully consistent with the terms and conditions of such documents. The services set forth in this Section 4.1, as more fully described in this ARTICLE IV, are collectively referred to herein as the “Facility Services.” For clarity, Seller shall have no authority or responsibility under this Agreement with respect to the payment or receipt of monies to or from ESA Customers or with respect to serving or receiving formal notices to or from ESA Customers; provided, however, subject to the notice requirements set forth in Section 6.2, that Seller may informally communicate with ESA Customers regarding routine, day-to-day Facility Services matters. For so long as Seller is performing Facility Services in respect of a Facility, the Parties intend that Seller shall be responsible for all operational activities in respect of such Facility, including the performance of all obligations to ESA Customers that are required to be performed physically at any Site under the applicable Facility Contracts. If a Party has any uncertainty regarding which Party is responsible for particular obligations to ESA Customers, the Party’s Manager shall discuss such matter with the other Party’s Manager to implement the allocation of responsibility intended by this Agreement and the Parties thereafter shall, if necessary, amend this Agreement to clarify the Parties’ agreement regarding such allocation of responsibility.
(2)    Until the expiration of the Extended Warranty Term, upon the expiration of the Warranty Period with respect to any Facility Buyer may, at its option, elect to renew the Warranty Period with respect to such Facility for a period of one (1) additional year. The Warranty Period for each Facility shall be automatically renewed for a period of one (1) additional year at the termination of the existing Warranty Period if Buyer has not informed Seller in writing of its election to terminate the Warranty Period at the end of such existing Warranty Period at least thirty (30) days prior to the final date of such existing Warranty Period. Notwithstanding anything to the contrary set forth in

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the foregoing, in the event that the “Term” of the Equinix ESA with respect to any Facility(ies) is extended pursuant to Section 4.7(c) thereof, then, upon the expiration of the then-applicable term of such Equinix ESA absent such extension, Buyer may elect to extend the Warranty Period for such Facility(ies) for a period equal to such extended “Term” instead of electing a one-year renewal.
(3)    Notwithstanding anything to the contrary set forth in the foregoing, in the event that the “Term” of an ESA with respect to any Facility is extended pursuant to any provision in such ESA (or any related agreement between Buyer and the applicable ESA Customer) providing for a day-for-day extension thereof during a period in which the Facility is not generating electricity, then, (i) Buyer’s obligation to pay Services Fees with respect to the applicable Facility shall be automatically suspended during the pendency of the Facility outage, (ii) the year of the Warranty Period in which the “Initial Term” (as extended) of the applicable ESA would otherwise have expired shall be automatically extended on a day-for-day basis equal to the extension of the applicable ESA so that the Warranty Period is coterminous with the “Initial Term” of applicable ESA, as extended, and (iii) during such idle period Seller will be obligated to perform only such maintenance services for the Facility as are designed to facilitate a safe and reliable restart of the Facility following such idle period.
(4)    If requested by Buyer, Seller shall use its commercially reasonable efforts to assist with and facilitate (i) the exercise by any ESA Customer of its rights to renew, or (ii) other renewal, in each case of the initial term or any renewal term of such ESA Customer’s ESA. Such assistance and facilitation shall include the execution and delivery of reasonable documents and other instruments requested by Buyer.
Section 4.2    Operation and Maintenance Services. Without limiting, and in furtherance of, Section 4.1, Seller is hereby granted the right and authority (and, to the extent necessary to carry out its functions hereunder, a limited power of attorney) and agrees, for the benefit of Buyer, to operate safely and reliably each Facility and to maintain during the Warranty Period in accordance with the terms of this Agreement each such Facility in good condition and repair in accordance with the Warranty Specifications and the Performance Standards. During the Warranty Period, the specific responsibilities of Seller under this Agreement shall include the following:
(1)    Facility Operations. Seller shall ensure that all Facility components are operated and maintained safely and in a manner designed to meet the Warranty Specifications and Performance Standards and as otherwise required under this Agreement.
(2)    Facility Maintenance. Seller shall perform, or cause to be performed, all scheduled and unscheduled maintenance required on the Facilities in order to perform in accordance with the Warranty Specifications and Performance Standards. In that regard, Seller’s responsibilities hereunder shall include promptly correcting any malfunctions in compliance with the terms of this Agreement. Seller agrees to respond in a timely manner to any Facility outage or other casualty that materially reduces power output or efficiency, or materially impairs the capability of any Facility to comply with the terms and provisions of the applicable ESA or the Performance Standards, by (A) promptly diagnosing the source of such issue and, (B) if on-Site Facility Services are required,

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using its best efforts to (1) dispatch field service personnel to the Site within one Business Day after Seller obtains Knowledge that such on-Site Facility Services are required, and (2) cause its field service personnel to arrive at the applicable Site in order to commence repair services at the applicable Facility no later than the next Business Day. Without in any way limiting the foregoing, Seller shall in any event comply with any and all response time(s) and/or corrective activity(ies) required by the applicable ESA(s).
(3)    Repair and Replacement of Power Modules; ITC Recapture Covenant. Buyer agrees that Seller may replace the Power Modules included in each Facility with Power Modules of a different model, provided that Seller certifies to Buyer that such replacement model has been subjected to inspections and tests performed by Seller which indicate that such replacement Power Modules model is reasonably expected to perform at least as well as the model it replaces. Seller hereby covenants to Buyer that (i) any repair or replacement of Power Modules made within five (5) years of the date the applicable Bloom System was Placed in Service will have an aggregate cost of replaced parts (taking into account the cost of any other replaced parts pursuant to this Agreement or otherwise) that is less than eighty percent (80%) of the Bloom System’s total value (the cost of the new parts plus the value of the remaining Bloom System originally Placed in Service), and (ii) Seller shall keep appropriate records and other documentation until the twelve-year anniversary of the date upon which the applicable Bloom System was Placed in Service that (A) specifically identify the Power Module relocated or removed, (B) evidence that such item is different than that used upon Placed in Service, (C) are sufficient to provide evidence to Buyer and other Persons, as necessary, of the cost of such replaced parts and (D) are sufficient to provide evidence to Buyer and other Persons, as necessary, whether any removed or relocated Power Modules or refurbished parts contain any equipment other than the specifically identified components relocated or removed; provided, Seller shall have no obligation to disclose such records or documentation unless required under Section 6.1(1)(ii) or Section 10.3(5) in connection with a Tax Proceedings.
(4)    Personnel. Seller shall ensure that all operations and maintenance functions contemplated by this Section 4.2 are performed by technically competent and qualified personnel (the “Service Technicians”). Seller shall ensure that all Service Technicians: (i) participate in a maintenance training program and receive confirmation of having achieved the requisite level of proficiency for the tasks they are assigned to perform, and (ii) attend periodic “refresher” training programs to the extent Seller deems necessary, in its reasonable judgment.
(5)    Spare Parts. Seller shall establish and maintain an adequate inventory of spare parts in one or more locations to facilitate scheduled and unscheduled maintenance required on the Facilities.
(6)    Programs and Procedures. Prior to the date of the Commencement of Operations of the first Facility, Seller and Buyer shall have adopted and implemented programs and procedures, consistent with the Performance Standards, intended to ensure safe and reliable operation of the Facilities. Seller may update such programs and procedures from time-to-time during the Term that it believes to be appropriate, in its reasonable judgment and in accordance with the Performance Standards, such updates subject to Buyer’s approval. Buyer may, not more than once per calendar

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year and at Buyer’s sole cost and expense, review such programs and procedures from time to time to confirm compliance with the Performance Standards. Buyer may from time to time provide comments on any such Seller programs and procedures and Seller agrees to consider any such comments in good faith; provided, that Buyer’s review and comment on any such program or procedure will not relieve Seller of any of its obligations under this Agreement.
(7)    Operations and Maintenance Procedures. Without in any way limiting Seller’s obligations pursuant to this Section 4.2, Seller shall perform all operations and maintenance work in accordance with the provisions of Schedule 4.2.
(8)    Maximum Export Covenants and Net Metering. Seller shall cause each Facility to be operated such that the export off Site of any amount of output from any Facility does not cause the breach or violation of any obligation or duty in the applicable ESA in respect of net metering quantities or other output export limitations.
(9)    Kaiser Self Performance. Notwithstanding anything to the contrary herein, Buyer shall have no liability hereunder or under any Transaction Document arising from any performance by Kaiser pursuant to a Kaiser ESA.
Section 4.3    Service Fees.
(1)    Buyer shall compensate Seller for the Facility Services, on a calendar month basis, by paying Seller the “Service Fees” equal, for each Facility, to (i) (A) the rate (in $/kW) specified in Schedule 4.3(1) hereto for such Facility for the applicable calendar month since the applicable Facility achieved Commencement of Operations, multiplied by (B) the aggregate System Capacity (in kW) of the Bloom Systems comprising the applicable Facility, for the applicable calendar month, plus (ii) any additional Services Fees for such Facility set forth on Schedule 4.3(1) hereto based on the presence of Ancillary Equipment. If Facility Services are provided by Seller for a particular Facility for only a portion of any calendar month, the Service Fees due with respect to such partial calendar month shall be pro-rated based on the number of days such Facility Services were provided in respect of such Facility during the calendar month.
(2)    Commencing on the date each Facility achieves Commencement of Operations, with respect to each calendar month of such Facility’s Warranty Period, the Service Fees shall be invoiced not more often than once per calendar month on a separate invoice (and not pursuant to a Payment Notice) not later than five (5) Business Days prior to the first day of such calendar month, and, subject to Section 3.4(1)(xii)(B) and Section 5.4, shall be payable no later than the thirty (30) calendar days following such proper delivery of such invoice; provided, that the pro rata Services Fees for the calendar month in which a Facility achieves Commencement of Operations shall be invoiced and paid with the Services Fees for the subsequent calendar month. Interest shall accrue, unless being contested in good faith, daily on the Service Fees not paid when due, at the lesser of the monthly rate of (i) one and five-tenths percent (1.5%) and (ii) the highest rate permissible by law on such unpaid balance. Seller shall be under no obligation to provide or perform services hereunder for any Facility whose Service Fee, other than a Service Fee disputed in good faith, has not been paid in full (or offset pursuant to Section 3.4(1)(xii)(B), Section 4.3(6), Section 5.7 or

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Section 5.8) within thirty (30) days of invoice until such date upon which the Service Fee has been paid.
(3)    If Buyer disputes any amount shown in an invoice issued by Seller in accordance with Section 4.3(2): (i) Buyer must pay the undisputed portion of the invoice amount within the time prescribed by Section 4.3(2), and (ii) liability for the disputed portion of that invoice will be determined in accordance with the dispute resolution procedure set out in Section 14.5.
(4)    Any disputed portion of an invoiced amount which was not paid under Section 4.3(3) and is determined as being due to Seller in accordance with the dispute resolution procedure set out in Section 14.5 must be paid by Buyer within ten (10) days of the determination of the dispute in accordance with the procedure set out in Section 14.5 plus, if it is determined in accordance with the dispute resolution procedures that the disputed portion was not disputed in good faith, interest calculated in accordance with Section 4.3(2).
(5)    Buyer shall, promptly following receipt of an invoice and reasonable supporting documentation thereof, reimburse to Seller the amount of any cash deposit Credit Support provided by Seller and described on Schedule 1.
(6)    Each Party shall have the sole and absolute right to set off any undisputed amounts to which it is entitled under this Agreement (each, a “Set-Off Amount”). If a right to set off so arises, Buyer or Seller, as the case may be, may invoice the other Party for such Set-Off Amount. If such Set-Off Amount is not paid within 30 days of receipt of such invoice, then the Party due such Set-Off Amount shall have the sole and absolute right to set off any undisputed amounts to which it is entitled under this Agreement against any amounts owed by such Party under this Agreement; provided, however, the Party setting off such amounts must deliver written notice to the other Party no later than three (3) Business Days from date the Set-Off Amount is actually set off, which notice identifies (i) the amount so invoiced pursuant to this Section 4.3(6),(ii) the Set-Off Amount, and (iii) the provision to which the Set-Off Amount relates. The deduction of any Set-Off Amount shall operate for all purposes as a complete discharge (to the extent of such deduction) of the obligation of the applicable Party to pay the amount from which such deduction was withheld and made. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit the applicable Party in any manner in the enforcement of any other remedies that may be available to it.
(7)    If Seller is prevented from performing the Facility Services for a given Facility, or if Buyer is prevented from performing its obligations hereunder, due to a Force Majeure Event under Section 12.6(1) or a Change in Law under Section 12.9, in either case for a period in excess of thirty days in the aggregate (whether or not continuous) over a six month period, then, on and after the thirty-first day of such Force Majeure Event or Change in Law, as the case may be, Buyer shall not be required to pay the Service Fees for such Facility until the date Seller may resume performing the Facility Services for such Facility.
(8)    Unless expressly stated otherwise, the Service Fee shall serve as the full consideration for all of Seller’s obligations in this Article IV and otherwise after each Facility’s Commencement

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of Operations Date pursuant to this Agreement, and Buyer shall have no obligation to make further payment with respect to such performance hereunder. Seller shall bear any cost overruns in connection with any services provided by a Service Provider.
Section 4.4    Remote Monitoring; BloomConnect.
(1)    For purposes of monitoring the operational performance and determining when repair services are necessary, Seller shall monitor and evaluate the information gathered through remote monitoring of each Facility and Site as well as the maintenance and inspection Site visits. For so long as Seller is responsible for the Facility Services in respect of any Facility, Seller shall provide Buyer with access to (i) BloomConnect or any successor software and (ii) Raw Data, in each case with respect to such Facility.
(2)    To the extent an ESA Customer has a right to access BloomConnect or any successor software related to the management of its purchase of energy under an applicable ESA, Seller shall provide access to such ESA Customer for the same.
Section 4.5    Permits.
(1)    Seller shall be responsible, at its sole cost and expense, for obtaining, maintaining and complying with all Permits and PTO required to perform the Facility Services under this Agreement, including related performance assurance or other credit support requirements in connection therewith, and shall promptly notify Buyer of any material challenges to the status of a Permit and PTO for a Facility, or any other material issues or anticipated material issues relating to obtaining or maintaining a Permit and PTO for a Facility. Without in any way limiting the foregoing, Buyer shall cooperate with and assist Seller in obtaining all such Permits and PTO.
(2)    Seller agrees, at its sole cost and expense, to consult, advise and otherwise assist with the Buyer’s preparation and submission of all filings and notices of any nature which are required to be made by Buyer under the terms of any Permit held by Buyer or any Legal Requirements applicable to the Facilities or to Buyer on account of the Facilities.
Section 4.6    Coordination of Relationship.
(1)    Seller’s Operations Manager. Seller shall at all times retain an operations manager (the “Operations Manager”) who shall be dedicated to the overall supervision and management of performance of Seller’s Facility Services obligations under this Agreement. Seller’s initial Operations Manager is set forth on Schedule 4.6. Seller may, from time to time, designate another individual as a proposed replacement for the Operations Manager by notice to Buyer. Seller’s suggested replacement Operations Manager shall be subject to Buyer’s approval, which may not be unreasonably withheld or delayed in all instances. Where feasible, Buyer shall have the opportunity to meet the replacement Operations Manager in person or telephonically prior to assignment. Such meeting will take place telephonically except as otherwise agreed upon by the Parties. Nothing in this paragraph shall prevent Seller from assigning interim replacements on a temporary basis to enable it to continue to timely perform its obligations while assignment of a

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permanent replacement is pending. During the Warranty Term, Seller shall not assign the Operations Manager duties that are inconsistent or that conflict with the obligations of the Operations Manager in respect of his or her Facility Services duties.
(2)    Buyer Manager. Buyer will appoint an individual to serve as its primary contact person with regard to this Agreement (the “Buyer Manager”). Buyer’s initial Buyer Manager is set forth on Schedule 4.6. Buyer may, from time to time, designate another individual as a proposed replacement for the Buyer Manager by notice to Seller.
(3)    Manager Meetings. The Buyer Manager and the Operations Manager will serve as each Party’s main contact to, and for, the other Party with regard to day-to-day matters affecting the Parties’ relationship in relation to Installation Services and Facility Services. The Buyer Manager and the Operations Manager (or their designees) will meet, by phone or in person, as often as they feel necessary to monitor and manage such day-to-day activities. Such managers shall operate by consensus to the extent practicable but shall have no authority to amend or waive compliance with the terms and conditions of this Agreement, or to approve actions of the Parties that are inconsistent with this Agreement. Any such waivers or amendments shall be implemented only as described in Section 14.1 or Section 14.2, as the case may be.
(4)    QBR. Unless waived in writing by Parties, senior representatives of Buyer (or its Affiliate) and Seller will meet for a QBR at least once each fiscal quarter, which meeting may be by phone or in person. The parties will mutually agree, reasonably in advance, upon an agenda for each QBR, which may include ESA Customer renewals and additional expansion activities. Each QBR shall provide the parties reasonable time to discuss the agenda and ask and respond to relevant questions.
Section 4.7    Relocation or Removals of Facilities or Power Modules Within Portfolio Pursuant to ESAs. In the event that an ESA permits the applicable ESA Customer to request or require the relocation or removal of a Facility or any Power Modules therein after such Facility achieves any of the events described in clauses (2) through (4) of the definition of “Placed in Service”, Buyer may, upon request made by such ESA Customer pursuant to the provisions therein, require Seller to relocate or remove such Facility or Power Modules pursuant to this Section 4.7.
(1)    In the event that a Facility or one or more Power Modules are to be relocated and remain subject to the same ESA pursuant to this Section 4.7, Seller shall promptly perform all actions necessary for the removal of such Facility or Power Modules from the original Site(s) and the transportation to, and reinstallation and resumption of operations of, such Facility or Power Modules at the relocation Site(s) determined in accordance with the applicable ESA. Buyer shall bear all costs associated with such relocation, provided, that Seller shall bear all such costs to the extent such relocation is due to a breach by Seller of the ESA Warranty or the Efficiency Warranty or a Seller Default, in each case as between Buyer and Seller.
(2)    In the event that a Facility or one or more Power Modules are to be removed pursuant to this Section 4.7, Seller will promptly remove such Facility or Power Modules from the applicable Facility or Facilities, and the Parties will cooperate in good faith to identify one or more Sites or

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Facilities in the Scheduled Portfolio at which to redeploy such Facility or Power Modules, either (in the event one or more Power Modules but not an entire Facility is being removed or relocated) as additional Power Modules installed in then-empty Power Modules cabinets or to replace operating Power Modules nearing the end of their useful life. In identifying such Sites or Facilities, the Parties will consider (among other things) (i) the availability of empty Power Module cabinets, (ii) wiring or other equipment limitations, and (iii) any restrictions or limitations imposed by Legal Requirements, the ESAs, and the applicable Interconnection Agreement. Upon Buyer’s direction, Seller will promptly (x) perform all actions necessary for the handling, removal, shipping, transportation, storage, and reinstallation of such Facility or Power Modules from the original Site and the transportation to, and reinstallation and resumption of operations of, such Facility or Power Modules at the relocation Site in each case in accordance with the applicable ESA and (y) exercise its commercially reasonable efforts to assist Buyer in obtaining for Buyer’s benefit a release in writing of all of Buyer’s obligations and liabilities with respect to such Facility or Power Modules that are applicable at the initial Site, whether under the applicable ESA or any other agreements that are no longer applicable.
(3)    Any relocation or removal of Power Modules pursuant to this Section 4.7 shall be performed in accordance with Sections 4.2(3); provided, that without Buyer’s prior written consent, Seller shall not perform such relocation or removal other than using specifically identified Components removed or relocated from the original Site.
Section 4.8    Remarketing and Redeployment.
(1)    In certain circumstances an ESA may contain terms or conditions requiring Buyer to attempt to remarket and redeploy one or more Facilities, but not to remove or relocate such Facilities, which actions are instead addressed in Section 4.7 hereof. If Buyer becomes obligated to attempt such remarketing and redeployment as described in the foregoing sentence, Seller agrees to assist Buyer in its applicable remarketing, resale or redeployment obligations (collectively, the “ESA Remarketing Activities”), using at least that degree of effort as is required of Buyer under the applicable ESA. Without in any way limiting the foregoing, Seller assistance shall include taking the following actions for Buyer’s benefit upon request: (a) if necessary, remove such Facility in accordance with Section 4.10(2), (b) on a nondiscriminatory basis with respect to other similar equipment of Seller, distributing to its sales organization information on the availability, location and price of such Facility, and agreeing to provide to a prospective purchaser of such unit or the output thereof, as applicable, at no cost to such purchaser, a certificate of maintainability with respect to such unit, (c) subject to Buyer’s approval of reinstallation and procurement plans, cause such Facility to be reinstalled at the applicable purchaser’s site at Seller’s then prevailing installation rates, including procuring and installing any necessary BOF equipment related thereto, (d) cause such Facility to be refurbished or reconfigured as necessary or appropriate to facilitate such resale or redeployment, and (e) enter into an Energy Tolling Agreement and site license agreement for all necessary operations and maintenance services necessary to operate such Facility following such resale or redeployment at Seller’s then prevailing maintenance rates for similar equipment at a similar Site and including a scope of work, performance guaranties, and indemnification provisions similar in all material respects (except that Tolling Rates shall be subject to Buyer’s approval in its

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sole discretion) to the ESA pursuant to which the applicable Facility was most recently installed. The purchaser described above shall be deemed a New Customer hereunder, and its site a New Customer Site, in each case approved in accordance with Section 2.9 (in Buyer’s sole discretion). Any ESA Remarketing Activities shall be performed in accordance with Section 4.2(3); provided, that without Buyer’s prior written consent, Seller shall not perform such ESA Remarketing Activities other than using specifically identified Components removed or relocated from the original Site. In the event the requirements and obligations under the ESA conflict with the requirements and obligations in this Section 4.8(1), the provisions of the ESA shall prevail.
(2)    If Buyer elects that Seller relocate a Facility or Bloom Systems to a substitute Site or a New Customer Site pursuant to Section 3.4(1)(xii)(B) or Seller becomes obligated to do so as a result of removing a Facility under Section 2.4(7) (if applicable), then unless and until Buyer subsequently elects that Seller refund any amounts in respect of the Aggregate Purchase Price paid as of such date in and remove such Facility or Bloom Systems pursuant to Section 2.4(7) or Section 3.4(1)(xii)(B), as applicable, to the extent a substitute Site is not already available and approved pursuant to this Agreement, Seller shall attempt to remarket or redeploy such Facility or Bloom Systems, including upon Buyer’s request, on a nondiscriminatory basis with respect to other similar equipment of Seller, distributing to its sales organization information on the availability, location and price of such Facility, and agreeing to provide to a prospective purchaser of such unit or the output thereof, as applicable, at no cost to such purchaser, a certificate of maintainability with respect to such unit (collectively, the “Pre-PIS Remarketing Activities”). Seller will (a) if applicable, ensure any proposed New Customer and/or New Customer Site is approved by Buyer in accordance with Section 2.9, (b) subject to Buyer’s approval of reinstallation and procurement plans, (c) cause such Facility to be reinstalled at the applicable New Customer Site at Seller’s then prevailing installation rates, including procuring and installing any necessary BOF equipment related thereto cause such Facility to be refurbished or reconfigured as necessary or appropriate to facilitate such redeployment, (d) either (x) in its own name, enter into the applicable ESA and site license agreement for all necessary operations and maintenance services necessary to operate such Facility following such redeployment at Seller’s then prevailing maintenance rates for similar equipment at a similar Site and including a scope of work, performance guaranties, and indemnification provisions similar in all material respects (except that Tolling Rates shall be subject to Buyer’s approval in its sole discretion) to the ESA pursuant to which the applicable Facility was most recently installed and, upon approval in writing from Buyer, assign each of the foregoing to Buyer or (y) negotiate the final forms of the foregoing and present them to Buyer for approval and execution.
(3)    All of Seller’s reasonable and documented costs and expenses (including a reasonable allocation of personnel hours) incurred in connection with any ESA Remarketing Activities shall be reimbursed by Buyer, and Seller will reasonably cooperate with Buyer to provide Buyer with any documentation that is required pursuant to the applicable ESA to support such costs and expenses. All costs and expenses in respect of any Pre‑PIS Remarketing Activities and other services and equipment provided pursuant to Section 4.8(2) are for the account of Seller, it being understood that any portions of the Aggregate Purchase Price paid to date in respect of the related Facility shall fully compensate Seller for performing such obligations.

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Section 4.9    Calculation of Indexed ESA Tolling Rates. In the event that an ESA (including as applicable to any one or more Facilities) provides for the calculation of the Tolling Rate for any Facility as of any time based on external factors such as the prevailing price of electricity, electricity transmission and delivery, natural gas prices, or other factors (each, an “Indexed ESA”), Seller shall perform all required calculations of the Tolling Rate(s) on behalf of Buyer in accordance with the requirements of the applicable Indexed ESA, and Buyer hereby authorizes Seller, subject to Section 4.1, to perform such calculations, informally interact with the applicable ESA Customer(s) and generate proposed calculations of Tolling Rate(s) from time to time in accordance with the provisions of the applicable Indexed ESA. Seller shall keep Buyer informed, with reasonable documentation, throughout the performance of actions contemplated in this Section 4.9. In the event of any dispute between Seller and the applicable ESA Customer(s) regarding the calculations of the Tolling Rate(s), Seller shall provide prompt notice to Buyer of such dispute and thereafter Buyer shall have right to participate in and control all negotiations and to resolve such dispute with the applicable ESA Customer(s) regarding the calculations of such Tolling Rate(s). Seller shall deliver to Buyer the results of Seller’s calculations of the Tolling Rate(s) under each applicable Indexed ESA at least five (5) Business Days prior to the date such calculations are to be delivered to the applicable ESA Customer so that Buyer may confirm Seller’s calculations, and Seller shall not provide any such calculation to the applicable ESA Customer until Buyer has confirmed Seller’s calculations. In the event that Buyer believes Seller has made any calculation errors, the Parties shall cooperate in good faith to resolve any discrepancies between Seller’s calculations and Buyer’s calculations prior to the date on which such calculations must be delivered to the applicable ESA Customer pursuant to the terms of the applicable Indexed ESA, and as between Buyer and Seller any discrepancies that remain unresolved after a period of three (3) Business Days of discussions shall be resolved in favor of Buyer.
Section 4.10    Repurchase and Remove.
(1)    If Seller repurchases a Facility pursuant to any of Sections 5.7(4), 5.8(1), 12.3, or 12.7(2), or if a Facility is returned to Seller pursuant to Sections 2.4(7), 3.4(1)(xii)(B), or Section 13.1, then:
(i)    Seller shall (x) pay to Buyer the Repurchase Value, if Seller is required to repurchase a Facility pursuant to any of Sections 5.7(4), 5.8(1), 12.3, 12.7(2), (y) if Seller is required to refund or repurchase a Facility pursuant to Sections 2.4(7) or 3.4(1)(xii)(B), (A) refund to Buyer all payments of the Aggregate Purchase Price paid in respect of such Facility or any Components thereof as of such date and (B) pay to any ESA Customers and any other Persons any amounts that are due or become due to be paid by Buyer pursuant to any ESA, Site License or other Facility Contract or Permit in respect of such Facility, or (z) pay to Buyer the amount specified in Section 13.1, if a Facility is returned to Seller pursuant thereto;
(ii)    title to such Facility shall automatically transfer back to Seller on an AS IS basis upon Buyer’s receipt of such payment and Buyer shall deliver a Bill of Sale to Seller evidencing such transfer of title;

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(iii)    upon Buyer’s request, Seller shall use commercially reasonable efforts to assist Buyer in securing a release in writing of (and if such release cannot be secured within thirty (30) days, Seller shall assume in writing) all of Buyer’s obligations and liabilities with respect to such Facility from the related ESA Customer under the applicable ESA and from any other Person party to a Facility Contract in respect of such Facility under such Facility Contract;
(iv)    Seller shall, at its sole cost and expense, remove such Facility from the applicable Site in accordance with Section 4.10(2) below;
(v)    such Facility shall no longer be deemed a part of the Portfolio or the Scheduled Portfolio; and
(vi)    Seller and Buyer’s rights and obligations with respect to such Facility under this Agreement shall terminate in full, except for those provisions that expressly survive by their terms.
(vii)    THE REMEDY DESCRIBED IN THIS SECTION 4.10(1) IS BUYER’S SOLE AND EXCLUSIVE REMEDY, AND SELLER’S SOLE AND EXCLUSIVE LIABILITY, ARISING OUT OF ANY FAILURE SET FORTH IN SECTIONS 3.4(1)(xii)(B), 5.7(4), 5.8(1), 12.3 OR 12.7(2), EXCEPT AS EXPRESSLY SET FORTH IN SUCH SECTIONS; PROVIDED, SELLER SHALL BE RESPONSIBLE FOR ANY PAYMENTS DUE AND PAYABLE UNDER THIS AGREEMENT UP TO AND UNTIL THE DATE OF SUCH REPURCHASE.
(2)    Subject to Section 4.10(1), if Seller is required to remove a Facility from its Site pursuant to the terms hereunder, then:
(i)    Seller shall remove such Facility and all Ancillary Equipment and BOF (including the concrete pad to the extent required under the applicable ESA or Site License) from such Site;
(ii)    Seller shall restore such Site to the condition before the installation and as required under the applicable ESA and Site License, closing all utility connections and properly sealing all Site penetrations in the manner required by Legal Requirements, the applicable ESA and Site License, if any; and
(iii)    to the extent not already provided under Section 4.10(1)(iii), Seller shall, upon Buyer’s request, use commercially reasonable efforts to assist Buyer in securing a release in writing of all of Buyer’s obligations and liabilities with respect to such Facility, as applicable to the Site from which it was removed, from the related ESA Customer under the applicable ESA and from any other Person party to a Contract in respect of such Facility under such Contract (in each case if terminated or otherwise inapplicable to such Facility after such removal).

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(3)    If Buyer becomes the owner of a Facility, or a Component thereof, that is no longer subject to, or, in Buyer’s discretion, but subject to the terms and conditions of any applicable ESA, adequately monetized under, an ESA, Buyer may elect that Seller provide “Remarketing Services” under and as defined in the Administrative Services Agreement, for the fees set forth therein. Nothing in this Section 4.10(3) shall limit the rights of Buyer in connection with ESA Remarketing Activities or Pre-PIS Remarketing Activities, as set forth in Sections 4.8(1) and 4.8(2), respectively, or in connection with Section 2.9. Any such “Remarketing Services” shall be performed in accordance with Section 4.2(3); provided, that without Buyer’s prior written consent, Seller shall not perform such “Remarketing Services” other than for specifically identified Components removed or relocated from the original Site. This Section 4.10(3) shall be subject to Section 12.7(2) in all respects. Any new off taker of a Facility remarketed by operation of this Section 4.10(3) shall be deemed a New Customer hereunder, and its site a New Customer Site, in each case, approved in accordance with Section 2.9.
ARTICLE V
WARRANTIES
Section 5.1    Facility Services Warranty. Without limiting Seller’s obligations under ARTICLE IV, Seller shall perform, or cause to be performed, all such Facility Services in respect of the Bloom Systems, Ancillary Equipment and the BOF necessary for the Portfolio to perform in accordance with the Warranty Specifications (the “Facility Services Warranty”).
Section 5.2    Performance Guaranty.
(1)    During the Warranty Period, Seller shall determine within ten (10) Business Days after the end of each calendar year, whether the Portfolio has delivered to the applicable Interconnection Points the Minimum kWh for purposes of the Performance Guaranty during such calendar year (“Performance Guaranty”).
(2)    If such calculation indicates that the Actual kWh delivered by the Portfolio was greater than the Minimum kWh during such calendar year, then the difference (in kWh) between Actual kWh less Minimum kWh shall be recorded as a positive balance in the Performance Guaranty Bank.
(3)    If such calculation indicates that the Actual kWh delivered by the Portfolio was less than the Minimum kWh during such calendar year, then the difference (in kWh) between Minimum kWh less Actual kWh shall be recorded as a negative balance in the Performance Guaranty Bank.
(4)    Seller shall report the balance of the Performance Guaranty Bank to Buyer within thirty (30) days of the end of each calendar year. If Seller fails to perform any Performance Guaranty calculation within the periods required by this Section 5.2, Buyer may perform its own calculations and notify Seller of the results of such calculation and, if applicable, make a claim pursuant to Section 5.7. In the event that Buyer believes Seller has made any calculation errors, the Parties shall cooperate in good faith to resolve any discrepancies between Seller’s calculations and Buyer’s calculations.

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(5)    The Minimum Power Product for purposes of the Performance Guaranty shall be updated by amendment to this Agreement (which amendment shall be agreed upon and executed by both Buyer and Seller) promptly following the Commencement of Operations Date Deadline to reflect the final assumptions set forth in the Project Model used to calculate the Aggregate Purchase Price of the Facilities installed in the immediately prior Calendar Quarter (if such Project Model reflects a Minimum Power Product other than [***] percent ([***]%).
Section 5.3    Efficiency Warranty. During the Warranty Period, Seller shall perform any required repairs, modifications (including algorithm or other adjustments) or replacements that Buyer is required to perform pursuant to the ESAs, whether based on the efficiency of any Facility or Facilities or other objective metrics used by Seller consistent with past practices, including availability, output, minimum production, peak demand reduction, demand charge reduction, backup power provision, islanding, net metering or otherwise (the “Efficiency Warranty”). If Buyer is obligated to perform any repair, modification or replacement of any Facility(ies), or any component thereof, pursuant to an ESA, Buyer may make a claim under Section 5.7(3).
Section 5.4    Performance Warranty.
(1)    During the Warranty Period, Seller shall determine within ten (10) Business Days after the end of each Calendar Quarter, whether the Portfolio has delivered to the applicable Interconnection Points the Minimum kWh for purposes of the Performance Warranty (as set forth in the definition of “Minimum kWh”) during such Calendar Quarter (“Performance Warranty”).
(2)    If such calculation indicates that the Actual kWh delivered by the Portfolio was greater than the Minimum kWh during such Calendar Quarter, then the difference (in kWh) between Actual kWh less Minimum kWh shall be recorded as a positive balance in the Performance Warranty Bank.
(3)    If such calculation indicates that the Actual kWh delivered by the Portfolio was less than the Minimum kWh during such Calendar Quarter, then the difference (in kWh) between Minimum kWh less Actual kWh shall be recorded as a negative balance in the Performance Warranty Bank.
(4)    Seller shall report the balance of the Performance Warranty Bank to Buyer with its delivery of the Quarterly Report. At any time the Performance Warranty Bank has a negative balance, Buyer may make a claim under Section 5.7. If Seller fails to perform any Performance Warranty calculation within the periods required by this Section 5.4, Buyer may perform its own calculations and notify Seller of the results of such calculation and, if applicable, make a claim pursuant to Section 5.7. In the event that Buyer believes Seller has made any calculation errors, the Parties shall cooperate in good faith to resolve any discrepancies between Seller’s calculations and Buyer’s calculations.

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Section 5.5    Portfolio Warranty.
(1)    Subject to Section 5.6 and Section 13.7, Seller warrants to Buyer that (i)(x) each Bloom System and each Battery Solution shall, upon Commencement of Operations, conform to the Specifications for Bloom Systems and Battery Solutions, respectively, set forth on Schedule 3.3(1) and (y) each Facility and its Components shall be free from defects in design, materials and workmanship until the second anniversary of the Commencement of Operations for such Facility (the warranties in the foregoing clauses (i)(x) and (i)(y) are collectively the “General Product Warranty”), and (ii) the Portfolio and each Facility will comply with the Warranty Specifications applicable to the Portfolio or such Facility, as the case may be, during the Warranty Period (collectively, the “Portfolio Warranty”). To the extent any claim under either the General Product Warranty or the Portfolio Warranty must be verified by Seller, Seller shall notify Buyer of its determination as promptly as is practicable.
(2)    Upon its receipt of a claim from Buyer relating to the General Product Warranty, or upon its obtaining Knowledge of a breach of the General Product Warranty Seller shall promptly correct the applicable defect or failure to conform at Seller’s sole expense, which proves to be or have been in breach of the General Product Warranty on or before the second anniversary of the Commencement of Operations for such Facility. Seller shall promptly notify Buyer of the date of completion of such correction, repair or replacement. Notwithstanding anything to the contrary in this Agreement, any action by Buyer for a breach of the General Product Warranty with respect to a Facility must be brought no later than ninety (90) days after the second anniversary of the Commencement of Operations for such Facility WITHOUT IN ANY WAY LIMITING SELLER’S OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTION 5.8, AND/OR WITH RESPECT TO CLAIMS PURSUANT TO SECTION 13.3 BUYER’S SOLE REMEDY FOR A BREACH OF THE GENERAL PRODUCT WARRANTY SHALL BE THE CORRECTION OF DEFECTIVE OR NON-CONFORMING FACILITY AS STATED ABOVE.
(3)    The Portfolio Warranty is not transferable to any third person unless assigned pursuant to Section 14.4.
(4)    Any period of time in which the Warranty Specifications are not met shall not extend the Warranty Period.
Section 5.6    Exclusions. The Pre-COO Equipment Warranty, the Portfolio Warranty and the ESA Warranty shall not cover any obligations on the part of Seller to the extent caused by or arising from (a) a Facility being affected by vandalism or other third-party’s actions or omissions occurring after Commencement of Operations (other than to the extent caused by actions or omissions of Seller, a Seller Affiliate, or a Service Provider, in any such case to the extent such action or omission constitutes a failure to perform or breach under a Transaction Document); (b) any failure by an ESA Customer to supply natural gas or interconnection services, as required under the applicable ESA (except to the extent from or through an Approved LDC); (c) Buyer’s (as opposed to Seller, Seller Affiliate or a Service Provider) or an ESA Customer’s (to the extent comprising a breach or failure to perform under an ESA) removal of any safety devices comprising a part of the

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Facility, (d) any conditions caused by unforeseeable movement of terrain in the environment in which a Facility is installed (provided that normal soil settlement, shifting, subsidence or cracking will not constitute ‘unforeseeable movement’), (e) accidents, abuse, improper third party testing (unless caused by Seller, Seller Affiliate or a Service Provider), (f) to the extent and for the duration that Seller’s performance is excused hereunder, Force Majeure Events, (g) installation, operation, repair or modification of a Facility by anyone other than Seller, Seller Affiliates or a Service Provider, in each case to the extent comprising a breach of an ESA Customer under the applicable ESA or a Buyer Default (other than any remedial action taken by Buyer following a Seller Default, solely to the extent allowed hereunder), (h) subject to Section 12.9, and to the extent and for the duration that Seller’s performance is excused thereunder, any Legal Requirement arising after Commencement of Operations Date for the applicable Facility (which for this purpose shall include any tariff change or other code or operating regulation change imposed by the Transmitting Utility, in any such case solely to the extent such change requires a change in operations or methods of a Facility) and (i) a 205 [***]. SELLER SHALL HAVE NO OBLIGATION UNDER THE PRE-COO EQUIPMENT WARRANTY OR PORTFOLIO WARRANTY AND MAKES NO REPRESENTATION AS TO ANY FACILITY WHICH HAS BEEN OPENED OR MODIFIED BY ANYONE OTHER THAN SELLER, SELLER’S AFFILIATE, A SERVICE PROVIDER OR SUBCONTRACTOR, OR ANY OF SUCH PERSON’S REPRESENTATIVES, IN EACH CASE TO THE EXTENT IN INTENTIONAL BREACH OF SECTION 10.2(3).
Section 5.7    Efficiency Warranty, Performance Warranty and Portfolio Warranty Claims.
(1)    Subject to the provisions of Section 13.7, if Buyer desires to make a Portfolio Warranty claim during the Warranty Period, Buyer must notify Seller of the defect or other basis for the claim in writing.
(2)    If, after the annual adjustment to the Performance Guaranty Bank, such Performance Guaranty Bank has a negative balance, then Buyer may make a claim under the Performance Guaranty by submitting written notice to Seller. Upon verification of such claim Seller shall make a payment to Buyer within ten (10) days of receipt of such claim equal to (x) the absolute value of the balance of the Performance Guaranty Bank, multiplied by (y) the Performance Guaranty Payment Rate. Upon payment of such amount, the Performance Guaranty Bank shall be reset to zero. Notwithstanding anything to the contrary set forth in this Agreement, Seller’s cumulative aggregate liability for all claims related to the Performance Guaranty shall not exceed the Performance Guaranty Payment Cap.
(3)    In the case of a claim relating to the Efficiency Warranty, upon receipt of such claim and verification by Seller that such Efficiency Warranty is applicable, Seller or its designated subcontractor will promptly, and in all cases within the period afforded to Buyer pursuant to the applicable ESA, repair, modify or replace, at Seller’s sole option and discretion, the applicable Facility or components thereof whose repair, modification or replacement is required in order for the applicable Facility to perform consistent with the Efficiency Warranty, and Seller shall notify Buyer of the Warranty Correction Date. In the event that the Warranty Correction Date has not occurred within the period afforded to Buyer pursuant to the applicable ESA (including if, pursuant

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to the applicable ESA, it is determined or agreed that a Component is to be removed from a Site and that the Buyer and ESA Customer are to negotiate revised Tolling Rates), Seller shall indemnify Buyer for any Indemnifiable Losses arising out of such failure in accordance with the terms of Section 5.8.
(4)    In the event of a claim relating to the Performance Warranty, upon receipt of such notice and verification by Seller that such Performance Warranty is applicable, Seller or its designated subcontractor will promptly, and in all cases within ninety (90) days of receiving such claim, repair or replace, at Seller’s sole option and discretion, any Underperforming Facility and will notify Buyer of the Warranty Correction Date. Thereafter, the Portfolio shall generate at least the Minimum kWh for purposes of the Performance Warranty in the ninety (90) day period immediately following the Warranty Correction Date. In the event that (i) the Warranty Correction Date has not occurred within ninety (90) days of Seller’s verification of the Efficiency Warranty claim, or (ii) the Portfolio fails to generate at least the Minimum kWh for purposes of the Performance Warranty in the ninety (90) day period immediately following the Warranty Correction Date, then Buyer has the right to require Seller (in which case Seller agrees) to repurchase such Underperforming Facilities (calculated as of the date of such repayment) as will cause the remaining Portfolio to comply with the Performance Warranty calculated through the final day of the applicable Calendar Quarter, and Seller shall pay to Buyer the Repurchase Value of such Underperforming Facilities, in which case Seller shall be deemed to have taken title to such Underperforming Facilities upon payment of the Repurchase Value, and such Facilities shall be deemed to no longer constitute a portion of the Portfolio and shall be removed as described in the previous sentences and in accordance with Section 4.10. In the event that Seller is obligated to repurchase any Underperforming Facilities pursuant to this Section 5.7(4) in connection with a Performance Warranty claim, the first Underperforming Facility repurchased shall be the Facility with the lowest output as a factor of its System Capacity in the prior Calendar Quarter, followed by the next lowest, and so on until Seller’s repurchase obligations are satisfied. If it is determined that a Facility will be removed pursuant to Section 5.7(4) Seller shall at its sole cost and expense remove the Facility and restore the Site pursuant to Section 4.10.
(5)    Buyer is hereby notified that refurbished parts may be used in repair or replacement activities, provided that (i) any such refurbished parts will have passed the same inspections and tests performed by Seller on its new parts of the same type before such refurbished parts are used in any repair or replacement, (ii) any such repair or replacement activities using refurbished parts shall be performed in accordance with Section 4.2(3), (iii) Seller shall within thirty (30) days of a written request therefor by Buyer, provide a report for any or all Facilities purchased hereunder that lists all components that have been replaced in any individual Facility.
(6)    EXCEPT AS EXPLICITLY SET FORTH IN SECTION 5.8, THE REMEDIES SET FORTH IN THIS SECTION 5.7 ARE BUYER’S SOLE AND EXCLUSIVE REMEDY, AND SELLER’S SOLE AND EXCLUSIVE LIABILITY, ARISING OUT OF A FAILURE OF ANY FACILITY OR THE PORTFOLIO, AS APPLICABLE, TO PERFORM IN ACCORDANCE WITH THE WARRANTY SPECIFICATIONS; PROVIDED, THE REMEDIES SET FORTH IN THIS SECTION 5.7 ARE (WITH RESPECT TO ONE ANOTHER) CUMULATIVE AND NOT

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EXCLUSIVE OF ONE ANOTHER; AND PROVIDED, FURTHER, THAT NOTHING IN THIS SECTION  5.7 SHALL LIMIT ANY RIGHTS OR REMEDIES OF BUYER IN RESPECT OF A SELLER DEFAULT.
Section 5.8    Indemnification Regarding Performance Under ESAs.
(1)    Subject to Section 5.6, without in any way limiting and in addition to Buyer’s other remedies in this Article V, if Buyer incurs any Indemnifiable Loss to an ESA Customer (including, for the avoidance of doubt, any reduction in Tolling Rates under an ESA) with respect to (x) any ESA Warranty, (y) (pursuant to Section 5.7(3)) any Efficiency Warranty or (z) any audit or adjustment as a result of meter readings that were determined to be inaccurate, Seller shall indemnify and hold Buyer harmless for any such Indemnifiable Loss (“ESA Warranty Reimbursement Payment”), pursuant to the indemnification claims procedure set forth in Section 13.5. Without in any way limiting and in addition to the foregoing, in the event that the failure of any Facility(ies) to comply with any ESA Warranty causes the termination of an ESA (in whole or in part), then (i) Seller shall (at Buyer’s option) repurchase the applicable Facility for the Repurchase Value in accordance with Section 4.10(1), and (ii) Seller shall indemnify and hold Buyer harmless for any amount Buyer is liable to an ESA Customer in connection with such termination. If it is determined that a Facility(ies) will be removed pursuant to this Section 5.8(1), Seller shall at its sole cost and expense remove the Facility(ies) in accordance with Section 4.10(2). For the avoidance of doubt, claims, credits, reimbursements and any other payments made under this Section 5.8(1) are not subject to the cap set forth in Section 5.7(2) with respect to claims relating to the Performance Guaranty and shall not count against such cap.
(2)    ESA Warranty Reimbursement Payments owed pursuant to Section 5.8(1) shall be calculated by Seller on the first Business Day following the end of each Calendar Quarter and paid no later than the fifth Business Day of the Calendar Quarter immediately following the Calendar Quarter with respect to which such ESA Warranty Reimbursement Payment arose.
(3)    Buyer shall not modify, supplement, amend, amend and restate or otherwise change the terms of any ESA related to the ESA Warranty in a manner that increases Buyer’s liability or obligations thereunder unless Seller has provided prior written consent (not to be unreasonably withheld, conditioned or delayed) to such modification, supplement, amendment, amendment and restatement, or change of such ESA; provided, that if such consent is not obtained, Seller shall continue to perform its obligations under this Section 5.8 to the extent they would have been required absent such modification, supplement, amendment, amendment and restatement, or change.
(4)    Notwithstanding anything to the contrary set forth herein, Seller shall have no liability to Buyer under this Section 5.8 with respect to an ESA Warranty to the extent (i) that Buyer’s monetary liability or repair or replacement obligations thereunder are increased in any modification, supplement, amendment, amendment and restatement, or change of an ESA without Seller’s consent, to the extent that such consent is required pursuant to Section 5.8(3) or (ii) excluded under Section 5.6.

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Section 5.9    Disclaimers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 2.6(5), ARTICLE VIII, THIS ARTICLE V, SECTION 11.6 AND ELSEWHERE IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE FACILITIES ARE TRANSFERRED “AS IS, WHERE IS”, AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES, VALUE OR QUALITY OF THE FACILITIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE FACILITIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 2.6(5), ARTICLE VIII, THIS ARTICLE V, SECTION 11.6 AND ELSEWHERE IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FACILITIES, OR ANY PART THEREOF. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE FACILITIES.
Section 5.10    Title. Title to all replacement items, replacement parts, replacement materials and replacement equipment supplied under or pursuant to this Agreement to Buyer shall transfer to Buyer upon installation or inclusion in a Facility. Upon replacement of an item or part as part of the Facility Services provided hereunder, Seller shall remove such item or part and shall have the right to dispose of such replaced property in any manner that it chooses in its sole discretion (subject to Section 4.2(3)).
ARTICLE VI
RECORDS AND AUDITS
Section 6.1    Record-Keeping Documentation; Audit Rights.
(1)    Seller shall ensure that records concerning Seller’s Installation Services and Facility Services activities hereunder are properly created and maintained at all times in accordance with all Legal Requirements. Such records shall be in electronic format and shall include the following:
(i)    records and documentation in respect of each Facility’s satisfaction of each Milestone, including records and documentation regarding the Delivery of Facility(ies), the completion of BOF and Ancillary Equipment, to the extent applicable, the achievement of Commencement of Operations, the fact and date(s) such Facility has achieved each of the four separate criteria set forth in the definition of “Placed in Service” and in support of and evidencing the start of construction for ITC eligibility purposes before January 1, 2020;
(ii)    Tax Records and any other records, reports, or other documentation reasonably requested by Buyer, including to support the ITC eligibility until the twelve-year anniversary of the date upon which the applicable Facility was Placed in Service. Seller agrees to use commercially reasonable efforts to promptly provide such documentation to Buyer upon Buyer’s request (provided, proprietary information may be redacted in Seller’s

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reasonable discretion), and shall provide an explanation for any inability to provide such documentation;
(iii)    records and documentation shall be maintained by Seller in respect of each Facility or the Portfolio or Scheduled Portfolio, as applicable, regarding the compliance of such Facility or the Portfolio or Scheduled Portfolio, as applicable, with the Warranty Specifications and any applicable ESA Warranties during the Warranty Period; and
(iv)    any other records, reports, or other documentation related to the production and sale of energy from the Facilities or that Buyer is required to maintain in respect of any Facility under any applicable ESA;
(2)    All such records required to be created and maintained pursuant to Section 6.1(1) shall be (i) kept available at Seller’s office in electronic format and made available for Buyer’s inspection by transmission to Buyer (including, at Seller’s option, by uploading to the Data Room), in electronic format upon request at all reasonable times (provided, proprietary information may be redacted in Seller’s reasonable discretion) and (ii) retained by Seller for as long as is required under applicable Legal Requirements, or any longer period required under any ESA. Any documentation delivered by Seller during the Warranty Term to Buyer pursuant to this Agreement shall be for Buyer’s benefit and immediately become Buyer’s property. Any such documentation shall be stored by Seller on behalf of Buyer until its final delivery to Buyer. Seller may retain a copy of all such documentation related to each Facility for future analysis.
(3)    Inspection/Audit. Buyer shall have the right no more than once during any calendar year and going back no more than two (2) calendar years preceding the calendar year in which an audit takes place, upon reasonable prior written notice, including using an independent public accounting firm reasonably acceptable to Seller, to examine such records during regular business hours in the location(s) where such records are maintained by Seller for the purposes of verifying Seller’s compliance with its obligations hereunder, including the accuracy of Quarterly Reports and Seller’s calculations in respect of Warranty Specifications and applicable ESA Warranties; provided, however, that (A) such records may be audited only once during any calendar year under this Section 6.1(3) unless the first such audit reveals any inaccuracies or irregularities and (B) any such auditor shall be contractually or ethically subject to restrictions no less restrictive than those set forth in Article X (Confidentiality). Buyer shall pay the cost of the audit unless the results of the audit reveal that the Minimum kWh or Actual kWh reported by Seller in respect of the Portfolio or any Facility during any calendar year that is audited exceeds by five percent (5%) or more the true Minimum kWh or Actual kWh, as the case may be, in which case Seller shall pay the audit costs.
Section 6.2    Reports; Other Information.
(1)    Without in any way limiting Seller’s other reporting, notification, and other similar obligations under this Agreement, before and during the Warranty Period, Seller shall furnish to Buyer the following reports, notices, and other information regarding the Facilities (which may be effected by e-mail communication to the Buyer Manager or other appropriate Buyer representative):

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(i)    within thirty (30) days after the end of each Calendar Quarter, the Quarterly Report;
(ii)    Promptly upon Seller’s Knowledge of any event or circumstance which materially delayed or prevented, or is reasonably likely to materially delay or prevent, its performance of any of Buyer’s obligations under any ESA or any other Facility Contract (including as performed by Seller or any other Service Provider), or any ESA Customer’s or Seller’s obligations under an Interconnection Agreement, notice of such event or circumstance in reasonable detail, including, for the avoidance of doubt, any Seller Default;
(iii)    Promptly upon (but in no event more than five (5) Business Days after) Seller’s acquiring Knowledge of any material manufacturing or design defect in any Facility, including any material Component thereof, notice of such defect;
(iv)    Promptly upon Seller’s Knowledge of the occurrence of any material damage to any Facility or Site, notice of such damage in reasonable detail;
(v)    Quarterly with delivery of the Quarterly Report, notice that a Facility was subject to an exclusion set forth in Section 5.6;
(vi)    Within three (3) Business Days following Seller’s final determination of the applicability thereof, notice that (x) the operation of a Facility has experienced any of the circumstances described in clauses (i) through (iii) of the definition of “Minimum kWh” herein or (y) an ESA Customer plans an outage or curtailment;
(vii)    Promptly upon Seller’s Knowledge, notice that any Facility was or is not in compliance with any ESA Warranty;
(viii)    Any information Buyer may reasonably request in connection with any claim filed by Buyer under any insurance maintained with respect to the Facilities, and any information such insurance providers may reasonably request in connection with such claim;
(ix)    Promptly upon (A) receipt, copies of all material documents furnished to Seller by any Governmental Authority (or to any Governmental Authority by Seller) in respect of Buyer or any Facility in the Scheduled Portfolio or (B) obtaining Knowledge thereof, any disputes with Governmental Authority in respect of Buyer or any Facility in the Scheduled Portfolio; and
(x)    Immediately upon Seller’s knowledge or reasonable belief that a Compliance Law Violation (as defined in the Equinix ESA) or a breach of any of the representations, warranties or covenants in Section 7.1(h)(i) of the Equinix ESA has occurred or will occur in connection with any act or omission by Seller, Seller Affiliate, the Service Provider or a Seller or Seller Affiliate agent, representative or subcontractor at any tier, written notice and a reasonably detailed explanation thereof.

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(2)    Construction Update. From the Agreement Date until the Commencement of Operations Date Deadline, once each month, Seller will host a telephone call, scheduled with reasonable advance notice (but no less than five (5) Business Days’ notice) to Buyer and which Buyer and its Representatives may attend, during which Seller shall discuss the status of each Facility reasonably expected to be included in the Scheduled Portfolio, including a summary narrative regarding the progress towards and any delays in the achievement of any of the Milestones (the “Construction Update”). During each Construction Update, Seller shall provide commercially reasonable answers to Buyer’s commercially reasonable questions, and if Seller is unable to do so during such Construction Update, then Seller shall conduct such follow-up communications with Buyer in writing and by telephone as are necessary to provide such commercially reasonable answers as promptly as is practicable.
(3)    Financial Statements. In the event that Seller is no longer listed on a public stock exchange, Seller shall provide to Buyer (i) as soon as is reasonably practicable and in no event later than 120 days after the end of each year ending December 31 thereafter, an audited consolidated balance sheet of Seller and the related consolidated statements of income and cash flows for the year then ended and (ii) within 45 days after the end of each other Calendar Quarter thereafter, the unaudited balance sheet and the related unaudited statements of income and cash flows for such Calendar Quarter then ended.
(4)    [Reserved.]
(5)    ESA Customer Notice. To the extent Seller receives any notice under an ESA from an ESA Customer, it shall promptly provide and forward such notice to Buyer.
(6)    Physical Security. Promptly upon its obtaining Knowledge thereof, Seller shall notify Buyer of any actual or attempted breach of a Facility’s (or Component thereof) physical, electronic, cyber or other on-site or remote security mechanisms, including any locks or other means of preventing internal access, and Seller shall also promptly notify Buyer when any alarm is activated at any Facility.
ARTICLE VII
DATA ACCESS
Section 7.1    Access to Data and Meters. After the Purchase Date and throughout the Warranty Period for each Facility, to the extent relevant to calculations necessary for periods prior to the end of such Warranty Period and subject to any confidentiality obligation owed to any third party, any limitations under Legal Requirements as determined by Buyer in its reasonable discretion, and/or any restrictions on the disclosure of information which may be subject to Intellectual Property rights restricting disclosure, at the sole cost of Seller:
(1)    Buyer shall grant Seller access to all data relating to the electricity production of each such Facility, it being understood that it is Seller’s responsibility to determine the performance of the Facility, and any other calculations as required under this Agreement, and that it is Buyer’s

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responsibility to handle all accounting and invoicing activities (except to the extent otherwise specified herein or pursuant to the Administrative Services Agreement);
(2)    Buyer shall allow Seller access to all data from all Facility Meters;
(3)    Buyer shall allow Seller access to Facility performance data delivered to ESA Customers for Facilities pursuant to obligations set forth in such ESAs for such Facility; and
(4)    Seller shall be entitled to use the foregoing data for its internal business purposes and make such data available to third parties for analysis, in all cases unless and to the extent such uses of or disclosures by Seller are restricted under the applicable ESA or Legal Requirements, including those related to privacy.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 8.1    Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Agreement Date and each Milestone Date and Purchase Date (provided that any representation as to a Facility shall be made solely with respect to such Facility on its applicable Milestone Dates and Purchase Date) (in each case, except where otherwise noted) as follows:
(1)    Incorporation; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its business as currently conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that its business, as currently being conducted, shall require it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on the Facilities being sold under this Agreement.
(2)    Authority. Seller has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and the Transaction Documents to which Seller is a party have been duly and validly executed and delivered by Seller. Each of the Transaction Documents to which Seller is a party constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(3)    Consents and Approvals; No Violation. Neither the execution, delivery and performance of the Transaction Documents to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Seller, (ii) with or without

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the giving of notice or lapse of time or both, result in the creation of any Lien (other than Permitted Liens) on Seller’s assets or materially conflict with, result in any material violation or material breach of, constitute a default under, result in any right to accelerate, or create any right of termination under the conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which a material part of its assets in respect of the Scheduled Portfolio is bound, or (iii) constitute material violations of any Facility Contract or Permit law, regulation, order, judgment or decree applicable to Seller or the transactions contemplated hereby.
(4)    Third Party Consents. Seller has received all material Third Party Consents that are required as of such date for the consummation and performance of the transactions contemplated hereunder.
(5)    Legal Proceedings.
(i)    There are no pending or, to Seller’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions, arbitrations, legal, administrative or other proceedings, domestic or foreign, criminal or civil, at law or in equity, by or against Seller that challenge the enforceability of the Transaction Documents or Facility Contracts, to which Seller or any Seller Affiliate is a party or the ability of Seller to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a Material Adverse Effect on Seller or the ability of Seller to perform its obligations hereunder.
(ii)    Solely as of the Agreement Date, before the transaction contemplated by the MIPA is effected, there are no pending or, to Seller’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions, arbitrations, legal, administrative or other proceedings, domestic or foreign, criminal or civil, at law or in equity, by or against Buyer that challenge the enforceability of the Transaction Documents or any Facility Contract to which Buyer is a party (or, to Seller’s Knowledge, any other Facility Contract) or the ability of Buyer to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a Material Adverse Effect on Seller or the ability of Seller to perform its obligations hereunder, or on Buyer or the ability of Buyer to perform its obligations under any Facility Contract.
(6)    U.S. Person. Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code and has provided a Certificate of Non-Foreign Status in the form and substance required by Section 1445 of the Code and the regulations thereunder.
(7)    Title; Liens.
(i)    As of the Deposit Date, the Delivery Date and the Purchase Date of the Facility (and, if applicable, any Delayed Ancillary Equipment), before and until the purchase thereof under Section 2.4 is effected, Seller has and will convey good and marketable title to such assets to be sold to Buyer on such date and all such assets are free and clear of all

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Liens other than Permitted Liens. Neither Seller nor any of its subcontractors have placed any Liens on the Sites or the Facilities other than Permitted Liens.
(ii)    As of the Purchase Date and Commencement of Operations Date of the Facility (and, if applicable, any Delayed Ancillary Equipment), to the extent that Seller has Knowledge that any of its subcontractors has placed any Lien on a Facility or Site, Seller has caused such Liens to be discharged, or has provided a bond in an amount and from a surety acceptable to Buyer to protect against such Lien.
(8)    Intellectual Property.
(i)    To Seller’s Knowledge, neither the Facility nor any part thereof, nor any other product or service marketed, manufactured, or sold (or proposed to be marketed, manufactured or sold) by or on behalf of Seller hereunder violates or will violate any license or infringes, misappropriates or otherwise violates, or will infringe, misappropriate or otherwise violate, any Intellectual Property rights of any other Person. Seller has received no written communication alleging that Seller has infringed, misappropriated, or otherwise violated, or by conducting its business, would infringe, misappropriate, or otherwise violate, or offering a license under, any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other Intellectual Property rights or proprietary rights or processes of any other Person, and as of such date, no action has been instituted, or, to the Knowledge of Seller, threatened, that alleges any such infringement, misappropriation, or violation of any third party Intellectual Property, or offering a license under any third party Intellectual Property.
(ii)    No claim or action by any Person contesting the validity, enforceability, or ownership of any of the Seller’s Intellectual Property has been asserted against Seller, nor, to the Knowledge of Seller, is threatened.
(iii)    Seller exclusively owns all right, title and interest in and to the Seller’s Intellectual Property. None of the former or present employees, officers, directors or independent contractors of Seller holds any right, title or interest in or to any Seller’s Intellectual Property, or has asserted any claim with regard to any Seller’s Intellectual Property.
(iv)    Seller is a party to a valid, binding and enforceable written contract with each of Seller’s present and former officers, directors, employees and independent contractors employed or engaged by it at any time for the creation or development of Seller’s Intellectual Property, which written contract assigns to, and vests in, Seller all right, title and interest in and to such Intellectual Property.
(v)    The Seller’s Intellectual Property constitutes all the Intellectual Property necessary for constructing, using, operating and maintaining the Facility.

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(vi)    Seller is in compliance with all software licenses for the Software used in connection with the construction, use, operation and maintenance of the Facility, including any software that is subject to an “open source, “copyleft,” or other similar type of license.
(9)    Real Property. The real property referred to in the applicable ESA and Site License is all the real property that is necessary for the construction, installation, operation and maintenance of the Facility in accordance with all Governmental Approvals and the Facility Documents including providing adequate ingress and egress in connection with the construction, operation and maintenance of the Facilities for the term of the ESA, other than those real property interests that can be reasonably expected to be available as and to the extent required. The Site has been licensed to Buyer pursuant to the terms of the applicable Site License. The Site has not been leased to Buyer.
(10)    Tax Representations.
(i)    The Facility is a fuel cell power plant that has a maximum electrical output determined at the normal operating conditions of at least 0.5 kilowatts of electricity using an electrochemical process and has an electricity-only generation efficiency greater than 30 percent. The Facility will function independently of each other Facility in the Portfolio to generate (and, if the Facility includes a Battery Solution, store) electricity for transmission and sale to an ESA Customer and is an integrated system comprised of a fuel cell stack assembly (and, if the Facility includes a Battery Solution, such Battery Solution) and associated balance of plant components that has all the necessary components to convert a fuel into electricity using electrochemical means.
(ii)    As of Purchase Date for the Facility, (x) no federal, state, or local Tax credit (including the ITC), or depreciation or amount of allowance or deduction, has been claimed with respect to any property that is part of such Facility and (y) no grants, rebates, or other incentives have been applied for or received in respect of such Facility (or any property that is part of such Facility) that are other than taxable income to the recipient.
(iii)    No application has been submitted for a grant provided under Section 1603 of the American Recovery and Reinvestment Tax Act of 2009, as amended by the Tax Relief, Unemployment Insurance Reauthorization and Job Creation Act of 2010, with respect to any property that is part of any Facility.
(iv)    No private letter ruling has been requested or obtained for the Facility or the transactions contemplated hereunder from the IRS.
(v)    As of the Purchase Date, the Facility was not originally Placed in Service and, specifically, none of the events described in clauses (2) through (4) of the definition of “Placed in Service” have been met with respect to such Facility.
(vi)    The Facility is not comprised of any property that (A) is “used predominately outside of the United States” within the meaning of Code Section 168(g), (B) is imported property of the kind described in Code Section 168(g)(6), (C) is “tax-exempt use property”

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within the meaning of Code Section 168(h), or (D) solely as of the Agreement Date, Deposit Date, and Delivery Date (i) is property described in Code Section 50(b) or (ii) "tax exempt bond financed property" within the meaning of Code Section 168(g)(5).
(vii)    Other than de minimis property, material or parts, and in no event more than [***]% of the cost or value of the Facility (or any Delayed Ancillary Equipment included in such Facility) consists of property, materials or parts used by any Person prior to having been first placed in a state of readiness and availability for their specifically assigned function as part of the Facility.
(viii)    No portion of the basis of the Facility is attributable to “qualified rehabilitation expenditures” within the meaning of Section 47(c)(2)(A) of the Code.
(ix)    The “original use” as defined in Section 48 of the Code of any equipment included in the Facility will not have commenced prior to such equipment’s Purchase Date.
(x)    Seller is not related to the ESA Customer within the meaning of Code Section 267 or Code Section 707.
(xi)    Unless expressly noted otherwise in Schedule 1, construction of the Facility (including, for the avoidance of doubt, any Delayed Ancillary Equipment included in such Facility) within the meaning of Notice 2018-59 began before January 1, 2020.
(xii)    If the Facility includes a Battery Solution that has been Placed in Service, such Battery Solution is charged solely by the associated Bloom System and no electricity from the grid is stored in the Facility (including, for the avoidance of doubt, such Battery Solution).
(xiii)    Unless expressly noted in Schedule 1, all equipment included in a Facility is “eligible property” for purposes of Section 48 of the Code.
(xiv)    The Facility (including, for the avoidance of doubt, any Delayed Ancillary Equipment included in such Facility) is intended to be operated as a single unit, including for purposes of (A) the Placed in Service Date of such Facility (subject to any Delayed Ancillary Equipment having a later Placed in Service Date than the rest of the Facility in which it is included) and (B) determining whether construction of such Facility has begun within the meaning of Notice 2018-59.
(xv)    All of the factual information furnished in writing by or on behalf of Seller or any of its Affiliates to Buyer or to the Appraiser in connection with the Appraisal with respect to the Facilities to be purchased hereunder is true, correct and complete in all material respects, provided, Seller makes no representation or warranty with respect to factual information provided by unrelated third parties other than that Seller has no actual knowledge of any such information having been provided.

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(11)    Permits; Regulatory.
(i)    As of the Agreement Date, the Deposit Date, the Delivery Date and the Commencement of Operations Date, Seller, for itself or on behalf of Buyer or the ESA Customer (as applicable), has obtained all Permits and other Governmental Approvals and Interconnection Agreements required for (i) Seller’s performance of its obligations hereunder as of such date (including the sale to Buyer of Facilities and the appointment by Buyer of Seller to perform Installation Services and Facility Services), and (ii) the ESA Customer to benefit from its rights and interests, and perform its obligations, under its Facility Contracts, as of such date, and in each case in compliance with Legal Requirements, including any Environmental Law. On each of such dates, Seller, as applicable on behalf of Buyer, is in compliance in all material respects with all applicable Permits, Governmental Approvals and Interconnection Agreements, each of the foregoing is final and in full force and effect, and Seller has not received any notice from a Governmental Authority of an actual or potential violation of any such Permit or other Governmental Approval or from the counterparty to an Interconnection Agreement of an actual or potential violation thereof or of any written challenge to issuance, validity or enforceability thereof.
(ii)    Permits and Government Approvals. Seller has obtained all material Permits (and, as of the Commencement of Operations Date, PTO) and Government Approvals required for the Facility as of such date for the consummation and performance of the transactions contemplated hereunder.
(12)    Energy.
(i)    As of the Agreement Date only, no Facility (or equipment or component thereof) described in Schedule 1 has commenced synchronization or been energized (other than factory testing performed in the ordinary course of manufacture by the manufacturer or vendor of such equipment or component), and as of each Purchase Date, the applicable Facility being purchased by Buyer hereunder has not commenced synchronization or been energized to the extent required to comply with Section 203 of the FPA; and
(ii)    As of the Agreement Date only, no Facility described in Schedule 1 has been interconnected to the transmission or distribution system of the applicable Transmitting Utility, or generated any power, including test power. As of each Purchase Date, (1) the applicable Facility being purchased by Buyer hereunder has not been interconnected to the transmission or distribution system of the applicable Transmitting Utility;  or (2) if such Facility has been interconnected to the transmission or distribution system of the applicable Transmitting Utility, such interconnection has not been synchronized or energized, and such Facility has not generated any energy, including any test energy.
(13)    Facility Contract Disputes. As of such date, there are no pending or threatened (in writing) disputes or claims between any counterparties to a Facility Contract under such Facility Contract (provided, that to the extent neither Seller nor Buyer is party thereto, the foregoing representation and warranty is made only to Seller’s Knowledge).

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(14)    ESAs and Other Contracts.
(i)    The ESA is a legal, valid, binding and enforceable obligation of Buyer (as of the Agreement Date, if in effect on the Agreement Date) and, to Seller’s Knowledge, of the ESA Customer, and the ESA is in full force and effect. To Seller’s Knowledge, neither Buyer nor the applicable ESA Customer is in material breach or violation of the ESA and no event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Buyer or any other party thereto.
(ii)    With respect to the Facility, the applicable ESA includes a description of all labor, material and services required for the complete performance of the services and other work contemplated thereby. The Facility Services and the Installation Services are inclusive of all services and other work contemplated by, with respect to the Facility, the applicable ESA and Site License. Seller has thoroughly reviewed the terms and conditions of the ESA and Site License. Seller has visited and inspected the Site and is familiar with the Site and its conditions.
(iii)    Each Facility Contract in connection with the Facility to which Seller or any of its Affiliates is a party as of such date is a legal, valid, binding and enforceable obligation of the parties thereto. On such date, Seller, as applicable on behalf of Buyer, is in compliance in all material respects with the Facility Contracts to which it or Buyer is a party, to the extent it has obligations hereunder as of such date, and has not received any notice from any Person who is party to a Facility Contract of an actual or potential violation of any such Facility Contract. Neither Buyer nor Seller nor, to Seller’s Knowledge, any other Person party thereto is in material breach or violation of any Facility Contract in connection with the Facility, and no event has occurred, is pending or is threatened in writing, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by Buyer, Seller or any other party thereto.
(iv)    No claim has been made under any Third Party Warranty with respect to the Facility and, to Seller’s Knowledge, no event, change or circumstance has occurred that would entitle Buyer, Seller (or any Affiliate of Seller) or the ESA Customer to make any such claim under any Third Party Warranty or in respect of portions of the Facility to which such Third Party Warranty applies. No claim under any Third Party Warranty for the Facility has been rejected or dishonored by the provider thereof. Neither Seller (nor any Affiliate of Seller) nor, to Seller’s Knowledge, Buyer or any other Person party to any Third Party Warranty for the Facility, is in default under any such Third Party Warranty in any material respect. Each Third Party Warranty for the Facility is in full force and effect.
(15)    Insurance, Casualty and Condemnation.
(i)    Seller has obtained the insurance described in Annex B, all such policies are in full force and effect and provide coverage in respect of all Facilities (and will, by their terms, automatically cover all Facilities that become part of the Scheduled Portfolio in the

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future), and all insurance premiums that are due and payable have been paid in full with no premium overdue.
(ii)    With respect to any Facility, (A) Seller has made no claims under any such insurance policy with respect to the Facility, (B) there is no casualty which has occurred and is occurring (or any damage or disrepair due to any prior casualty) with respect to any portion of the Site or Facility, (C) there are no pending or contemplated condemnation or eminent domain proceedings against Seller or any ESA Customer in respect of the Facility or the Site (or any part thereof), and (D) neither Seller nor (to Seller’s Knowledge) any ESA Customer has received written notice of any pending or threatened condemnation or eminent domain proceedings, or otherwise, that would affect the Facility or Site (or part thereof).
(16)    Deposits and Credit Support. Except as set forth on Schedule 8.1(16) or in any ESA, there is no Credit Support posted or provided by Seller or otherwise on behalf of Buyer or an ESA Customer in connection with any Government Approvals, interconnection applications, Incentive Agreements or other Facility Contracts.
(17)    Subcontractors, Service Providers. To the extent that the applicable ESA Customer has or had rights or privileges pursuant to its applicable ESA to be notified of, review or consent (or withhold its consent) to the retention of any Service Provider, such Service Provider has not been contracted with or retained, and is not otherwise performing any Installation Services or Facility Services hereunder, unless in accordance with such ESA Customer’s rights.
(18)    Facility Performance. Seller is not aware of any circumstances which could reasonably be expected to prevent the Portfolio or, with respect to any ESA Warranty or Efficiency Warranty, any Facility therein, as of such date from complying with the Warranty Specifications and the ESA Warranties for the Warranty Period applicable thereto.
(19)    Bankruptcy. No event of Bankruptcy has occurred with respect to Seller or, to the Knowledge of Seller, the ESA Customer.
(20)    Compliance. With respect to the Deposit Date, the Delivery Date, the Purchase Date, and the Commencement of Operations Date, Seller has performed in all respects all obligations, and complied in all material respects with the representations, warranties, agreements and covenants, required to be performed by or complied with by Seller hereunder as of each such date; provided that, for clarity, Seller has complied in all respects with the obligations set forth in Section 7.1(h)(i) of the Equinix PPA in its capacity as “Bloom” thereunder and as if Seller were a “Party” thereto.
(21)    Material Adverse Effect. As of and since the Agreement Date, no Material Adverse Effect has occurred with respect to Seller or, to the Knowledge of Seller, any applicable ESA Customer.
(22)    Data Privacy. Seller has used all data that Seller has collected regarding any ESA Customer’s electricity consumption at such Site consistent with and subject to Legal Requirements in the United States with respect to privacy.

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(23)    Disclosures. The lists of and copies of Governmental Approvals, Incentive Agreements, Permits, PTOs, Interconnection Agreements and other Facility Contracts delivered by Seller pursuant to Section 2.3(5)(iii) and Section 3.4(1)(xv) are as of such delivery a true, correct and complete list, and true, correct and complete copies, thereof. Each of such Permits, PTOs, other Governmental Approvals and Interconnection Agreements obtained is validly issued, final and in full force and effect and is not subject to any current legal proceeding or to any unsatisfied condition. Each of such Permits, PTOs and other Governmental Approvals has been issued in the name of the appropriate Party as required by applicable Legal Requirements
(24)    Environmental.
(i)    Seller is in compliance with all applicable Environmental Requirements with respect to the Facility. Neither Seller nor (to Seller’s Knowledge) any other person has released any Hazardous Material on, under, at or near the applicable Site in a manner that could reasonably be expected to result in any cleanup, removal, remediation, response or corrective action under Environmental Requirements. Neither Seller nor (to Seller’s Knowledge) any ESA Customer has received written notice of an alleged violation of or of potential liability under Environmental Law from any Governmental Authority or holder of rights or interests in real property with respect to any Facility or Site (or part thereof). All wastewater from the Facility is discharged from the Site into a public sanitary sewer system in accordance with Legal Requirements, and no Hazardous Materials are discharged in connection with the Facility, directly or indirectly, into any body of surface water or groundwater by Seller or any other party. Seller has no outstanding obligations pursuant to any orders, judgments or agreements with respect to Environmental Requirements. No claim pursuant to Environmental Law is pending or threatened in writing against Seller.
(ii)    As of the Agreement Date with respect to any Facilities comprising a portion of the Scheduled Portfolio on the Agreement Date, the Site is not within an area determined to be flood-prone under the Federal Flood Protection Act of 1973. With respect to any Facilities that are added to the Scheduled Portfolio after the Agreement Date, as of the date the applicable ESA is executed and delivered and as of the Facility’s Delivery Date, the Site is not within an area determined to be flood-prone under the Federal Flood Protection Act of 1973 or such Facility is elevated in accordance with the issued for construction set delivered in connection with Section 2.3(5) with Buyer’s consent.
(25)    Anti-Corruption Laws, Sanctions, Anti-Money Laundering Laws and Related Matters.
(i)    (A) Seller and its officers, employees, directors and agents, are in compliance with any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and applicable Sanctions and (B) the Seller (x) has not violated, been found in violation of, or been charged or convicted under, any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws or (y) is not under any investigation, including administrative, civil or criminal investigation by any Governmental Authority for an alleged or possible violation

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of, or received notice from or made a voluntary disclosure to any Governmental Authority regarding a possible violation of, any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws;
(ii)    Neither Seller nor its officers, employees, directors nor, to Seller’s knowledge, agents, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person, (C) has its assets located in a Sanctioned Country, (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, or (E) has been notified that its name appears or may in the future appear on a State Sanctions List;
(iii)    Seller has implemented and maintain in effect policies and procedures designed to ensure compliance by Seller and its directors, officers, employees and agents with all Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws;
(iv)    Neither Seller nor any of its directors, officers, employees, nor, to Seller’s knowledge, agents, is a Sanctioned Person;
(v)    No transaction contemplated by any Transaction Document will violate any Anti-Money Laundering Laws, Anti-Corruption Law or Sanctions;
(vi)    No part of the proceeds from the Purchase Price: (A) constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used directly or indirectly, (x) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person, (y) for any purpose that would cause any party hereto to be in violation of Sanctions or (z) otherwise in violation of any U.S. Sanctions; (B) will be used, directly or indirectly, in violation of, or cause any party hereto to be in violation of, any applicable Anti-Money Laundering Laws; or (C) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any party hereto to be in violation of, any applicable Anti-Corruption Laws.
Section 8.2    Survival Period.
(1)    All claims by Buyer hereunder relating to breaches of representations and warranties contained in ARTICLE VIII or in Section 11.6 with respect to a Facility shall be forever barred unless the Seller is notified in writing within eighteen (18) months following the date of achievement of Commencement of Operations for such Facility, except for representations and warranties contained in (a) Section 2.6(5), Section 8.1(1), Section 8.1(2), Section 8.1(3), and Section 8.1(7), which shall survive indefinitely, and (b) Section 4.2(3) (and any other Sections that require compliance with the requirements of Section 4.2(3)), Section 8.1(6) and Section 8.1(10), and the last sentence of Section 3.9, each of which will survive until six (6) months following the expiration of the applicable statute of limitations. All claims by Buyer under this Agreement relating to breaches of any covenant or agreement to be performed by Seller hereunder shall survive until the date that

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is ninety (90) days after the date by which performance is required by this Agreement, provided, however, that any claim by Buyer relating to the breach of any covenant or agreement to be performed by Seller hereunder in Section 4.2(3) (and any other Sections that require compliance with the requirements of Section 4.2(3)), Section 6.1 and the last sentence of Section 3.9 shall survive until six (6) months following the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claim timely brought by Buyer hereunder shall survive until the date of its final resolution or final disposition. For the avoidance of doubt, the Parties hereby agree and acknowledge that, except as set forth herein, the foregoing survival periods are a contractual statute of limitations and any claims based upon any breach or inaccuracy listed above must be brought or filed prior to the expiration of such survival period.
(2)    Notwithstanding anything to the contrary in the preceding Section 8.2(1), survival periods with respect to Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee pursuant to Section 13.3(1)(2)(i) and arising under the MIPA shall be as set forth in the MIPA.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES OF BUYER
Section 9.1    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of each Purchase Date, as follows.
(1)    Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its business as currently conducted.
(2)    Authority. Buyer has full limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Any execution and delivery after the Agreement Date by Buyer of the Transaction Documents to which it is a party, and the consummation after the Agreement Date by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action required on the part of Buyer, and any Transaction Documents to which Buyer became a party after the Agreement Date have been duly and validly executed and delivered by Buyer. Each of the Transaction Documents to which Buyer is a party constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(3)    Consents and Approvals; No Violation. Neither the execution, delivery and performance, in each case after the Agreement Date, of any Transaction Documents to which Buyer is a party nor the consummation, after the Agreement Date, by Buyer of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the articles of formation of Buyer nor Buyer’s limited liability company agreement, (ii) with or without the giving of notice of lapse of time or both, result in the creation of a Lien (other than immaterial Liens or Permitted Liens) on Buyer’s assets or materially conflict with, result in any

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material violation or material breach of, constitute a default under, result in any right to accelerate, or create any right of termination under the material conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer is a party or by which it (or any material part of its assets) is bound or (iii) constitute material violations of any law, regulation, order, judgment or decree applicable to Buyer.
(4)    Legal Proceedings. There are no pending or, to Buyer’s Knowledge, threatened claims, disputes, governmental investigations, suits, actions, arbitrations, legal, administrative or other proceedings, domestic or foreign, criminal or civil, at law or in equity, by or against Buyer that challenge the enforceability of the Transaction Documents to which Buyer is a party or the ability of Buyer to consummate the transactions contemplated hereby or thereby, in each case, that could reasonably be expected to result in a material adverse effect on Buyer or its ability to perform its obligations hereunder, except, in any such case, as were in existence on or before the Agreement Date.
Section 9.2    Survival Period. All claims by Seller hereunder relating to breaches of representations and warranties contained in ARTICLE IX with respect to a Facility shall be forever barred unless the Buyer is notified in writing within eighteen (18) months following the date of achievement of Commencement of Operations for such Facility, except for breaches and warranties contained in Section 9.1(1), Section 9.1(2), Section 9.1(3), which shall survive indefinitely. All claims by Seller under this Agreement relating to breaches of any covenant or agreement to be performed by Buyer hereunder shall survive until the date that is ninety (90) days after the date by which performance is required by this Agreement. Notwithstanding the foregoing, any claim timely brought by Seller hereunder shall survive until the date of its final resolution or final disposition. For the avoidance of doubt, the Parties hereby agree and acknowledge that the foregoing survival periods are a contractual statute of limitations and any claims based upon a breach of representations and warranties in ARTICLE IX must be brought or filed prior to the expiration of such survival period.
ARTICLE X
CONFIDENTIALITY
Section 10.1    Confidential Information. Subject to the other terms of this ARTICLE X each Party shall, and shall cause its Affiliates and its respective stockholders, members, subsidiaries and Representatives to, hold confidential the terms of this Agreement and all information it has obtained or obtains from the other Party in connection with this Agreement concerning Seller and Buyer and their respective assets, business, operations or prospects (the “Confidential Information”), including all materials and information furnished by Seller in performance of this Agreement, regardless of form conveyed or whether financial or technical in nature, including any trade secrets and proprietary know how and proprietary Software whether such information bears a marking indicating that they are proprietary or confidential or not; provided, however, that Confidential Information shall not include information that (x) is or becomes generally available to the public other than as a result of any fault, act or omission by a Party or any of its Representatives, (y) is or becomes available to a Party or any of its Representatives on a non-confidential basis from a source

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other than the other Party or its Representatives, provided that such source was not and is not bound by any contractual, legal or fiduciary obligation of confidentiality with respect to such information or (z) was or is independently developed or conceived by a Party or its Representatives without use of or reliance upon the Confidential Information of the other Party, as evidenced by sufficient written record. Notwithstanding anything to the contrary, the foregoing obligations shall not apply to the tax treatment or tax structure of any transaction contemplated by this Agreement (the “Transaction”) and each Party (and any employee, representative, or agent of any Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all other materials of any kind (including opinions or other tax analyses) that are provided to any Party to the extent relating to such tax treatment and tax structure. This Section 10.1 is intended to prevent the Transaction from being treated as a “reportable transaction” as a result of it being a transaction offered to a taxpayer under conditions of confidentiality within the meaning of Sections 6011, 6111 and 6112 of the Code (or any successor provision) and the regulations thereunder (as clarified by Notice 2004-80 and Notice 2005-22) and shall be construed in a manner consistent with such purpose.
Section 10.2    Restricted Access.
(1)    Buyer agrees that the Facilities, to the extent they are fabricated and manufactured by Seller and/or use Seller’s Intellectual Property, themselves contain Seller’s valuable trade secrets. Buyer agrees (i) to restrict the use of such information to matters relating to the Facilities, and such other purposes, if any, expressly provided herein, and (ii) to restrict access to such information as provided in this Section 10.2.
(2)    Seller’s Confidential Information will not be reproduced without Seller’s prior written consent, except to the extent necessary for Buyer to exercise its rights as permitted under this Agreement, and following expiration or termination of this Agreement other than in connection with a Seller Default, all copies of such written information will be returned to Seller upon written request (not to be made while materials are still of use to the operation and maintenance of a Facility that remains subject to this Agreement or to the exercise of other rights of ownership by Buyer pursuant to any Transaction Document) or shall be certified by Buyer as having been destroyed, unless otherwise agreed by the Parties. Buyer’s Confidential Information will not be reproduced by Seller without Buyer’s prior written consent, and following termination of this Agreement all copies of such written information will be returned to Buyer upon written request or shall be certified by Seller as having been destroyed. Notwithstanding the foregoing, each Party and its Representatives may each retain archival copies of any Confidential Information to the extent required by law, regulation or professional standards or copies of Confidential Information created pursuant to the automatic backing-up of electronic files where the delivery or destruction of such files would cause undue hardship to the receiving Party, so long as any such archival or electronic file back-up copies are accessible only to legal or information technology personnel, provided that such Confidential Information will continue to be subject to the terms of this Agreement.
(3)    Subject to the Long-Term Agreement and Sections 10.2(1) and (2) and Article XI, the Facilities are offered for sale and are sold by Seller subject to the condition that such sale does

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not convey any license, expressly or by implication, under any Seller Intellectual Property, to manufacture, reverse engineer, duplicate or otherwise copy or reproduce any part of the Facilities, documentation or Software without Seller’s express advance written permission. Subject to the Long-Term Agreement and Article XI, Buyer agrees not to intentionally remove the covering of any Bloom System, not to intentionally access the interior or to reverse engineer, or cause or knowingly allow its Affiliates, subsidiaries and Representatives, or any third party under its control (not including Seller or any Service Provider) to open, access the interior or reverse engineer any Facility or Software provided by Seller. Subject to the Long-Term Agreement and Article XI, and anything contemplated pursuant to this Agreement, only Seller or its authorized representatives may open or access the interior of a Facility. Actions taken by applicable authorities, including police and fire personnel, by Service Providers, by ESA Customers or their respective representatives (if without Buyer’s Knowledge or if in breach of an applicable ESA) or by Kaiser (or a third party on its behalf) pursuant to Section 5 of Exhibit B of any Kaiser ESA shall not be deemed to be a breach of this Section 10.2(3).
(4)    Third Parties.
(i)    Notwithstanding the foregoing or anything else herein to the contrary, and without limitation of the rights set forth in Article XI hereof, if any Facility is no longer covered by this Agreement or another agreement between Buyer and Seller (or any Affiliate of Seller) regarding the operation and maintenance of such Facility as a result of the termination or expiration of this Agreement with respect to such Facility, regardless of the cause of such termination, Buyer shall be entitled to operate and maintain, or cause another Person to operate and maintain, such Facility, including replacing Components as needed or desired. To the extent Buyer requires any maintenance services for such Facility following such expiration or termination (except if such expiration or termination is in connection with a Seller Default), Buyer shall notify Seller of such requirements in writing.
(ii)    If Seller desires to perform such maintenance services, Seller shall provide within five (5) Business Days to Buyer the material terms and conditions (including, the scope of services offered, the price(s) quoted for such services (which prices shall be no greater than the average rate billed by Seller for providing such maintenance services to its most recently deployed 10 MWs of similar fuel cell energy servers and related equipment), and the terms of any performance warranties to be provided in connection with such services, which terms shall be substantially similar to those set forth herein, pursuant to which it is willing to provide such maintenance services for such Facility, which shall be no less favorable to Buyer than Seller’s standard rates, terms and warranties as of such date.
(iii)    If Buyer declines to engage Seller to perform such services, or the Parties are unable to execute, within ten (10) Business Days after Seller has provided its material terms and conditions pursuant to Section 10.2(4)(ii), appropriate documentation to reflect such services, Buyer may engage the applicable third party.

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Section 10.3    Permitted Disclosures.
(1)    Legally Compelled Disclosure. Confidential Information may be disclosed (i) as required or requested to be disclosed by a Party or any of its Affiliates or their respective stockholders, members, subsidiaries, Representatives, lenders or tax equity investors, as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, the Financial Industry Regulatory Authority, Inc. or other regulatory authority or self-regulatory authority having jurisdiction over such Party, (ii) as required or requested by the IRS, the Department of Justice or the Office of the Inspector General in connection with a Facility, cash grant, or tax credits relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit or (iii) as required under any Interconnection Agreement. If a Party becomes compelled by legal or administrative process to disclose any Confidential Information, such Party shall, to the extent permitted by Legal Requirements, provide the other Party with prompt notice so that the other Party may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 10.3 with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Party waives compliance with the non-disclosure provisions of this Section 10.3 with respect to the information required to be disclosed, the first Party shall furnish only that portion of such information that it is advised by counsel is legally required to be furnished and shall exercise reasonable efforts, at the expense of the Party whose Confidential Information is being disclosed, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (ii) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.
(2)    Disclosure to Representatives. Notwithstanding the foregoing, and subject always to the restrictions in Section 10.2, a Party may disclose Confidential Information received by it to its and its Affiliates’ actual or potential investors or financing parties and its and their employees, consultants, legal counsel or agents who have a need to know such information; provided that such Party informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, the terms of this Agreement, and that such terms apply to them. The Parties shall use commercially reasonable efforts to ensure that each such Person complies with the terms of this Agreement and that any Confidential Information received by such Person is kept confidential.
(3)    Securities Filings. A Party may file this Agreement as an exhibit to any relevant filing with the Securities Exchange Commission (or equivalent foreign agency) in accordance with Legal Requirements only after complying with the procedure set forth in this Section 10.3(3). In such event, the Party seeking such disclosure shall prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than fourteen (14) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines prescribed by Legal Requirements. The Party seeking such disclosure shall exercise

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commercially reasonable efforts to obtain confidential treatment of the Agreement from the Securities Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party. Each Party shall bear its own costs in connection with such efforts. If Seller is the Party seeking such disclosure, then Seller shall bear responsibility for any liability or obligation that Buyer owes to any ESA Customer pursuant to its ESA in respect of filings and related disclosures contemplated by this Section 10.3(3).
(4)    Permitted Disclosures. Nothing herein shall be construed as prohibiting a Party hereunder from using such Confidential Information in connection with (i) any claim against the other Party, (ii) any exercise by a Party hereunder of any of its rights hereunder, (iii) a financing or proposed financing by Seller or Buyer or their respective Affiliates, (iv) a disposition or proposed disposition by any direct or indirect Affiliate of Buyer of all or a portion of such Person’s equity interests in Buyer, (v) a disposition or proposed disposition by Buyer of any Bloom System or Facility, or (vi) any disclosure required to be made to an ESA Customer (or otherwise) under an ESA or a Site License, provided that, in the case of items (iii), (iv) and (v), the potential financing party or purchaser has entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate financings or acquisitions before any such information may be disclosed; provided, further, that Buyer shall have no liability to Seller hereunder in respect of disclosures made to ESA Customers pursuant to the foregoing clause (vi), or for any breach by an ESA Customer of the confidentiality obligations to which it is bound in the applicable ESA, as long as Buyer uses its commercially reasonable efforts to enforce such confidentiality obligations (and Buyer shall have no liability to Seller hereunder for disclosures made by Seller to any Persons).
(5)    Tax Records. If an IRS audit, investigation or similar proceeding shall be commenced by the IRS with respect to Buyer and any Tax matter in connection with this Agreement (e.g., a potential change in adjusted tax basis of a purchased Facility) (a “Tax Proceeding”), Buyer shall provide Seller with written notice of the Tax Proceeding within ten days after its commencement; provided, however, that the failure to provide written notice of the Tax Proceeding within such 10-day period shall not relieve Buyer from its obligations with respect to the subject of the Tax Proceeding. Notwithstanding any other provisions herein and solely in connection with a Tax Proceeding, Seller will provide and disclose the Tax Records to Buyer or directly to the IRS in cases of highly confidential information, as required. Seller (or its legal and accounting advisors) may fully participate, at its sole expense, in the Tax Proceeding. Buyer shall not settle a Tax Proceeding relating to an issue for which Seller will be obligated to indemnify Buyer under Section 13.4 without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall keep Seller reasonably informed of the commencement, status and nature of the Tax Proceeding and, at the request of Buyer and without any further consideration, shall provide or cause to be provided all assistance reasonably requested by Buyer with respect to the conduct of the Tax Proceeding.
(6)    Press Releases. Subject to this Section 10.3, any public announcement, press release or similar publicity, with respect to this Agreement and the transactions contemplated

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hereby will be issued at the time and in the manner mutually agreed in writing by the Buyer and the Seller.
Section 10.4    Communication with ESA Customers. Neither Seller nor any of its Affiliates, employees, agents or other Representatives shall, directly or indirectly, for itself or on behalf of another, from the Agreement Date until, with respect to each Facility and its related Site in the Scheduled Portfolio, the date that is two (2) years after the expiration of the applicable Warranty Period (or earlier termination of this Agreement), induce, influence or encourage, any ESA Customer, directly or indirectly, including through the negotiation of possible terms and conditions of similar or related contracts or extensions, to:
(1)    alter, terminate or breach its contractual or other business relationship with Buyer,
(2)    enter into a contractual or business relationship with Seller (or an Affiliate or other related Person on Seller’s behalf) in substantial replacement of the supplies and services provided with respect to such Facility under the applicable ESA or
(3)    exercise any purchase option under any ESA.
ARTICLE XI
LICENSE AND OWNERSHIP; SOFTWARE
Section 11.1    IP License to Use. Subject to Section 11.2, Seller grants to Buyer a limited (as described herein), non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable (except as described in Section 12.4 hereof), non-transferable (except as described herein) license to use the Intellectual Property, including Seller’s proprietary Software, to the extent contained in the Documentation, the Components and the Facilities purchased hereunder (collectively, “Seller’s Intellectual Property”) in conjunction with the purchase, use, operation, maintenance, repair and, subject to Section 3.6(2), sale of the Facilities (the “IP License”); provided, that (a) such license may be transferred or sub-licensed upon a transfer of a Facility to any Person who acquires such Facility, subject to Buyer’s compliance with Section 3.6(2), (b) such license may be (and shall automatically be) transferred or sub-licensed by Buyer to any third party Buyer is entitled to engage to maintain any Facility pursuant to Section 10.2(4), (c) such license may be (and shall automatically be) transferred by Buyer to any successor or assign of Buyer permitted pursuant to Section 14.4, and (d) in the event of a voluntary or involuntary Bankruptcy of Buyer, Seller hereby expressly consents to the assumption and assignment of the IP License by Buyer as necessary to allow Buyer’s continued use of each Bloom System, any item of Ancillary Equipment and/or Facility in accordance with the terms hereof and, as applicable, each ESA, Interconnection Agreement and other applicable Facility Contracts. Seller shall retain all right, title and ownership of any and all Intellectual Property licensed by Seller hereunder. No right, title or interest in any such Intellectual Property is granted, transferred or otherwise conveyed to Buyer under this Agreement except as otherwise expressly set forth herein. Buyer shall not, in violation of the rights granted to or obligations imposed on Buyer hereunder, modify, network, rent, lease, loan, sell, distribute or create derivative works based upon Seller’s Intellectual Property in whole or part, or cause or knowingly allow any third party to do so.

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Section 11.2    Grant of Third Party Software License.
(1)    Seller grants to Buyer a limited (as described herein), non-exclusive, royalty-free, fully paid-up, irrevocable (except as described in ARTICLE XII hereof), non-transferable (except as described herein) license to use the third party Software (the “Software License”); provided, that (i) such license may be transferred or sub-licensed upon a transfer of a Facility to any Person who acquires such Facility, (ii) such license may be (and shall automatically be) transferred or sub-licensed by Buyer to any third party Buyer is entitled to engage, and does engage, to maintain any Facility pursuant to Section 10.2(4), and (iii) such license may be (and shall automatically be) transferred by Buyer to any successor or assign of Buyer permitted pursuant to Section 14.4. No right, title or interest in any Software provided to Buyer (including all copyrights, patents, trade secrets or other intellectual or intangible property rights of any kind contained therein) is granted, transferred, or otherwise conveyed to Buyer under this Agreement except as expressly set forth herein. Buyer agrees not to reverse engineer or decompile the Software or otherwise use the Software for any purpose other than in connection with the use of the Facilities.
(2)    Subject to any confidentiality restrictions contained in the ESAs, all data collected on the Facilities by Seller using the Software, and data collected on the Facilities using Seller’s internal proprietary Software are the sole property of Seller to be used by Seller in accordance with Legal Requirements, and Seller hereby grants to Buyer a limited, non-exclusive, irrevocable (except as set forth in ARTICLE XII hereof), royalty-free license to use the data collected on the Facilities using such Software or Seller’s internal proprietary software only for purposes of using such Facilities and administering the Transaction Documents or as required pursuant to the terms of any ESA, Site License, Interconnection Agreement or other Facility Contract to which Buyer is a party, provided the provisions of ARTICLE X on confidentiality are maintained.
Section 11.3    No Software Warranty. The Software and related documentation are provided “AS IS” and without any warranty of any kind and Seller EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
Section 11.4    Effect on Licenses. All rights and licenses granted under or pursuant to this Agreement by Seller are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and of any similar provisions of applicable laws under any other jurisdiction (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced by or against Seller under the Bankruptcy Laws, Seller (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee under the Bankruptcy Laws) shall, as Buyer may elect in a written request, immediately upon such request:
(1)    perform all of the obligations provided in this Agreement to be performed by Seller including, where applicable, providing to Buyer such Intellectual Property (including embodiments

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thereof) held by Seller and such successors and assigns or otherwise available to them and to which Buyer is entitled to have access under this Agreement, including the Documentation; and
(2)    not interfere with the rights of Buyer under this Agreement, or the Transaction Documents, to such Intellectual Property (including such embodiments), including any right to obtain such Intellectual Property (or such embodiments) from Seller or from another entity, to the extent provided in the Bankruptcy Laws or in this Agreement.
Section 11.5    IP Related Covenants. If Seller grants, bargains, sells, conveys, mortgages, assigns, pledges, warrants or transfers any Intellectual Property or Software that is required (a) for Seller or its Affiliates to perform their respective obligations under the Transaction Documents or (b) for the continued maintenance and operation of the Facilities without a material decrease in performance of the Facilities, such act or transaction shall be, and for the avoidance of doubt Seller shall cause such act or transaction to be, subject to (i) the grant of the IP License and Software License under this Agreement and (ii) the Long-Term Agreement.
Section 11.6    Representations and Warranties. Seller represents and warrants to Buyer as of the Agreement Date and as of each Purchase Date as follows with respect to all Intellectual Property that is required (i) for Seller or its Affiliates to perform their respective obligations under the Transaction Documents, and (ii) for the continued operation of the Facilities in accordance with the Transaction Documents, the ESAs and the Interconnection Agreements:
(1)    Seller owns or has the right to use and to authorize Buyer to use all such Intellectual Property and Software; and
(2)    Seller and its Affiliates are not infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party with respect to the actions described in subsection (i) and (ii) of Section 11.6 and the sale, manufacture or use of the Facilities do not (and the sale, manufacture and use of the Facilities as contemplated in this Agreement will not) infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party.
ARTICLE XII
EVENTS OF DEFAULT AND TERMINATION
Section 12.1    Seller Default. The occurrence at any time of any of the following events shall constitute a “Seller Default”:
(1)    Failure to Pay. The failure of Seller to pay any undisputed amounts owing to Buyer on or before the day following the date on which such amounts are due and payable under the terms of this Agreement and Seller’s failure to cure each such failure within ten (10) Business Days after Seller receives written notice from Buyer of each such failure;
(2)    Failure to Perform Other Obligations. Unless due to a Force Majeure Event, and except for a Seller Default pursuant to Section 12.1(6), the failure of Seller to perform or cause to be performed any other material obligation required to be performed by Seller under this Agreement,

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the Administrative Services Agreement or the MIPA, or the failure of any representation and warranty set forth herein or therein to be true and correct as and when made; provided, however, that if such failure by its nature can be cured, then Seller shall have a period of thirty (30) days after obtaining Knowledge of such failure to cure the same and a Seller Default shall not be deemed to exist during such period; provided, further, that if Seller commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days; provided, further, that notwithstanding the foregoing, the cure periods set forth above shall in no event exceed (and will be deemed modified as necessary to match) the cure period applicable to any particular or breach pursuant to an ESA;
(3)    Failure to Remedy Injunction. The failure of Seller to remedy any injunction that prohibits Buyer’s use of any Facility as contemplated by Section 13.1 within sixty (60) days of Seller’s receipt of written notice of Buyer being enjoined therefrom;
(4)    Bankruptcy. If Seller (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Legal Requirements of the United States of America or any State, district or territory thereof or any similar proceeding outside of the United States of America; (iii) makes an assignment for the benefit of creditors; (iv) consents to the appointment of a receiver of the whole or any substantial part of its assets; (v) has a petition in bankruptcy filed against it, and such petition is not dismissed within sixty (60) days after the filing thereof; or if (vi) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver or similar Person of the whole or any substantial part of Seller’s assets, and such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof; or (vii) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any material part of Seller’s assets, and such custody or control is not terminated or stayed within sixty (60) days from the date of assumption of such custody or control;
(5)    Maximum Liability. Seller’s aggregate incurred liability under this Agreement and the other Transaction Documents equals or exceeds the Maximum Liability;
(6)    Failure to Perform Certain Obligations. Unless due to a Force Majeure Event, the failure of Seller to perform or cause to be performed its obligations pursuant to Section 2.8, Section 2.10(2) or Section 3.10(3), or pursuant to the Side Letter Agreement, in each case subject to any applicable cure and grace periods set forth in such Sections; or
(7)    Other Transaction Documents. (i) Any MIPA Representation or any representation or warranty made in the Long-Term Agreement, in either case, was not true and correct as and when made or (ii) Seller fails to perform or cause to be performed any obligation required to be performed by Seller under the Long-Term Agreement.

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Section 12.2    Buyer Default. The occurrence at any time of the following events with respect to Buyer shall constitute a “Buyer Default”:
(1)    Failure to Pay. The failure of Buyer to pay any undisputed amounts owing to Seller on or before the day following the date on which such amounts are due and payable under the terms of this Agreement and Buyer’s failure to cure each such failure within ten (10) Business Days after Buyer receives written notice of each such failure;
(2)    Failure to Perform Other Obligations. Unless due to a Force Majeure Event, the failure of Buyer to perform or cause to be performed any material obligation required to be performed by Buyer under this Agreement or the failure of any representation and warranty set forth herein to be true and correct as and when made; provided, however, that if such failure by its nature can be cured, then Buyer shall have a period of thirty (30) days after receipt of written notice of such failure to cure the same and a Buyer Default shall not be deemed to exist during such period; provided, further, that if Buyer commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for sixty (60) additional days; or
(3)    Bankruptcy. If Buyer (i) admits in writing its inability to pay its debts generally as they become due; (ii) files a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other Legal Requirements of the United States of America or any State, district or territory thereof; (iii) makes an assignment for the benefit of creditors; (iv) consents to the appointment of a receiver of the whole or any substantial part of its assets; (v) has a petition in bankruptcy filed against it, and such petition is not dismissed within sixty (60) days after the filing thereof; or if (vi) a court of competent jurisdiction enters an order, judgment, or decree appointing a receiver of the whole or any substantial part of Buyer’s assets, and such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof; or (vii) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of Buyer’s assets and such custody or control is not terminated or stayed within sixty (60) days from the date of assumption of such custody or control.
Section 12.3    Buyer’s Remedies upon Occurrence of a Seller Default. If a Seller Default has occurred under Section 12.1(4), Section 12.1(6) or Section 12.1(7), Buyer may terminate this Agreement with respect to all Facilities by written notice, and assert all rights and remedies available to Buyer under Legal Requirements subject to the limitations of liability set forth in Section 13.6. If a Seller Default has occurred with respect to a Facility under Section 12.1(1), Section 12.1(2), Section 12.1(3), or Section 12.1(5), Buyer may terminate this Agreement only with respect to such Facility for which such Seller Default has occurred by written notice, and assert all rights and remedies available to Buyer under Legal Requirements subject to the limitations of liability set forth in Section 13.6. If a Seller Default has occurred under Section 12.1(1), Section 12.1(2), Section 12.1(3), Section 12.1(5), Section 12.1(6) or Section 12.1(7), Buyer may require Seller and, if so required, Seller shall repurchase the relevant Facility or Facilities in respect of which this Agreement is being terminated from Buyer on an AS IS basis by paying the Repurchase Value of

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any such Facility, calculated as of the date of such payment, in which case Seller shall take title to such Facility upon paying the Repurchase Value, and such Facility shall no longer constitute a portion of the Portfolio or the Scheduled Portfolio (provided, that if such Seller Default has occurred under Section 12.1(5), Seller shall not be obligated to make a payment to Buyer in excess of the Maximum Liability except as otherwise set forth in Section 13.6). If a Facility will be removed pursuant to this Section 12.3, Seller shall at its sole cost and expense remove the Facility in accordance with Section 4.10(1).
Section 12.4    Seller’s Remedies Upon Occurrence of a Buyer Default. If a Buyer Default has occurred Seller may terminate this Agreement only with respect to those Facilities for which a Buyer Default has occurred and remains uncured by written notice, and assert all rights and remedies available to Seller under Legal Requirements with respect to those Facilities for which a Buyer Default has occurred, subject to the limitations of liability set forth in Section 13.6, including without limitation retaining any prior payments with respect to such Facilities and, to the extent Seller has title to and possession of such Facilities, selling such Facilities to another buyer.
Section 12.5    Preservation of Rights. Termination of this Agreement shall not affect any rights or obligations as between the Parties which may have accrued prior to such termination or which expressly or by implication are intended to survive termination whether resulting from the event giving rise to termination or otherwise, including, without limitation, ARTICLE X, ARTICLE XI (including the IP License and right to retain copies of the documentation and other embodiments of Intellectual Property in Section 11.1), and ARTICLE XIII.
Section 12.6    Force Majeure.
(1)    If either Party is rendered wholly or partially unable to perform any of its obligations under this Agreement by reason of a Force Majeure Event, then except as otherwise explicitly specified in this Agreement, that Party (the “Claiming Party”) will be excused from whatever performance is prevented by the Force Majeure Event to the extent so prevented; provided, however, that (a) the Claiming Party, promptly upon (and in no event later than three (3) days after) the occurrence of such Force Majeure Event, gives the other Party (the “Affected Party”) notice in writing describing the particulars of the occurrence, including the anticipated duration of the Force Majeure Event; (b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; (c) no liability of either Party for an event that arose before the occurrence of the Force Majeure Event shall be excused as a result of the Force Majeure Event; (d) the Claiming Party shall exercise commercially reasonable efforts to correct or cure (and at all times minimize) the event or condition excusing performance and resume performance of all its obligations; and (e) when the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall promptly give the Affected Party notice in writing to that effect and shall promptly resume performance. Except as set forth in Section 4.3(7), an event of Force Majeure shall not excuse the obligation to pay money under this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller (or any of its Service Providers) be required to risk the lives or health of any human Persons during the pendency of a Force Majeure Event, it being understood that Seller or its Service

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Providers, as applicable, shall return to the affected Site as soon as reasonably safe, as is required by clauses (b), (d) and (e) of this Section 12.6.
(2)    If, as a result of a Force Majeure Event, a Facility in the Portfolio, in whole or in part, is damaged or destroyed such that the repair of such Facility or part thereof is likely to exceed $[***] (a “Casualty”), Seller shall give prompt notice of such damage to Buyer and shall promptly provide an estimate of the costs required to either restore or remove such Facility. After receiving such notice and estimate, Buyer may either (a) instruct Seller to repair, rebuild or replace (as applicable) such Facility or part thereof to effect the restoration of such Facility as nearly as possible to the condition it was in immediately prior to such Casualty, with such alterations and upgrades as may be reasonably requested and approved by Buyer (a “Restoration”), or (b) upon Buyer’s determination that the Facility or part thereof cannot be repaired, rebuilt or replaced to Buyer’s satisfaction, terminate this Agreement with respect such Facility subject to such Casualty, after which Seller shall remove such Facility in accordance with Section 4.10(2) (a “Casualty Removal”). Upon a termination of this Agreement with respect to a Casualty Removal, Buyer and Seller shall be fully released of any and all obligations hereunder with respect to the Facility subject to the Casualty, except for those provisions which expressly survive a termination.
(3)    Buyer shall reimburse Seller for all costs reasonably incurred by Seller of Restoration or Casualty Removal, whether or not such costs are covered by insurance. At Buyer’s request, Seller shall, using commercially reasonable efforts and in good faith, participate in any discussions with, and facilitate Buyer’s exchange of information with, any insurance companies with respect to any Casualty, Restoration or Casualty Removal. For the avoidance of doubt, any insurance proceeds in respect of a Casualty, Restoration or Casualty Removal shall be entirely for the benefit of Buyer, except to the extent Buyer has failed to reimburse Seller as set forth in the first sentence of this Section 12.6(3), and other than to such extent, any such insurance proceeds received by Seller shall be held in trust for the benefit of Buyer and promptly remitted to Buyer. Any Restoration shall be conducted in compliance with Sections 4.2(3) and 4.10(2).
Section 12.7    Termination of ESAs Following Placed in Service Date; ESA Customer Purchase Options.
(1)    In the event that an ESA is terminated (or if an ESA Customer exercises its purchase option pursuant to its ESA) with respect to a Facility on or following the date such Facility achieves any of the events described in clauses (2) through (4) of the definition of "Placed in Service", then, notwithstanding anything to the contrary set forth in Section 4.1(2), Buyer may terminate this Agreement with respect to that Facility by written notice, such termination to be effective as of the final day of the calendar month in which such notice is delivered. Following the effectiveness of such termination, Buyer shall owe Seller no further Services Fees in respect of such Facility. For clarity, nothing in this Section 12.7(1) shall limit in any manner any other rights or remedies that may be available to Buyer or Seller under this Agreement. If an ESA Customer exercises its purchase option pursuant to its ESA, Seller shall use commercially reasonable efforts to facilitate the consummation of such purchase and related matters, including by executing and delivering reasonable documentation in a timely manner at Buyer’s request. If Buyer owns a Facility or any

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Component thereof following termination of the applicable ESA (or, if prior to termination of an ESA, it is reasonably likely that the applicable ESA Customer will not agree to renew, or otherwise cause to be renewed, the initial term or any renewal term of such ESA), Seller shall, at Buyer’s request, use its commercially reasonable efforts to remarket the applicable Facility or Component thereof pursuant to Section 4.10(3).
(2)    In the event that the termination of an ESA with respect to any Facility pursuant to Section 12.7(1) results from a Seller Default as described in Section 12.1(1), Section 12.1(2), Section 12.1(3), Section 12.1(5), Section 12.1(6) or Section 12.1(7), Seller shall, at Buyer’s option, repurchase and remove the relevant Facilities in accordance with Section 4.10(1) and (2). Notwithstanding the foregoing or anything else in this Agreement, any payment by the ESA Customer under the [***] ESA of any termination value or reimbursement of costs under such ESA, under any circumstances, shall be subject in all respects to the last sentence of Section 11.2(b)(i) of the [***] ESA.
(3)    In the event of a Compliance Law Violation (as defined in the Equinix ESA), the Parties will cooperate in good faith to cure such Compliance Law Violation in accordance with the terms of Section 7.1(h)(i) of the Equinix ESA including by ensuring that any individual(s), Seller Affiliate, Service Provider and/or Seller or Seller Affiliate agent, representative or subcontractor at any tier directly involved in the Compliance Law Violation are no longer in any way performing under the Equinix ESA. In the event that, notwithstanding such efforts, such Compliance Law Violation either (i) can only be cured by the termination of Seller’s performance in connection with the Equinix ESA, or (ii) results in the termination of the Equinix ESA, then, in either case, Buyer may terminate this Agreement with respect to any Facilities installed pursuant to the Equinix ESA and affected by such termination of the Equinix ESA, and Buyer shall owe Seller no further Service Fees in respect of such Facility(ies) for any period from and after the date of termination. For clarity, nothing in this Section 12.7(3) shall limit in any manner any other remedies that may be available to Buyer under this Agreement.
Section 12.8    Termination of ESAs Prior to Placed in Service Date. If an ESA is terminated with respect to one or more Facilities prior to the date such Facility achieves any of the events described in clauses (2) through (4) of the definition of “Placed in Service”, then Seller shall, at Buyer’s sole discretion and as part of the Installation Service (without in any way limiting Buyer’s rights and remedies under, and subject to, Section 2.4(7), Section 2.9 and Section 3.4(1)(xii)(B)), (i) remove such Facility in accordance with Section 4.10(2) and (ii) relocate and install such Bloom System and applicable Ancillary Equipment and BOF at a substitute Site. The costs of such removal and relocation shall be at Seller’s sole cost and expense; provided, however to the extent the applicable ESA Customer reimburses Buyer for (or otherwise pays Buyer in respect of) such costs pursuant to the terms of the applicable ESA, then Buyer shall remit such payments to Seller to the extent of Seller’s bearing costs under this sentence.
Section 12.9    Change in Law. If, due to any change in Legal Requirements subsequent to the date of this Agreement (a “Change in Law”), performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable, impossible or unduly

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burdensome, the Parties hereto shall use commercially reasonable efforts to find and employ an alternative means, including renegotiation of economics of the Agreement, to achieve the same or substantially the same result as that was contemplated by this Agreement; provided, however, that (a) the Party claiming impairment of performance under this Section 12.9 (the “Claiming Party”) shall, promptly upon (and in no event later than three (3) Business Days after) the occurrence of such Change in Law, give the other Party (the “Affected Party”) notice in writing describing the particulars of the occurrence, including the anticipated duration of the Change in Law; (b) the suspension of performance shall be of no greater scope and of no longer duration than is reasonably required by the Change in Law; (c) no liability of either Party for an event that arose before the occurrence of the Change in Law shall be excused as a result of the Change in Law; (d) the Claiming Party shall exercise commercially reasonable efforts to correct or cure (and at all times minimize) the effect of Change in Law and resume performance of all its obligations; and (e) when the Claiming Party is able to resume performance of its obligations under this Agreement, the Claiming Party shall promptly give the Affected Party notice in writing to that effect and shall promptly resume performance. Except as set forth in Section 4.3(7), a Change in Law shall not excuse the obligation to pay money under this Agreement. If an event or circumstance gives rise to a Change in Law as defined herein under this Agreement, but such event or circumstance does not also constitute a ‘Change in Law’ (or similar term) as defined under the applicable ESA or Site License (depending on which Facilities are affected), then for the purposes of any rights and obligations of the parties under this Agreement that relate to corresponding rights or obligations under such ESA or Site License such event or circumstance will not constitute a Change in Law under this Agreement.
ARTICLE XIII
INDEMNIFICATION
Section 13.1    IP Indemnity.
(1)    Except as expressly limited below, Seller agrees to indemnify, defend and hold Buyer, its direct and indirect members, and their Affiliates and their respective managers, officers, directors, employees and agents harmless from and against any and all Third Party Claims and Indemnifiable Losses (including in connection with obtaining any Intellectual Property necessary for continuation of completion, operation and maintenance of Facilities purchased by Buyer from Seller), arising from or in connection with any alleged infringement, misappropriation, conflict, violation or misuse of any patents, copyrights, trade secrets or other third party Intellectual Property rights by Facilities or Components thereof purchased by Buyer pursuant to this Agreement (or the sale, use, operation or maintenance thereof, provided that such sale, use, operation or maintenance is as contemplated by this Agreement or the Long-Term Agreement) or the exercise of the IP License or the Software License granted pursuant to Section 11.1 and Section 11.2 hereunder, or the license granted under the Long-Term Agreement, or the exercise by Kaiser of any of its rights and interests with respect to Kaiser Purchaser Equipment, or any exercise by an ESA Customer of any of its rights and interests with respect to a Non-Scheduled Facility. Buyer shall give Seller prompt notice of any such claims (provided, that the failure to so notify shall not relieve Seller’s obligations under this Section 13.1 except to the extent Seller is materially prejudiced thereby). Seller shall be entitled to participate in, and, unless in the opinion of counsel for Seller a conflict of interest between the Parties may

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exist with respect to such claim, assume control of the defense of such claim with counsel reasonably acceptable to Buyer. Seller shall ensure that the terms and conditions set forth in Section 23.2 of the Kaiser ESA, as applicable to any Facilities thereunder, are satisfied and that there does not arise at any time an “Event of Default” (as defined in the Kaiser ESA) pursuant to Section 16.1(f) of the Kaiser ESA (and, for the avoidance of doubt, Seller shall promptly and at its own expense procure, provide and maintain any performance assurance, credit support and other assurance requested by the counterparty to such Kaiser ESA), and Seller shall comply in all respects with any similar obligations in any transaction confirmations under the Kaiser ESA entered into after the Agreement Date. Buyer authorizes Seller to settle or defend such claims in its sole discretion on Buyer’s behalf, without imposing any monetary or other obligation, restriction, admission or liability on Buyer and subject to Buyer’s participation rights set forth in this Section 13.1. Buyer shall assist Seller upon reasonable request by Seller and, at Seller’s reasonable expense, in defending any such claim. If Seller does not assume the defense of such claim, or if a conflict precludes Seller from assuming the defense, then Seller shall reimburse Buyer on a monthly basis for Buyer’s reasonable and documented defense expenses of such claim through separate counsel of Buyer’s choice reasonably acceptable to Seller. If Seller assumes the defense of such claim, Seller shall keep Buyer reasonably informed as to the status of such defense (including prompt updates with respect to any material developments). Should Buyer be enjoined from selling or using any Facility or Component thereof as a result of such claim, Seller will, at its sole option and discretion (and at its own expense), either (i) procure or otherwise obtain for Buyer the right to use or sell the Facility or Component thereof; (ii) modify the Facility or Component thereof so that it becomes non-infringing but still substantially meets the original functional specifications of the Facility or Component thereof (in which event, for the avoidance of doubt, all warranties hereunder shall continue to apply unmodified); (iii) upon return of the Facility or Component thereof to Seller, as directed by Seller, provide to Buyer a non-infringing Facility or Component thereof meeting the functional specifications of Facility or Component thereof, or (iv) when and if none of the first three options is reasonably available to Seller, authorize the return of the Facility to Seller and, upon receipt thereof, return to Buyer all monies paid by Buyer to Seller for the Repurchase Value, net of any monies paid by Seller to Buyer for any performance guaranties or other warranty claims; provided that Seller shall not elect the options in the preceding clauses (i), (ii) or (iii) without Buyer’s written consent (such consent not to be unreasonably withheld) if such election could reasonably be expected to materially decrease Buyer’s revenues or materially increase Buyer’s operating expenses.
(2)    THIS INDEMNITY SHALL NOT COVER ANY CLAIM:
(i)    for Intellectual Property infringement, conflict, violation, misappropriation, or misuse resulting from any combination made by Buyer of any Bloom System with any other product or products (except any other Component of the Facility) or modifications made by or on behalf of Buyer to any part of the Bloom System, unless (A) such combination or modification is in accordance with Seller’s specifications for the Bloom System, (B) such combination or modification is made by or on behalf of or at the written request of Seller where Seller has requested the combination or modification giving rise to the claim by Buyer, (C) such combination is reasonably necessary for the use of the Facility as permitted in this

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Agreement or (D) such other product or products would not infringe the Intellectual Property rights of a third party but for the combination with any part of the Bloom System; or
(ii)    for infringement of any Intellectual Property rights where such infringement results from a modification to the Bloom System which was requested in writing by Buyer on a custom basis; provided, that before performing or agreeing to perform any such modification, Seller shall notify Buyer in writing, with specific reference to this Section 13.1(2)(ii), that such modification if performed will result in claims being excluded from indemnification pursuant to this Section 13.1(2) and the extent of such exclusions; and provided, further, that none of the following shall constitute a modification to the Bloom System which was or is requested by Buyer on a custom basis: (a) the integration of the Battery Solution or other Ancillary Equipment or BOF into any Facility, (b) specifications, plans, designs or drawings comprising a part of, or delivered pursuant to, any ESA or Site License, (c) performance of an ESA or Site License by the parties thereto pursuant to the terms and conditions thereof or (d) any change or amendment to any of the agreements, documents or information set forth in the foregoing clauses (b) or (c) to the extent approved in writing by Seller.
Section 13.2    General Indemnification of Seller by Buyer. Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, Affiliates and agents (each, a “Seller Indemnitee”) from and against any and all Indemnifiable Losses (other than Indemnifiable Losses addressed in Section 13.1) asserted against or suffered by any Seller Indemnitee arising out of a Third Party Claim (other than a claim for such Seller Indemnitee’s breach of any contract to which such Seller Indemnitee is a party) to the extent arising out of or in connection with (a) the negligent or intentional acts or omissions of Buyer or its subcontractors, agents or employees or others under Buyer’s control (excluding Seller and any Seller Affiliate) after the Agreement Date, or (b) except in accordance with this Agreement or the Transaction Documents, operation of a Facility or any part thereof by any party other than Seller or an Affiliate or subcontractor of Seller after such Facility has been purchased by Buyer pursuant to this Agreement (but subject to Seller’s warranties, covenants and indemnities under this Agreement and any other Transaction Document to which Seller is a party); provided that Buyer shall have no obligation to indemnify Seller to the extent caused by or arising out of (i) any gross negligence, fraud or willful misconduct of any Seller Indemnitee or the breach by Seller or any Seller Indemnitee of its covenants, representations and warranties under this Agreement or in any Payment Certificate or (ii) any operation of any Facility (or any part thereof) by a Person outside of Buyer’s control or direction or by a Person taking such action despite Buyer’s reasonable efforts to prevent the same.
Section 13.3    General Indemnification of Buyer by Seller.
(1)    Seller shall indemnify, defend and hold harmless Buyer, its direct and indirect members, managers, officers, directors, employees, Affiliates and agents (each, a “Buyer Indemnitee”) from and against any and all Indemnifiable Losses (other than, but without limiting, Indemnifiable Losses addressed in Section 3.4(4), Section 3.7, Section 5.7, Section 5.8, Section 13.1, or Section 13.4) asserted against or suffered by any Buyer Indemnitee arising out of (1) any

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Third Party Claim to the extent arising out of or in connection with the negligent or intentional acts or omissions of Seller, its Service Providers, its agents, its employees or others under Seller’s control arising out of or in connection with a breach, violation or default of the obligations of the foregoing Persons under the Transaction Documents (other than matters addressed separately in Section 3.4(4), Section 3.7, Section 5.3, Section 5.7, Section 5.8, Section 13.1, this Section 13.3 or Section 13.4, which shall be governed by the terms thereof), (2) the breach of an obligation or inaccuracy of a representation or warranty when made, in each case, (i) by Seller under any Transaction Document (it being the intention of Buyer and Seller that Seller’s obligations in this Section 13.3 shall include any Indemnifiable Losses asserted against or suffered by Buyer Parent under the MIPA, and Buyer may make claims hereunder on behalf of Buyer Parent) or (ii) by Buyer or any Affiliate of Seller prior to the Agreement Date under a Site License or ESA, (3) any injury, death, or damage to property caused by a defect in a Facility, (4)  any breach under a Kaiser ESA arising in connection with the Kaiser Purchaser Equipment or any Non Scheduled Facility (until such Non Scheduled Facility is approved by Buyer to be part of the Scheduled Portfolio in accordance with Section 2.9) or (5) Seller Attributes; provided that, Seller shall have no obligation to indemnify Buyer to the extent caused by or arising out of any gross negligence, fraud or willful misconduct of a Buyer Indemnitee, the breach by Buyer or any Buyer Indemnitee of its covenants, representations and warranties under this Agreement or the inability of Buyer to ultimately utilize any tax benefits.
(2)    Except as otherwise set forth in this Agreement, in the event that Buyer incurs any liability, cost, loss or expense to an ESA Customer or licensor under a Site License (including relating to a breach of an ESA or Site License) arising out of Seller’s breach of its obligations herein, Seller shall indemnify and hold Buyer harmless for any such liability, cost, loss or expense incurred by Buyer.
Section 13.4    Tax Indemnification of Buyer by Seller.
(1)    Seller agrees to indemnify, defend and hold harmless each Buyer Indemnitee from and against any Tax Loss arising out of (i) the inaccuracy of any representation made by Seller in Section 8.1(6) or Section 8.1(10) as of the date such representation was made, (ii) the breach of or failure to perform any obligation, covenant or obligation of Seller under this Agreement, including the last sentence of Section 3.9, Section 4.2(3) (and any other Sections that require compliance with the requirements of Section 4.2(3)) and Section 6.1, or (iii) the gross negligence, willful misconduct or fraud of Seller in performing its obligations under this Agreement; provided, Seller shall have no obligation to indemnify Buyer to the extent such inaccuracy or breach was caused solely by Buyer or Buyer’s inability to ultimately utilize any such tax benefits. The parties agree to treat any indemnity under this Section 13.4(1) as a return of the purchase price. If, pursuant to a final determination, it is determined that payment of an indemnity under this Section 13.4(1) is taxable, Seller shall promptly pay to Buyer the After Tax Basis gross-up amount. To the extent any such payment is includable as income of a Buyer Indemnitee as determined by agreement of the Parties or, if there is no agreement, by an opinion of a nationally-recognized Tax counsel selected by the Buyer Indemnitee and reasonably acceptable to Seller that such amount “should” be included as income of the Buyer Indemnitee, the amount of the payment shall be increased by the After Tax Basis gross-up amount upon the receipt or accrual of the payment.

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Section 13.5    Indemnity Claims Procedure.
(1)    Except as otherwise provided in Section 13.1, if any indemnifiable Third Party Claim is brought against a Party (the “Indemnified Party”) under Section 13.2 or Section 13.3, then the other Party (the “Indemnifying Party”) shall be entitled to participate in, and, unless in the reasonable opinion of counsel for the Indemnifying Party a conflict of interest between the Parties may exist with respect to such claim, assume the sole and exclusive control over the defense of such claim, with counsel reasonably acceptable to the Indemnifying Party. If the Indemnifying Party does not assume the defense of the Indemnified Party, or if a conflict precludes the Indemnifying Party from assuming the defense, then the Indemnifying Party shall reimburse the Indemnified Party on a monthly basis for the Indemnified Party’s reasonable and documented defense expenses through separate counsel of the Indemnified Party’s choice. If the Indemnifying Party assumes the defense of the Indemnified Party with acceptable counsel, the Indemnified Party, at its sole option, subject to the Indemnifying Party’s exclusive control of the defense, may participate in the defense, at its own expense, with counsel of its own choice without relieving the Indemnifying Party of any of its obligations hereunder. The Indemnifying Party may settle the defense without the consent of the Indemnified Party, so long as such defense only includes the payment of money and such settlement does not admit to any fault or actions of the Indemnified Party or infringe on the rights of the Indemnified Party hereunder.
(2)    Notwithstanding anything to the contrary in this ARTICLE XIII, it is express intention of the Parties that the indemnifications provided for in this ARTICLE XIII shall apply to direct demands, claims, actions, investigations, arbitrations or other proceedings (whether at law or in equity) between the Parties for a breach of this Agreement or any other Transaction Document, regardless of whether a Third Party Claim is involved.
(3)    For Tax reporting purposes, to the maximum extent permitted by the Code, each party will agree to treat all amounts paid pursuant to this Section 13.5 as a non-taxable reimbursement of purchase price. If, pursuant to a final determination, it is determined that payment of an indemnity under this Section 13.5 is taxable, Seller shall promptly pay to Buyer the After-Tax Basis gross-up amount. To the extent any such payment is includable as income of Buyer as determined by the agreement of the Parties or, if there is no agreement, by an opinion of a nationally-recognized Tax counsel selected by Buyer and reasonably acceptable to Seller that such amount “should” be included in income of Buyer, the amount of such payment shall be increased by the After-Tax Basis gross-up amount upon the receipt or accrual of the payment. Notwithstanding anything to the contrary in this ARTICLE XIII, if a Third Party Claim is brought against Buyer by an ESA Customer and the indemnification procedure set forth or required in the applicable ESA mandates any specific dates by which defenses must be assumed or other actions taken, or reserves consent or other rights to such ESA Customer, then Seller as the Indemnifying Party shall perform its obligations under this ARTICLE XIII in accordance with, at a minimum, such indemnification procedures in such ESA.
(4)    In determining the amount of any liability incurred by a Party under this Article XIII, if any of the Indemnifiable Losses are deemed to be federally taxable income, any calculation of Indemnifiable Losses shall be grossed up on an After-Tax Basis.

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Section 13.6    Limitation of Liability.
(1)    Notwithstanding anything to the contrary in this Agreement, in no event shall a Party be liable to the other Party for an amount in excess of the Maximum Liability; provided, that the foregoing limitation shall not apply to liability arising out of (A) the fraud, willful misconduct, or gross negligence of a Party or that Party’s employees, agents, subcontractors (except that for the purposes of this provision, Seller and its employees, agents and subcontractors will not be deemed to be employees, agents or subcontractors of Buyer), (B) a Third Party Claim, (C) any Indemnifiable Loss for which an Indemnified Party received insurance proceeds under Section 13.9, (D) Kaiser Purchaser Equipment, (E) the Side Letter Agreement, (F) Seller Attributes, (G) liability for any ESA Warranty Reimbursement Payments that Seller has incurred pursuant to Section 5.8 or (H) any Tax Loss; and in any of the foregoing clauses (A) through (H), any amounts so received will not be included when calculating Seller’s Maximum Liability.
(2)    Except for liquidated damages specifically provided for in this Agreement, and amounts due in respect of any Third Party Claim, damages hereunder are limited to direct damages, and in no event shall a Party be liable to the other Party, and the Parties hereby waive claims for indirect, punitive, special or consequential damages or loss of profits; provided, however, the following shall not be characterized as indirect, punitive, special or consequential damages or loss of profits : (i) Tax Loss, (ii) lost profits that were the reasonably foreseeable consequence of an indemnifiable breach or inaccuracy at the time of such breach or inaccuracy, (iii) payments of the Repurchase Value or any Aggregate Purchase Price refunds or other payments required under any of Section 2.4(7), Section 2.6(4) or Section 3.4(1)(xii)(B), (iv) Performance Guaranty payments, (v)  Indemnifiable Losses in respect of Seller Attributes, (vi) Indemnifiable Losses in respect of Kaiser Purchaser Equipment, (vii) Indemnifiable Losses in respect of the Side Letter Agreement or (viii) liability for any ESA Warranty Reimbursement Payments that Seller has incurred pursuant to Section 5.8.
(3)    Subject to Section 3.2(3), each Party hereby waives any claim under this ARTICLE XIII irrespective of the legal theory under which it is brought to the extent such claim is covered by the insurance of the claiming Party.
Section 13.7    Liquidated Damages; Estoppel. The Parties acknowledge and agree that it would be impracticable or impossible to determine with precision the amount of damages that would or may be incurred by Buyer as a result of (x) the Portfolio’s failure to satisfy any Capacity Warranty or (y) the existence of any of the circumstances described in this Agreement that gives rise to an obligation of Seller to pay to Buyer the Repurchase Value. It is therefore understood and agreed by the Parties that: (a) Buyer may be damaged by Seller’s failure to satisfy either Capacity Warranty or to avoid such circumstances from occurring; (b) it would be impractical or impossible to fix the actual damages to Buyer resulting therefrom; and (c) any cash payments in respect of a claim under the Performance Guaranty payable to Buyer under Section 5.7 or any Repurchase Value for failure to meet such obligations are in the nature of liquidated damages, and not a penalty, and are fair and reasonable estimate of compensation for the losses that Buyer may reasonably be anticipated to incur by any such failure. Seller hereby (i) waives any argument that its failure to comply with such

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obligations would not cause Buyer irreparable harm, (ii) agrees that it shall be estopped from arguing the invalidity, or otherwise questioning the reasonableness, of the liquidated damages provided for herein, and (iii) agrees that it will consent to the entry of judgment ordering payment of such liquidated damages in any court of competent jurisdiction. Seller and Buyer each agree that Buyer shall be under no obligation to submit any dispute regarding the payment of any Repurchase Value when due to the dispute resolution mechanism set forth in Section 14.5, but may rather immediately pursue whatever rights it has available under this Agreement, at law or in equity in accordance with Section 14.6 herein.
Section 13.8    Duplication of Recovery. Any Indemnifiable Loss for which any Indemnified Party hereto is entitled to indemnification under this Article XIII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Indemnifiable Loss constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that the right to indemnification shall not be limited to the extent that the amount of Indemnifiable Losses for such state of facts has not previously been recovered.
Section 13.9     Indemnification Obligations Net of Insurance Proceeds. The Parties intend that any liability subject to indemnification pursuant to this Article XIII will be net of insurance proceeds actually received, realized or recovered by an Indemnified Party. Accordingly, the Indemnifiable Loss which an Indemnifying Party is required to pay to an Indemnified Party will be reduced or offset by any insurance proceeds actually received, realized or recovered by or on behalf of the Indemnified Party in reduction of the related liability.
Section 13.10    Survival. The Parties’ respective rights and obligations under this ARTICLE XIII shall survive any total or partial termination of this Agreement.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
Section 14.1    Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.
Section 14.2    Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but any such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.
Section 14.3    Notices. All notices, provisions of documentation, reports, certifications, or other documentation, and other communications hereunder shall be in writing and shall be deemed given when (A) uploaded to the Data Room (provided, that Buyer is the only Party hereunder that may receive notice by upload to the Data Room, and such notice shall not be deemed given until Buyer has been notified thereof by an email update or telephone conversation), (B) received, if delivered personally, by facsimile transmission with completed transmission acknowledgment or

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by electronic mail, or (C) delivered, if mailed by overnight delivery via a nationally recognized courier or registered or certified first class mail (return receipt requested), postage prepaid, to the recipient Party at its below address; provided, however, that the Parties may notify one another in writing of changes to the addresses and other recipient information below this paragraph in this Section 14.3, and such notices of changes of address and other recipient information shall be effective only upon receipt thereof:

To Seller:	Bloom Energy Corporation 4353 North 1st Street, 4th Floor San Jose, CA 95134 Attention: [***] email: [***]
and to:

Bloom Energy Corporation
4353 N. First Street
San Jose, CA 95134
Attention: General Counsel
email: [***]

To Buyer:	c/o Duke Energy One Attention: [***] Deputy General Counsel 550 S. Tryon Street Mail code: DEC45A Charlotte, NC 28202 Tel: [***] email: [***]
and to:

c/o Duke Energy One
Attention: [***]
Strategic Development Initiatives
400 S. Tryon Street
Mailcode: ST2690
Charlotte, NC 28202
Tel: [***]
email: [***]

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and to:

[***]
Hunton Andrews Kurth LLP
200 Park Avenue
52nd Floor
New York, NY 10166
Tel: [***]
email: [***]
Section 14.4    Assignment.
(1)    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns (including by operation of law), but neither this Agreement nor any of the rights, interests or obligations hereunder, nor the equity interests that own the Buyer, directly and indirectly, shall be assigned, transferred or conveyed by any Party, without the prior written consent of the other Party (to be granted in the other Party’s sole discretion); provided, however that:
(i)    So long as Buyer does not make any assignment pursuant to this clause (i) to a Competitor of Seller, Buyer may make such an assignment without Seller’s consent to a successor to substantially all of Buyer’s business, whether in a merger, sale of stock or other equity interests or rights, sale of assets or other transaction, or in any sale of stock or other equity interests or rights in Buyer representing less than all or substantially all of Buyer’s business, including a direct or indirect (x) acquisition or disposition of tax equity investment interests or (y) collateral assignment for the benefit of a secured lender; provided, Buyer may make a collateral assignment for the benefit of a secured lender without consent to a Competitor of Seller, so long as such Person is not listed on Schedule 14.4(a); provided, further, if there is publicly announced a change in control, merger or sale of all or substantially all of the assets of Duke Energy Corporation to a Competitor of Seller, Seller shall have the right for thirty (30) calendar days after such announcement (after which date, Seller’s right shall automatically expire) to elect, immediately upon written notice, to purchase the Portfolio in full by performing the following actions: (A) promptly refund any payments of the Aggregate Purchase Price for Facilities for which none of the events in clauses (2) through (4) of the definition of Placed in Service have occurred, (B) pay to Buyer (or its successor or beneficiary) the sum of the aggregate Repurchase Value (using the method of determining the Repurchase Value specified in clause (a) or (b) of the definition thereof that can be determined more quickly, with a post-purchase true-up to follow promptly to ensure that the actual amount described in this clause (B) is paid) for all Facilities or the net present value of expected remaining project cash flows at a discount rate equivalent to the investor return in the Base Case Model and including ESA renewals (reflected in the Base Case Model, adjusted to reflect a ten (10) year renewal term for each ESA in the Portfolio), whichever is greater, plus all amounts necessary for any holder of tax equity interests to achieve the rate of return contemplated in the tax equity financing documentation as of the

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consummation of such acquisition by Seller; (C) procure written releases of Buyer from any and all liabilities, obligations and duties in respect of this Agreement, the other Transaction Documents, the Facility Contracts, the Governmental Approvals and the Portfolio; (D) assume all of Buyer’s liabilities under any Facility Contracts and Governmental Approvals; and (E) execute and deliver to Buyer a Bill of Sale and other assignment agreements and other documentation as may be necessary to effect such purchase and related transfer of title to all Facilities;
(ii)    Buyer may make such an assignment without Seller’s consent to an ESA Customer in connection with its exercise of a purchase option pursuant to an ESA;
(iii)    Seller shall be entitled to subcontract any of its obligations under this Agreement without consent (provided, that Seller shall not subcontract to any Person other than a Service Provider pursuant to Section 14.14) or to assign its obligations under this Agreement to an Affiliate under common ownership with Seller, provided, further, that (X) such assignment or subcontracting shall not excuse Seller from the obligation to competently perform any subcontracted or assigned obligations or any of its other obligations under the Agreement and (Y) Seller shall not assign any of Seller’s obligations hereunder to an Affiliate unless Seller shall have executed and delivered to Buyer, on or prior to the effectiveness of such Assignment, a guarantee by Seller of all payment and performance obligations so assigned, to Buyer’s reasonable satisfaction;
(iv)    nothing in this Agreement shall be deemed to require the consent of any Party with respect to any change in control, merger or sale of all or substantially all of the assets of Seller; and
(v)    nothing in this Agreement shall be deemed to require the consent of any Party with respect to any acquisition or disposition of any direct or indirect tax equity interests in Buyer.
Any purported assignment or delegation in violation of this Section 14.4(1) shall be null and void. The Parties acknowledge and agree that any and all provisions applicable to a Facility Transfer are set forth in Section 3.6.
(2)    Upon the occurrence of any assignment or other disposition by Buyer permitted under Section 14.4(1), Buyer shall automatically be deemed to have obtained as of the date of such assignment or other disposition, without further action, any other consents that may be required from Seller pursuant to this Agreement or the other Transaction Documents, including those set forth in Sections 3.3(3) and Section 5.5(3) such that the assignee receives the benefit of all rights, benefits and interests of Buyer pursuant to this Agreement, including the Pre-COO Equipment Warranty (as applicable) and the Portfolio Warranty, and the Seller shall use commercially reasonable efforts to enter into an agreement with such assignee or transferee that is substantially similar to the Long-Term Agreement.

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(3)    In the event of an assignment or transaction prohibited by Section 14.4(1), the assigning Party shall notify the other Party of the identity of the proposed assignee or successor in writing. Such other Party shall have the right to consent to such assignment or transaction. Such other Party shall notify such assigning Party of its determination within ten (10) Business Days of receipt of notice from such assigning Party hereunder (and if such other Party does not so timely notify, then such other Party’s consent to such assignment or transaction shall be deemed provided). If such other Party notifies such assigning Party that such other Party is electing to withhold consent, then such assigning Party shall be prohibited from consummating the proposed transaction.
(4)    In connection with any assignment allowed under this Section 14.4, the Parties shall use their commercially reasonable efforts to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform such assignment or transaction so as to maintain the economic and other benefits of the parties thereto, including the assignment of contracts and Governmental Approvals (or application in respect of Governmental Approvals) in respect of any applicable Facility.
(5)    From time to time, either Party may, in its reasonable judgement, request an amendment to Schedule 14.4(a) or Schedule 14.4(b) to reflect that any Person thereon has become a “Competitor of Seller” or has ceased to be a “Competitor of Seller”. If the other Party, in its reasonable discretion and upon receipt of sufficient evidence thereof, consents, the Parties will effect such amendment promptly.
Section 14.5    Dispute Resolution; Service of Process.
(1)    Except as provided in Section 13.5 and Section 13.7, in the event a dispute, controversy or claim arises hereunder, including any claim whether in contract, tort (including negligence), strict product liability or otherwise, the aggrieved Party will promptly provide written notification of the dispute to the other Party within ten (10) days after such dispute arises. Thereafter, a meeting shall be held promptly between the Parties, attended by representatives of the Parties with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. If the Parties are not successful in resolving a dispute within twenty-one (21) days of such meeting, then, subject to the limitations on remedies set forth in Section 4.10(2), Section 5.6, Section 5.7(6), Section 12.3 and Section 12.4 and ARTICLE XIII, either Party may pursue whatever rights it has available under this Agreement, at law or in equity in accordance with Section 14.6 herein.
(2)    In the event of any dispute arising out of or relating to this Agreement, each Party hereby consents to service of process made to the addressees set forth in Section 14.3 herein either by overnight delivery by a nationally recognized courier or by certified first class mail, return receipt requested, and hereby acknowledges that service by such means shall constitute valid and lawful service of process against the Party being served.
Section 14.6    Governing Law, Jurisdiction, Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW OR OTHER

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PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO ANY SUCH DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
Section 14.7    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, portable document format or other electronic means (including, without limitation, services such as DocuSign) will be considered original signatures.
Section 14.8    Interpretation. The article, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 14.9    Entire Agreement. The Transaction Documents and the exhibits, schedules, documents, certificates and instruments referred to therein, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. Each Party acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance (except those in this Agreement, any Transaction Document or any other agreement entered into on the date of this Agreement between the Parties) made by or on behalf of any other Party at any time before the signature of this Agreement. Each Party waives all rights and remedies which, but for the preceding sentence, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.
Section 14.10    Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
Section 14.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic

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or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
Section 14.12    Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.
Section 14.13    Independent Contractor; Subcontracting. Seller shall perform the Installation Services and the Facility Services and act at all times as an independent contractor, and Seller shall be solely responsible for the means, methods, techniques, sequences, and procedures employed for execution and completion of the Installation Services and the Facility Services. Nothing in this Agreement shall be interpreted or applied so as to make the relationship of any of the Parties that of partners, joint ventures or anything other than the relationship of customer and independent contractor. Notwithstanding anything to the contrary herein, including Seller’s obligation to perform on behalf of Buyer certain of Buyer’s obligations under ESAs and Site Licenses, neither Seller nor any of its employees, agents, subcontractors or representatives shall be considered an employee, agent, subcontractor or representative of, nor under the control of, Buyer under this Agreement. Seller shall at all times maintain supervision, direction and control over its employees, agents, subcontractors and representatives as is consistent with and necessary to preserve its independent contractor status, and Seller shall be responsible to Buyer for the acts and omissions of each such employee, agent, subcontractor and representative.
Section 14.14    Service Providers.
(1)    Subject to the other requirements in this Agreement concerning Seller’s subcontractors, agents and other representatives, Seller may contract with one or more unrelated third parties, who are reputable, appropriately qualified (including having an established record of successful performance in their trades), licensed, and financially responsible, to perform Installation Services and/or Facility Services throughout the Term (each, a “Service Provider”); provided, that (i) Seller shall be responsible for each Service Provider’s performance of any Installation Service and/or Facility Service as if it had been performed by Seller, (ii) contracting with a Service Provider shall not relieve Seller of any liability, obligation, or responsibility pursuant to this Agreement, and (iii) to the extent that any ESA Customer has rights or privileges pursuant to its applicable ESA to be notified of, review or consent (or withhold its consent) to the retention of any Service Provider, such Service Provider shall not be contracted with, retained or otherwise perform any Installation Services or Facility Services hereunder unless in accordance with such ESA Customer’s rights, to Buyer’s reasonable satisfaction.
(2)    All Service Providers shall obtain and maintain such insurance coverages (i) having such terms as set forth in Annex B as are applicable to part of the Installation Services or Facility Services, as the case may be, that such Service Providers are performing, (ii) in accordance with Prudent Electrical Practices and (iii) in accordance with any requirements in any applicable ESA or Site License.

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(3)    No Service Provider is intended to be or will be deemed a third-party beneficiary of this Agreement. Nothing contained herein shall create any contractual relationship between any Service Provider and Buyer or obligate Buyer to pay or cause the payment of any amounts to any Service Provider, including any payment due to any third party. None of Seller’s employees, Service Providers or any such Service Provider’s employees will be or will be considered to be employees of Buyer. Seller shall be fully responsible to Buyer for the acts and omissions of each such employee or Service Provider. To the extent that any ESA Customer has the right to request removal of any Seller or Service Provider personnel under an ESA or Site License, Seller shall cooperate with Buyer in complying with the terms and conditions of such ESA or Site License including by, upon written notification by Buyer that the performance, conduct or behavior of any Person employed by Seller or one of its Service Providers is unacceptable to the applicable ESA Customer, promptly stopping such Person from performing any obligations hereunder and/or removing such Person from the applicable Site. Additionally, Buyer may bring to Seller’s attention any concerns regarding the performance, conduct or behavior of any Person employed by Seller or one of its Service Providers, which concerns Seller shall consider in good faith and thereafter take such action as Seller deems appropriate under the circumstances. Seller shall be fully responsible for the payment of all wages, salaries, benefits and other compensation to its employees and for payment of any Taxes due because of the Installation Services or Facility Services.
(4)    Seller shall not be permitted to subcontract or otherwise delegate its duties or obligations hereunder except to Service Providers pursuant to this Section 14.14.
Section 14.15    Rights to Deliverables. Buyer agrees that Seller shall, except as expressly set forth herein, retain all rights, title and interest, including Intellectual Property rights, in any Training Materials provided to Buyer in connection with the services performed hereunder; provided, for the avoidance of doubt, that the Intellectual Property licenses granted to Buyer under this Agreement shall include corresponding license rights in the Intellectual Property rights contained within such Training Materials. “Training Materials” means any and all materials, documentation, notebooks, forms, diagrams, manuals and other written materials and tangible objects, describing how to operate and maintain the Facilities, including any corrections, improvements and enhancements which are delivered by Seller to Buyer, but excluding any Documentation or other data and reports delivered to Buyer in respect of any Facilities. Subject to Article X, Buyer shall have the right to make copies of all Training Materials.
Section 14.16    Limitation on Export. Buyer agrees that it will not export, re-export, resell, ship or divert directly or indirectly any Facility or any part thereof in any form or technical data or Software furnished hereunder to any country prohibited by the United States Government or any other Governmental Authority, or for which an export license or other Governmental Approval is required, without first obtaining such license or approval.
Section 14.17    Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.

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Section 14.18    No Rights in Third Parties. Except as otherwise specified herein, (a) nothing in this Agreement nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party, (b) no Person that is not a Party shall have any rights or interest, direct or indirect, in this Agreement or the services to be provided hereunder and (c) this Agreement is intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to this Agreement or the services to be provided hereunder (except that Buyer Indemnitees and Seller Indemnitees are made express third party beneficiaries with respect to applicable indemnities hereunder).
Section 14.19    Non-Recourse. No Representative or Affiliate of either of the Parties, nor any of their officers, directors, employees, agents, consultants, owners, shareholders, members or partners, shall have any personal liability to any Party under this Agreement or the other Transaction Documents as a result of the terms of this Agreement or the other Transaction Documents; provided, that this Section 14.19 shall not limit any claims by Seller against Buyer Parent pursuant to the MIPA, by Buyer (on behalf of Buyer Parent) against Seller pursuant to the MIPA or by Buyer against any ESA Customer pursuant to the ESAs or Site Licenses; provided, further, that Seller and Buyer shall not be considered to be or have been Affiliates of one another for purposes of this Section 14.19. Seller shall not initiate or pursue any claims, including in the nature of indemnity, against any ESA Customer pursuant to the terms of any ESA.
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IN WITNESS WHEREOF, Buyer and Seller have caused this Purchase, Use and Maintenance Agreement to be signed by their respective duly authorized officers as of the Agreement Date.

BUYER:	SELLER:
2018 ESA PROJECT COMPANY, LLC a Delaware limited liability company	BLOOM ENERGY CORPORATION a Delaware corporation

By: ____________________________	By: ____________________________
Name:	Name:
Title:	Title:

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